                                                                         PROXY
                                                                     STATEMENT

                                                                          1994
                                                                  CONSOLIDATED
                                                                     FINANCIAL
                                                                    STATEMENTS




NOTICE OF ANNUAL MEETING



To The Shareowners Of Pacific Telesis Group:

The 1995 Annual Meeting of Shareowners of Pacific Telesis Group will be held at the Masonic Auditorium, 1111 California Street, San Francisco, California, on Wednesday, May 3, 1995 at 10:00 a.m., for the following purposes:

1. To elect the four directors constituting Class II of the Corporation's Board of Directors to serve a three-year term.

2. To ratify the appointment of Coopers & Lybrand L.L.P. as the Corporation's independent auditors for the year 1995.

3. To approve the amendment and restatement of the Corporation's Senior Management Long Term Incentive Plan and Short Term Incentive Plan, and the amendment of the Corporation's 1994 Stock Incentive Plan.

4. To act upon other matters that properly come before the meeting or any adjournment thereof, such as voting on the shareowner proposals which begin on page 36 of the proxy statement. (The directors oppose these proposals.)

Shareowners of record at the close of business on March 4, 1995 will be entitled to vote at the meeting or any adjournment of the meeting.


March 14, 1995                                               Richard W. Odgers
                                                             Secretary






                                       PACIFIC*TELESIS
                                       Group

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Proxy Statement

    Voting of Shares...................................................      1

    Board of Directors.................................................      2

    Election of Directors
         (Item A on Proxy Card)........................................      3

    Director Compensation and Related Transactions.....................      7

    Stock Ownership....................................................      9

    Report of the Compensation and Personnel Committee.................     10

    Compensation and Personnel Committee Interlocks
         and Insider Participation.....................................     13

    Executive Compensation.............................................     13

    Ratification of Appointment of Auditors
         (Item B on Proxy Card)........................................     23

    Directors' Proposals to:

         Amend and Restate the Corporation's Senior Management
         Long Term Incentive Plan (Item C on Proxy Card)...............     24

         Amend and Restate the Corporation's Short Term Incentive
         Plan (Item D on Proxy Card)...................................     27

         Amend the Corporation's 1994 Stock Incentive Plan
         (Item E on Proxy Card)........................................     30

    Shareowners' Proposals to:

         Eliminate Pensions for New Nonemployee
         Directors (Item F on Proxy Card)..............................     36

         Compensate Directors Solely in Stock
         (Item G on Proxy Card)........................................     36

    Other Matters to Come Before the Meeting...........................     38

    Solicitation of Proxies............................................     38

    Proposals for the 1996 Annual Meeting..............................     38

    Multiple Copies of Summary Annual Report to Shareowners............     39

                           TABLE OF CONTENTS Cont'd

                                                                          Page
                                                                          ----
Annual Financial Review

    Management's Discussion and Analysis........................          F-1

    Selected Financial and Operating Data.......................          F-30

    Report of Management........................................          F-32

    Report of Independent Accountants...........................          F-34

    Consolidated Financial Statements...........................          F-35

    Notes to Consolidated Financial Statements..................          F-42

    Stock Trading Activity and Dividends Paid...................          F-71

Pacific Telesis Group
130 Kearny Street
San Francisco, California 94l08

                                PROXY STATEMENT

This proxy statement and the accompanying proxy card are being mailed beginning March 14, 1995 to shareowners of Pacific Telesis Group (the "Corporation") in connection with the solicitation of proxies by the Board of Directors (the "Board") for the Annual Meeting of Shareowners ("Annual Meeting") to be held on May 3, 1995.

Proxies are solicited to give all shareowners of record on March 4, 1995 an opportunity to vote on matters scheduled for the meeting and described in the proxy materials. Shares can only be voted if the shareowner is present in person or is represented by proxy. Any person giving a proxy may revoke it at any time before the meeting by sending in a written revocation or a proxy bearing a later date. Shareowners may also revoke their proxies by attending the meeting in person and casting a ballot. If proxy cards are signed and returned without specifying choices, the shares represented by the proxy card will be voted as recommended by the Board.

The Corporation has adopted a policy that provides all shareowners (with some modifications in policy for shareowners who are employee benefit plan participants) the option to request that any proxy, ballot or voting instruction be kept confidential, except as required by law or in the event of a contested proxy solicitation, or to the extent confidentiality is expressly waived in writing by the shareowner. The policy also provides for the tabulation of the vote by employees of the Corporation's transfer agent or by some other independent third party and for the certification of the vote by an independent inspector of election. The Corporation may, however, be informed if a particular shareowner has voted and may receive periodic status reports on the aggregate vote. If you desire to keep your vote confidential, please mark the designated box on your proxy card. Your written comments on proxies or ballots may also be made available to the Corporation, but your name and address will not be disclosed if you request confidentiality.

VOTING OF SHARES

Your vote is important. We urge you to return your marked proxy card promptly. The holders of a majority of the shares of common stock issued and outstanding and entitled to vote, whether present in person or represented by proxy, constitutes a quorum. Abstentions will be counted towards the tabulation of votes cast on matters presented to the shareowners and will have the same effect as negative votes. Broker nonvotes occur when nominee recordholders do not vote on specific issues because they did not receive specific instructions on such matters from the beneficial owners of such shares. Broker nonvotes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

An affirmative vote of the holders of a plurality of the votes cast at the meeting is required for the election of directors. An affirmative vote of the holders of a majority of the shares present or represented at the meeting is required for the approval of each of the other matters to be voted upon. Highlights of the meeting will be included in the Second Quarter Report to Shareowners which will be mailed in July.

If a shareowner is a participant in the Pacific Telesis Group Shareowner Dividend Reinvestment and Stock Purchase Plan, the proxy card represents the number of full shares in the dividend reinvestment plan account on the record date as well as shares registered in the participant's name. If a shareowner is a participant in the Pacific Telesis Group Supplemental Retirement and Savings Plan for Salaried Employees, the Pacific Telesis Group Supplemental Retirement and Savings Plan for Nonsalaried Employees (collectively, the "Savings Plans"), the Pacific Telesis Group Leveraged Employee Stock Ownership Plan (the "LESOP"), or the Pacific Telesis Group Employee Stock Ownership Plan (the "ESOP"), the proxy card will also serve as a voting instruction for the trustees of those plans where all accounts are registered in the same name. Shares in the ESOP cannot be voted unless the card is signed and returned. If cards representing shares held in the Savings Plans and LESOP are not returned, those shares will be voted by the trustees in the same proportion as the shares for which signed cards are returned by other participants.

Shareowners  of record  at the  close of  business on  March 4,  1995 will  be entitled to vote at the meeting or any adjournment of the meeting. On March 4, 1995, there were 424,065,165 shares of common stock ("Common Stock") outstanding, each share being entitled to one vote.

The Corporation does not know of any shareowner who beneficially owns more than five percent of the outstanding Common Stock.


BOARD OF DIRECTORS

Regular meetings of the Board of Directors are held ten times a year and special meetings are scheduled when required. The Board held 12 meetings in 1994. No director attended fewer than 75 percent of the total aggregate number of board and committee meetings on which he or she served, except for Mr. Platt who, as a first-term director, had certain conflicting commitments previously known to the Board. Directors meet their responsibilities not only by attending board and committee meetings, but also through communication with the Chairman of the Board and other members of management on matters affecting the Corporation.

The Board has established a number of standing committees. Standing Board Committees include the Audit, Compensation and Personnel ("C&P"), Nominating, Corporate Public Policy, Executive, Finance, and Pension and Savings Plans Committees. All committees, except the Executive Committee, have nonemployee directors as chairpersons.

The Audit Committee, which consisted of five nonemployee directors in 1994, meets with management to consider the adequacy of the internal controls of the Corporation and the objectivity of its financial reporting. This Committee also meets about these issues with the independent auditors, with financial personnel of the Corporation and with internal auditors. The Audit Committee recommends to the Board the appointment of the independent auditors, which appointment may be ratified by the shareowners at the Annual Meeting. Both the internal auditors and the independent auditors periodically meet alone with the Audit Committee and always have unrestricted access to the Committee. The Audit Committee met five times in 1994.

The C&P Committee had four members during 1994, all of whom were nonemployee directors. Other than the Chairman of the Board, whose compensation is approved by the full Board, the C&P Committee approves the compensation of officers within the authority delegated by the Board, administers all executive benefit plans and provides oversight with respect to employee benefit plans. The C&P Committee met eight times in 1994.

The Nominating Committee advises and makes recommendations to the Board on matters concerning the selection of candidates as nominees for election as directors. In recommending Board candidates, this Committee seeks individuals of proven judgment and competence who are outstanding in their chosen fields. It also considers factors such as education, geographic location, anticipated participation in Board activities and special talents or personal attributes. In 1994, five nonemployee directors were members of the Nominating Committee. Shareowners who wish to suggest qualified candidates to the Nominating Committee should write to Richard W. Odgers, Secretary of the Corporation, at 130 Kearny Street, Suite 3713, San Francisco, California 94108, stating in detail the candidate's qualifications for consideration by the Committee. The Nominating Committee met three times in 1994.

If a shareowner wishes to nominate a director other than a director nominated by the Nominating Committee for that year, he or she must comply with certain procedures set out in the Corporation's By-Laws. (See page 38, "Other Matters to Come Before the Meeting.")

Directors will hold office until the end of their terms and until their successors have been elected and qualified or until the retirement date specified by the Board, whichever date shall first occur. Directors who are also employees (other than retired Chief Executive Officers) will retire from the Board when they retire from the Corporation. It is the Corporation's policy that directors will retire not later than the end of the calendar year in which they reach 70 years of age.


ELECTION OF DIRECTORS (ITEM  A ON PROXY  CARD  -   DIRECTORS RECOMMEND A  VOTE
"FOR")

The Corporation's Articles of Incorporation divide the Board into three approximately equal classes of directors serving staggered three-year terms, with one class of directors to be elected at each Annual Meeting. The four nominees in Class II, as described below, are nominated for election at this year's Annual Meeting.

The proxy holders named on the proxy card, unless otherwise instructed on proxy cards that have been signed and returned, will vote for the election of the four nominees listed below. These nominees have been selected by the Board on the recommendation of the Nominating Committee. If you do not wish your shares to be voted for particular nominees, please identify the exceptions on the proxy card.

If one or more of the nominees should become unavailable to serve at the time of the meeting, the shares represented by proxy will be voted for the remaining nominees and for any substitute nominees designated by the Nominating Committee. If there are no substitute nominees, the size of the Board will be reduced. Except as noted below, the Nominating Committee knows of no reason why any of the nominees will be unavailable or unable to serve.

The following is a brief description of the principal occupation for at least the past five years, other major affiliations and the age of each director.

CLASS II - NOMINEES FOR ELECTION TO TERMS EXPIRING IN 1998:

WILLIAM  P. CLARK,  63,  Interim  Chairman  of  the  Board,  Morrison  Knudsen
(construction)  since February  1995.   Chief Executive  Officer of  the Clark
Companies (family-held corporations) since 1958.

Mr. Clark is a lawyer, rancher, retired California Supreme Court Justice and former Secretary of the United States Department of Interior. He is a director of Dulles Access Rapid Transit, Lawter International Inc. and Morrison Knudsen. Mr. Clark has been a director of the Corporation since 1985 and is Chairman of the Pension and Savings Plans Committee; member of the Corporate Public Policy and Nominating Committees.


IVAN J. HOUSTON, 69, Chairman of the Board, Golden State Mutual Life Insurance Company since 1980.

Mr. Houston was Chief Executive Officer of Golden State Mutual Life Insurance Company from 1970 through 1990. He is President and a director of the Golden State Minority Foundation. Mr. Houston is a director of First Interstate Bank of California, David Freeman Hospitals, Inc. and Golden State Mutual Life Insurance Company. He has been a director of the Corporation since 1983 and is Chairman of the Audit Committee; member of the Corporate Public Policy and Nominating Committees. Mr. Houston will retire from the Board in December 1995.


MARY S. METZ, 57, Dean of University Extension, University of California at Berkeley since 1991.

Dr. Metz is President Emerita of Mills College. She is a trustee of the American Conservatory Theater. Dr. Metz is a director of the
Cowell Foundation, Longs Drugs Stores Corporation, Pacific Gas and Electric Company and Union Bank. She has been a director of the Corporation since 1986; member of the Audit, Finance, and Pension and Savings Plans Committees.


RICHARD M. ROSENBERG, 64, Chairman of the Board, Chief Executive Officer and President of the BankAmerica Corporation (banking) since 1990.

Mr. Rosenberg is a trustee of the University of Southern California and the California Institute of Technology. He is a director of Airborne Express Corporation, BankAmerica Corporation, Northrop Corporation and Potlatch Corporation. Mr. Rosenberg has been a director of the Corporation since 1994; member of the Executive, Finance and Pension and Savings Plans Committees.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH NOMINEE IN CLASS II ABOVE.

CLASS III - TERM EXPIRES AT 1996 ANNUAL MEETING OF SHAREOWNERS:


DONALD E. GUINN, 62, Chairman Emeritus, Pacific Telesis Group since 1988.

Mr. Guinn served as Chairman of the Board and Chief Executive Officer of the Corporation from 1987 through 1988; Chairman of the Board, President and Chief Executive Officer from 1985 through 1987 and Chairman of the Board from 1984 through 1988. He is Chairman Emeritus of Pacific Bell and served as Chairman of the Board from 1984 through 1988. Mr. Guinn is a director of BankAmerica Corporation, Brunswick Corporation, The Dial Corp and Pacific Mutual Life Insurance Company. Mr. Guinn has been a director of the Corporation since 1983; member of the C&P, Executive, Finance and Nominating Committees.


FRANK C. HERRINGER, 52, President and Chief Executive Officer, Transamerica Corporation ("Transamerica") (insurance and financial services company) since 1991, President since 1986.

Mr. Herringer  is a director of  Transamerica and Unocal Corporation.   He has
been a director of the Corporation since 1994 and is Chairman of the Finance Committee; member of the C&P and Executive Committees.


LEWIS  E. PLATT,  53, Chairman  of the  Board, President  and  Chief Executive
Officer,   Hewlett-Packard  Company   ("H-P")   (manufacturer  of   electronic
equipment) since 1993, President and Chief Executive Officer since 1992.

Mr. Platt was an Executive Vice President of H-P from 1987 through 1992. He is a director of H-P and Molex Inc. He has been a director of the Corporation since 1994; member of the C&P and Nominating Committees.

CLASS I -  TERM EXPIRES AT 1997 ANNUAL MEETING OF SHAREOWNERS:

HERMAN E. GALLEGOS, 64, U.S. Public Delegate to the 49th United Nations General Assembly since 1994.

Mr. Gallegos  was a director  of Gallegos Institutional  Investors Corporation
(investment brokerage firm) from 1990 through 1994. He is a director of Transmetrics, Inc. and Union Bank. Mr. Gallegos has been a director of the Corporation since 1983 and is Chairman of the Corporate Public Policy Committee; member of the Audit and Pension and Savings Plans Committees.


PHILIP J. QUIGLEY, 52, Chairman of the Board and Chief Executive Officer, Pacific Telesis Group since April 1994.

Mr. Quigley served as Group President of the Corporation from 1988 through March 1994 and President and Chief Executive Officer of Pacific Bell from 1987 through March 1994. He is a director of Varian Associates, Wells Fargo & Co. and Wells Fargo Bank, N.A. He has been a director of the Corporation since
1988  and  is Chairman  of  the  Executive Committee;  member  of the  Finance
Committee.


TONI REMBE, 58, Partner, Pillsbury Madison & Sutro (law firm) since 1971.

Ms. Rembe is a trustee of the American Conservatory Theater, President of the Van Loben Sels Foundation and a member of the Board of Governors of the
Commonwealth Club of California. She is a director of American President Companies, Ltd., Potlatch Corporation and Transamerica. Ms. Rembe has been a director of the Corporation since 1991 and is Chairwoman of the Nominating Committee; member of the Audit and Corporate Public Policy Committees.


S.  DONLEY RITCHEY, 61,  Managing Partner, Alpine  Partners (family investment
partnership).   Retired  Chairman of  the Board  and Chief  Executive Officer,
Lucky Stores, Inc.

Mr. Ritchey is a trustee of the Rosenberg Foundation. He is a director of De La Salle Institute, Hughes Markets, Inc., McClatchy Newspapers, Inc. and Spreckels Industries, Inc. Mr. Ritchey has been a director of the Corporation since 1984 and is Chairman of the C&P Committee; member of the Audit, Executive and Finance Committees.

DIRECTOR COMPENSATION AND RELATED TRANSACTIONS

For service on the Board of Directors during 1994, directors who are not employees received an annual retainer of $25,000, a fee of $1,200 for each board meeting attended and $600 for participating in board teleconferences, a fee of $1,000 for each committee meeting attended and $500 for participation in committee teleconferences. Chairmen of the Audit, C&P and Finance Committees each received an additional retainer of $5,000. Other nonemployee directors who chair committees received additional annual retainers of $4,000. Nonemployee directors may elect to defer the receipt of all or a part of their fees and retainers. These deferred amounts earn interest, compounded annually, at a rate determined by the Board. The rate for 1994 was equal to 10 percent. A trust has been established and assets have been contributed by the Corporation, consisting primarily of cash and other investments from which benefits consisting of the deferrals and earnings on such deferrals described above may be paid. Directors who are also employees of the Corporation receive no additional remuneration for serving as directors or as members of committees of the Board. Directors are entitled to reimbursement for out-of-pocket expenses in connection with attendance at board and committee meetings.

Nonemployee directors are reimbursed for certain telecommunications services and equipment. The average cost per nonemployee director for telecommunications services and equipment provided during 1994 was $3,849. Employee directors receive similar services and equipment as part of their compensation as officers.

The Corporation also provided nonemployee directors a travel accident insurance policy while on Corporation business at an aggregate cost of $270 in 1994 and a personal umbrella liability insurance policy at an aggregate cost of $663 in 1994.

Under the Nonemployee Director Stock Option Plan, on January 26, 1990, each incumbent nonemployee director received non-statutory stock options ("NSOs") to purchase 2,000 shares of Common Stock, which vested 50 percent in each of 1991 and 1992. Each incumbent nonemployee director was granted 2,000 additional NSOs on the date of the Corporation's 1992 Annual Meeting,
50 percent of which vested in each of 1993 and 1994. The exercise price of all options granted under the plan originally was the fair market value of the Common Stock on the date of grant. To reflect the spin-off of AirTouch Communications, Inc. ("AirTouch") on April 1, 1994, the exercise price of all outstanding options was adjusted and each outstanding option to purchase one share of the Corporation's Common Stock was supplemented with an option to purchase one share of AirTouch common stock. The spread between the exercise price of the option and the market value of Common Stock that existed before the spin-off was allocated between the Corporation option and the new AirTouch option in the same ratio as the ratio between the market value of the Corporation's Common Stock and the market value of AirTouch common stock prior to the spin-off. Therefore, the intrinsic value of the sum of both resulting options (the Corporation and AirTouch) remained the same. Options expire if not exercised within ten years and earlier under certain circumstances. The Nonemployee Director Stock Option Plan was terminated by the Board effective December 31, 1993. Outstanding options will continue in effect under the terms of the grant, except for the exercise price adjustment described above.

Under the 1994 Stock Incentive Plan (the "Stock Plan"), which was approved by the shareowners of the Corporation at the 1994 Annual Meeting, incumbent nonemployee directors received a grant of 2,000 NSOs on April 29, 1994, and will continue to receive an annual grant of 2,000 NSOs, subject to anti-dilution adjustments, at the conclusion of each subsequent regular Annual Meeting so long as they continue to serve on the Board. The exercise price for this annual stock option grant is equal to the fair market value of Common Stock on the date of grant. The NSOs become exercisable one year after the grant, or earlier, in the event of the director's death or total and permanent disability or in the event of a change in control of the Corporation. The NSOs expire the earlier of (1) ten years after the date of grant,
(2) 36 months after the termination of the director's service due to disability or due to retirement after serving at least three years,
(3) 12 months after the director's death, and (4) three months after the termination of the director's service for any other reason. The Board has approved an amendment to the Stock Plan that would change the above 36-month period for termination due to retirement to a 60-month period, subject to shareowner approval, for options granted in 1994 and for future option grants to nonemployee directors under the Stock Plan. (See Item E on page 30.)

The Stock Plan also provides for three annual grants of 400 shares of Common Stock, subject to anti-dilution adjustments, to nonemployee directors appointed on or after January 1, 1994. The first such grant occurred on the conclusion of the 1994 Annual Meeting. For nonemployee directors appointed after the 1994 Annual Meeting, the first grant occurred or will occur upon such director's first appointment or election to the Board. The second and third such grants will occur at the conclusion of the Annual Meeting of the shareowners of the Corporation in each of the two calendar years next following the calendar year of the first such grant. Incumbent nonemployee directors appointed on or after February 1, 1991, but before January 1, 1994, received one grant of 400 shares of Common Stock on the conclusion of the 1994 Annual Meeting. All shares granted to nonemployee directors under the Stock Plan are 100 percent vested on the date of grant.

Finally, the Corporation's Board may implement provisions of the Stock Plan that permit a nonemployee director to elect to receive all or a portion of his or her annual retainer and meeting fees in the form of NSOs or stock units to be issued under the Stock Plan, provided the election is made at least six months before such fees are payable.

Nonemployee directors serving as of the date of the 1990 reduction in directors' mandatory retirement age will receive at retirement, a one-time payment equal to $20,000 (which was the amount of the 1990 annual retainer).

Upon  the  latest  to  occur  of  (1) retirement,  (2)  attaining  age  65  or
(3) disability, nonemployee directors who have served for at least three years receive pensions for life equal to a percentage of the annual retainer in effect at the time of retirement. This percentage is equal to 15 percent multiplied by the director's years of service (not to exceed 100 percent).

In 1994, the Corporation and its subsidiaries obtained legal services from the law firm of Pillsbury Madison & Sutro, of which Ms. Rembe is a member, on terms which the Corporation believes were as favorable as would have been obtained from unaffiliated parties.

Members of Messrs. Gallegos' and Quigley's immediate families were employed by Pacific Bell, a subsidiary of the Corporation, and were paid a total of $158,849 in 1994. Amounts paid to these employees are comparable to compensation paid to other employees performing similar job functions.

STOCK OWNERSHIP

The following table sets forth the beneficial ownership of Common Stock as of February 28, 1995 by the directors, the Corporation's Chairman of the Board, President and Chief Executive Officer, former Chairman of the Board and Chief Executive Officer and four other most highly paid executive officers (the "Named Executive Officers") and all directors and executive officers as a group (including shares acquired under the Pacific Telesis Group Supplemental Retirement and Savings Plan for Salaried Employees as of November 30, 1994), and their exercisable options. The total number of shares of Common Stock beneficially owned by the group is less than one percent of the class outstanding.
                                  Amount and Nature of       Exercisable
Name of Beneficial Owner          Beneficial Ownership         Options*
- ----------------------------------------------------------------------------
W. P. Clark                                2,883 (1)              6,000
D. W. Dorman                                   0                 50,000
M. J. Fitzpatrick                             75                 50,000
H. E. Gallegos                             2,406                  6,000
S. Ginn                                   23,760 (1)                  0
D. E. Guinn                               40,820 (1)              6,000
F. C. Herringer                            2,404 (2)              2,000
I. J. Houston                              2,553 (1)              6,000
M. S. Metz                                 2,269 (1)              6,000
J. R. Moberg                                 684                 35,000
R. W. Odgers                               1,885                 35,000
L. E. Platt                                  400                  2,000
P. J. Quigley                              7,042 (1)            162,000
T. Rembe                                   2,106                  5,000
S. D. Ritchey                              3,336 (1)              6,000
R. M. Rosenberg                            1,400                      0
All directors and executive officers
as a group (17 persons)                   95,723 (3)            432,000
- ----------------------------------------------------------------------------
(1) Includes the following shares of the Corporation's Common Stock in which the named persons share voting and investment power: Mr. Clark, 600 shares; Mr. Ginn, 2,580 shares; Mr. Guinn, 40,320 shares; Mr. Houston, 1,575 shares; Dr. Metz, 348 shares; Mr. Quigley, 3,520 shares and Mr. Ritchey, 3,336 shares.

(2) Includes four shares beneficially owned by spouse, for which beneficial ownership is disclaimed.

(3) Includes 560 shares beneficially owned by a spouse and acquired under the Pacific Telesis Group Supplemental Retirement and Savings Plan for Salaried Employees and the Pacific Telesis Group Employee Stock Ownership Plan for which beneficial ownership is disclaimed. See Notes (1) and (2) above.

* Includes options which are exercisable within 60 days after February 28, 1995.

REPORT OF THE COMPENSATION AND PERSONNEL COMMITTEE

The Board of Directors has established the following ongoing principles and objectives for the Corporation's executive compensation program.

     o Provide compensation opportunities that will help attract, motivate and retain highly qualified managers and executives.

     o  Link  executives'  total  compensation   to  company  performance  and
        individual job performance.

     o  Provide   an  appropriate   balance  between  incentives   focused  on
        achievement of annual business plans and longer term incentives linked to increases in shareowner value.

The Corporation's executive compensation programs are approved and administered by the C&P Committee. The programs are designed to provide competitive compensation opportunities for all corporate officers and managers.

The Corporation retains the services of an outside executive compensation consulting firm to advise the C&P Committee on executive compensation matters. The consultant reviews the appropriateness of the design of the Corporation's various plans in meeting the objectives set forth above.

In addition, the consultant provides the C&P Committee with aggregate data on compensation paid to executives in comparable positions in other companies that are representative of the labor markets in which the Corporation competes for executive talent. These are companies that are comparable in complexity to the Corporation and are of similar size which, in 1994, was approximately $10 billion in revenues. The Corporation sets total compensation targets for good performance, including salary, Short Term Incentive Plan ("STIP"), Senior Management Long Term Incentive Plan ("LTIP") and stock options, in the middle of the range of rates paid by these companies.

Competitive data is derived from survey data bases maintained by various consulting firms. These data bases may, but do not necessarily, include data from the firms used in the peer group performance comparison shown at the end of this section. The C&P Committee periodically reviews this competitive data to ensure the Corporation's pay levels are in line with its competitive targets.

Cash compensation of the Corporation's executive officers is highly related to company performance. In 1994, the Corporation's STIP provided annual cash awards contingent upon the degree to which the Corporation met or exceeded an annual net income goal determined during the annual financial planning process and approved by the C&P Committee. These criteria were used in determining awards for substantially all other employees as well. Depending upon performance, actual awards ranged from 0 to 150 percent of the annual target award amount approved by the C&P Committee. In addition, the C&P Committee could have granted from time to time special awards to recognize outstanding contributions. The Corporation has adopted an amended and restated STIP effective January 1, 1995, which includes provisions that permit the C&P

Committee to adjust awards based on additional performance criteria, including individual merit, and which are designed to ensure that compensation paid to the Named Executive Officers under the STIP will be exempt from the limits on deductible compensation imposed under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). (See Item D on page 27.)

The Corporation's LTIP provides awards contingent upon the achievement of performance objectives over a three-year period that correlate strongly to shareowner returns. Awards are denominated in shares of Common Stock and dividend equivalents are paid during the performance period. At the end of the period, awards are paid either in shares of Common Stock or in cash valued at the average price of the Common Stock for a ten-day period in January.

The measures of performance under the LTIP for performance periods that commenced before 1995 are:

     o Cash Flow Return on Investment in the third year of the performance period.

     o  Cumulative Net Cash Flow over the three-year period.

     o Total Investor Return relative to the Total Investor Return of four comparator groups. These comparator groups are the Regional Holding Companies ("RHCs"), Independent Telecommunications Companies, California Utilities and the Standard & Poor's 500 Index ("S&P 500 Index").

The performance targets have been set by the C&P Committee in consideration of the performance levels projected in the Corporation's business plan and the levels of return required to meet investor return expectations. Investor return expectations are based on an analysis of stock market data by an independent third party. The Corporation has adopted an amended and restated LTIP effective January 1, 1995, which includes provisions that permit the C&P Committee to adjust awards based on additional performance criteria, including individual merit, and which are designed to ensure that compensation paid to the Named Executive Officers under the LTIP will be exempt from the limits on deductible compensation imposed under Code Section 162(m). (See Item C on page 24.)

Compensation of the Chairman of the Board, President and Chief Executive Officer ("CEO") is administered by the C&P Committee with concurrence of the Board of Directors. The Corporation has adopted a philosophy of tying a large fraction of the CEO's total compensation to performance. On April 1, 1994, Mr. Ginn, then Chairman of the Board and CEO, left the Corporation and joined AirTouch. On April 1, 1994, Mr. Quigley was named Chairman of the Board, President and CEO of the Corporation and Chairman of the Board of Pacific Bell. Mr. Quigley's compensation package (including salary, STIP, LTIP and stock options) was established by the Board of Directors at a level commensurate with the range of competitive rates for companies comparable in size to the Corporation, without its former wireless operations. Consistent with the Corporation's practice for other newly promoted executive and management employees, Mr. Quigley's total compensation was set at the low end of the competitive ranges. As warranted by future performance, it is expected that Mr. Quigley's compensation will increase at rates faster than general movement in the labor market until his target total compensation package is in the middle of the range of rates paid for comparable positions. As part of Mr. Quigley's compensation package, on April 1, 1994, he was granted 210,000 NSOs at an exercise price of $32.00, which vest 50 percent in each of 1995 and 1996.

Mr. Quigley's actual total compensation increased in 1994 as compared with 1993 primarily as a result of the increases granted to him in base salary and target incentive awards to reflect his new role as President and CEO. In addition, actual variable compensation increased as a result of the Corporation's strong performance in meeting financial targets for 1994 under the STIP, its strong performance in meeting financial targets for the 1992-1994 performance period under the LTIP and high level of Total Investor Return over the 1992-1994 performance period compared with its peer group companies.

The Stock Plan contains provisions intended to permit option grants under such plan to meet the performance-based exception from the provisions of Code Section 162(m) that would otherwise apply to limit tax deductions for certain compensation paid to executive officers. Based on currently proposed regulations implementing Code Section 162(m), the Corporation believes that grants currently outstanding under the Corporation's Stock Plan, 1984 Stock Option and Stock Appreciation Rights Plan, and LTIP for the 1992-1994 and 1993-1995 performance periods are exempt from these limits. The Corporation has amended its STIP and LTIP in consideration of Code Section 162(m) as described below in the directors' proposals to approve amendments to the STIP and LTIP (see Items C and D on pages 24 and 27). Payments of base salary and awards under the STIP do not exceed $1 million for any Named Executive Officer for 1994. The final regulations implementing Code Section 162(m) are expected later this year and the Committee will review the Corporation's STIP and LTIP and take further appropriate action at that time.



THE COMPENSATION AND PERSONNEL COMMITTEE


S. Donley Ritchey, Chairman                 Frank C. Herringer
Donald E. Guinn                             Lewis E. Platt

COMPENSATION AND PERSONNEL COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the C&P Committee during 1994 were: Donald E. Guinn, Frank C. Herringer, Lewis E. Platt and S. Donley Ritchey. No current officer of the Corporation serves on the C&P Committee and there were no "interlocks" as defined by the Securities and Exchange Commission (the "SEC") in 1994. Mr. Guinn is the former Chairman of the Board and CEO of the Corporation. Mr. Herringer is President and CEO of Transamerica. Mr. Platt is Chairman of the Board, President and CEO of H-P.

The Corporation is a party to certain agreements with subsidiaries of Transamerica whereby the Corporation or its subsidiaries have the option or the obligation to purchase under specified conditions the equity interests that the Transamerica subsidiaries have acquired in certain Chicago cable television properties, at a price sufficient to cover the costs Transamerica has incurred in connection with the acquisition. Two subsidiaries of Transamerica borrowed $60 million from banks to cover the acquisition costs, and the Corporation guaranteed the borrowings. Interest accruing on the loans, which will be added to the loan amounts, may accrue to a maximum of $136 million. The Transamerica subsidiaries will be paid a total of $400,000 per year for the option, plus certain transaction costs such as legal fees. The Transamerica subsidiaries were paid $411,974 in 1994 in connection with the transaction. Ms. Rembe is a director of Transamerica. Mr. Herringer is President, CEO and a director of Transamerica.

Transactions  between  the  Corporation  and  H-P  for  equipment  repair  and maintenance, training and support amounted to $9,662,000 in 1994. In September 1994, Pacific Telesis Video Services ("PTVS") a wholly-owned subsidiary of the Corporation, and H-P entered into an agreement to work together on an interactive video system to offer consumers video-on-demand services by the end of the year. H-P will provide large video servers as the central element of the PTVS system. This transaction is valued at approximately $10 million. PTVS paid H-P approximately $300,000 in 1994 and plans to spend $3 million in 1995. Mr. Platt is Chairman of the Board, President and CEO of H-P.


EXECUTIVE COMPENSATION

The following table discloses compensation received by the Named Executive Officers for the three fiscal years ended December 31, 1994.

                                                      SUMMARY COMPENSATION TABLE

                                                                             Long Term Compensation
                                                                            ------------------------
                                        Annual Compensation                   Awards       Payouts
                                     ------------------------               ------------------------
                                                                   (E)          (F)         (G)           (H)          (C+D+G)
        (A)                   (B)         (C)         (D)      Other Annual   Options       LTIP       All Other      Total Cash
    Name & Position           Year     Salary ($)   Bonus ($)   Comp ($)        (#)*     Payouts ($)   Comp ($)**     Comp ($)***
- ----------------------------------------------------------------------------------------------------------------------------------
P. J. Quigley                 1994     $541,458    $391,738      $77,546      210,000     $426,953        $74,925     $1,360,149
Chairman of the Board,        1993      458,417     291,200       46,499            0      320,432         50,101      1,070,049
President & CEO               1992      420,792     292,640       45,576       57,000      187,084         33,422        900,516
(Since 4/1/94)

S. L. Ginn                    1994      217,292     139,438        2,135            0            0        441,287        356,730
Former Chairman of the Board  1993      743,542     793,200       92,819            0      591,548        118,398      2,128,290
& CEO                         1992      709,167     581,000       85,769       90,000      337,885        101,612      1,628,052
(Resigned 4/1/94)

D. W. Dorman                  1994      206,250     602,500 (1)   14,033      100,000            0         22,500        808,750
President & CEO - Pacific Bell
(Engaged 7/1/94)

M. J. Fitzpatrick             1994      366,875     239,800 (2)   13,425       70,000            0         61,647        606,675
President & CEO -             1993      105,000      50,000            0       15,000            0              0        155,000
Pacific Telesis Enterprises
(Engaged 8/30/93)

J. R. Moberg                  1994      331,875     187,550       40,845       70,000      241,280         92,001        760,705
Executive Vice President,     1993      324,375     238,000       29,129            0      188,209         70,340        750,584
Human Resources               1992      309,125     168,740       28,090       25,000      110,833         53,267        588,698

R. W. Odgers                  1994      331,875     187,550       39,166       70,000      241,280         59,153        760,705
Executive Vice President,     1993      324,458     268,000       28,764            0      188,209         43,688        780,667
General Counsel,              1992      311,708     168,740       27,818       25,000      110,833         34,012        591,281
External Affairs & Secretary

- ---------------------------------------------------------------------------------------------------------------------------------



                                                                  14






(1)  In July 1994, the Corporation advanced $300,000 to Mr. Dorman at an interest rate of 5.63 percent per annum.
     In January 1995, the principal amount of the loan was forgiven in payment of a special compensation payment earned by Mr. Dorman in 1994.

(2)  Includes a special compensation payment of $50,000 which was earned by Mr. Fitzpatrick in 1994 and was paid in
     January 1995.

*    To reflect the spin-off of AirTouch on April 1, 1994, the exercise price of all outstanding options was adjusted and each outstanding option to purchase one share of the Corporation's Common Stock was supplemented with an option to purchase one share of AirTouch common stock.  The spread between the exercise price of the option and the market value of Common Stock that existed before the spin-off was allocated between the Corporation option and the new
     AirTouch option in the same ratio as the ratio between the market value of the Corporation's Common Stock and the market value of AirTouch common stock prior to the spin-off.  Therefore, the intrinsic value of the sum of both resulting options (the Corporation and AirTouch) remained the same.

**   Includes "above-market" interest on deferred compensation (1994 = $53,075, $119,849, $0, $1,347, $78,701 and
     $45,853, respectively) and company contributions under the Pacific Telesis Group Supplemental Retirement and Savings
     Plan for Salaried Employees, including a "make-up" match under the Executive Deferral Plan for amounts that were deferred and therefore not eligible for matching contributions under the Pacific Telesis Group Supplemental Retirement and Savings Plan for Salaried Employees (1994 = $21,850, $7,450, $0, $14,700, $13,300 and $13,300, respectively).
     Also includes executive relocation payments to Messrs. Dorman and Fitzpatrick (1994 = $22,500 and
     $45,600, respectively) and nonqualified pension payments totalling $313,988 to Mr. Ginn.

***  Includes Salary + Bonus + LTIP Payouts and does not include dividend equivalents which are included under Column E.


                                    OPTION GRANTS IN LAST FISCAL YEAR (1)
                                                                                            Potential Realizable Value At
                                                                                            Assumed Annual Rates of Stock
                                                                                               Price Appreciation for
                            Individual Grants                                                        Option Term
- ------------------------------------------------------------------------------  ----------------------------------------------
     (A)            (B)             (C)             (D)             (E)                     (F)                       (G)
                                 % of Total
                                    Options                                                 5% ($)**                10% ($)**
                    Options      Granted to     Exercise or                            Projected PTG            Projected PTG
                    Granted    Employees in      Base Price     Expiration              Price $52.12             Price $83.00
Name                   (#)*     Fiscal Year          ($/SH)        Date         ($50.09 Dorman Only)     ($79.76 Dorman Only)
- ------------------------------------------------------------------------------  ----------------------------------------------
P. J. Quigley        210,000        2.96%           $32.00       3/31/2004                $4,225,200              $10,710,000

D. W. Dorman         100,000        1.41             30.75       6/30/2004                 1,934,000                4,901,000

M. J. Fitzpatrick     70,000         .99             32.00       3/31/2004                 1,408,400                3,570,000

J. R. Moberg          70,000         .99             32.00       3/31/2004                 1,408,400                3,570,000

R. W. Odgers          70,000         .99             32.00       3/31/2004                 1,408,400                3,570,000

Gain to All
Shareowners              N/A         N/A               N/A             N/A             8,530,880,000           21,624,000,000

Named Executive
Officers' Gain as %
of Gain to All
Shareowners              N/A         N/A               N/A             N/A                      .12%                     .12%
- -------------------------------------------------------------------------------------------------------------------------------
(1)  Mr. Ginn resigned as Chairman of the Board and CEO on April 1, 1994 and did not receive a grant.

*    All options except Mr. Dorman's were granted on April 1, 1994.  50 percent become exercisable on April 1, 1995, and the remaining 50 percent become exercisable on April 1, 1996.  Mr. Dorman's options were granted on July 1, 1994;
     50 percent become exercisable on April 2, 1995, and the remaining 50 percent become exercisable on April 2, 1996.

**   These are hypothetical values using assumed growth as prescribed by the SEC.


                      AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                                 AND FY-END OPTION/SAR VALUES (1) (2)

    (A)             (B)                (C)                (D)                   (E)
                                                                             Value of
                                                       Number of            Unexercised
                                                      Unexercised           In-the-Money
                                                     Options/SARs at      Options/SARs at
                                                       FY-End (#)            FY-End ($)
                 Shares Acquired      Value           Exercisable/          Exercisable/
   Name          on Exercise (#)    Realized ($)     Unexercisable*       Unexercisable**
- -------------------------------------------------------------------------------------------

P. J. Quigley       52,400             $442,614     57,000 /210,000        $169,450/$0

D. W. Dorman        No Exercises        N/A              0 /100,000               0/ 0

M. J. Fitzpatrick   No Exercises        N/A         15,000 / 70,000               0/ 0

J. R. Moberg        39,600              229,922          0 / 70,000               0/ 0

R. W. Odgers        39,600              254,422          0 / 70,000               0/ 0
- -------------------------------------------------------------------------------------------

(1) Mr. Ginn resigned as Chairman of the Board and CEO on April 1, 1994 and did not exercise any options, nor does he hold any unexercised options.

(2) In 1994, no Named Executive Officer exercised any AirTouch option held by them.  As of December 31, 1994, the number of such options held by Messrs. Quigley, Dorman, Fitzpatrick, Moberg and Odgers was 109,400, 0,
    15,000, 39,600 and 39,600, respectively.  All of such AirTouch options were exercisable.  The value of such options (based on the closing price on the New York Stock Exchange - Composite Transactions on
    December 30, 1994 of $29.125) was $1,359,211, $0, $111,546, $454,753, and $454,753, respectively.

*   All unexercisable options as of December 31, 1994 (except Mr. Dorman's) reflect options granted on April 1, 1994; 50 percent become exercisable on April 1, 1995, and the remaining
    50 percent become exercisable on April 1, 1996.  Mr. Dorman's options were granted on July 1, 1994;
    50 percent become exercisable on April 2, 1995, and the remaining 50 percent become exercisable on April 2, 1996.




                                                                  17






**  Based on the closing price on the New York Stock Exchange - Composite Transactions
    of the Corporation's Common Stock on December 30, 1994 of $28.50 minus the exercise price.


                                     LONG TERM INCENTIVE PLANS* - AWARDS IN LAST FISCAL YEAR (1)

                                                                                 Estimated Future Payouts
                                                                            Under Nonstock Price-Based Plans
                                                                       -------------------------------------------
    (A)                     (B)                      (C)                   (D)             (E)            (F)
                                               Performance or
                      Number of              Other Period Until          Threshold        Target        Maximum
    Name              Units    (#)**         Maturation or Payout      (# of Units)    (# of Units)   (# of Units)
- -------------------------------------------------------------------------------------------------------------------
P. J. Quigley             15,695                 Three Years                6,592          15,695          20,404

D. W. Dorman               8,375                 Three Years                3,518           8,375          10,888

M. J. Fitzpatrick          6,467                 Three Years                2,716           6,467          12,374

J. R. Moberg               4,800                 Three Years                2,016           4,800           6,240

R. W. Odgers               4,800                 Three Years                2,016           4,800           6,240
- ------------------------------------------------------------------------------------------------------------------

(1)   Mr. Ginn resigned as Chairman of the Board and CEO on April 1, 1994 and did not receive a LTIP grant.

*     The LTIP provides awards contingent upon the achievement of performance objectives set by the C&P Committee over a three-year period.  The above grants (Column B) are for the three-year performance period which will end
      December 31, 1996.  The measures of performance under the LTIP for this performance period are:  (1) Cash Flow Return on Investment in the third year of the performance period; (2) Cumulative Net Cash Flow over the three-year period and (3) Total Investor Return relative to the Total Investor Return of four comparator groups.  These comparator groups are the RHCs, Independent Telecommunications Companies, California Utilities and the S&P 500 Index.  The
      performance targets are set by the C&P Committee in consideration of the performance levels projected in the
      Corporation's business plan and the levels of return required to meet investor return expectations.  Investor return expectations are based on an analysis of stock market data by an independent third party.

      Awards are denominated in shares of Common Stock and dividend equivalents are paid during the performance period.
      At the end of the period, awards are paid either in shares of Common Stock or in cash (valued at the average price of the Common Stock for a ten-day period in January).

**    A unit is based on one share of Common Stock.

                               PERFORMANCE GRAPH

The stock performance graph shown below is not necessarily indicative of future price performance. (See Appendix for narrative description.)



                      Comparison of Five Year Cumulative
                  Total Return for Pacific Telesis Group, the
                     Six Other RHCs and the S&P 500 Index


                                   G R A P H

- ----------------------------------------------------------------------------


PENSION PLANS

The Corporation has noncontributory pension plans (both qualified and nonqualified) for salaried employees. These plans provide a monthly pension for salaried employees including officers equal to 1.45 percent of "Compensation" averaged over the last five years of service multiplied by years of service. Compensation for purposes of determining officer pension benefits includes base salary and the target award under the STIP. Effective January 1995, the years of service for this purpose will not be more than the greater of 30 or the actual years of service accrued as of December 31, 1994. An employee is eligible for a pension at age 65 after completing five years of service. Pensions may begin earlier with or without an early payment discount depending upon age and length of service at retirement. Retirement is mandatory at age 65 for officers and other senior managers, provided the individuals fall within the provisions of Section 12(c)(1) of the Age Discrimination in Employment Act of 1967, as amended from time to time.

The pension plans covering officers also provide that officers designated as eligible to participate prior to January 25, 1992, will be eligible for a minimum pension of 45 percent of average Compensation for the officer's last five years of employment if the officer serves as an officer for ten years and leaves the Corporation in good standing at age 55 or thereafter. This minimum pension is increased by an additional 1.0 percent per year, up to a maximum total pension of 50 percent, at 15 years or more of service as an officer. The minimum pension benefit will be offset by benefits payable to the officer under any other qualified or nonqualified pension plans of the Corporation.

Officers and senior managers who are hired at age 35 or over into a specified level of management ("mid-career hires") and terminate after completing five or more years of service at a specified level, receive additional pension credits equal to the difference between 35 and their maximum possible years of service attainable at age 65, not to exceed actual net credited service, at a rate of 1.0 percent per year, with a higher rate of 1.45 percent per year for those years served as an officer. The Board has authorized amendments to these mid-career hire provisions as necessary or advisable to coordinate these provisions with the 30-year limit on service for pensions described above.

The following table shows the total annual straight life annuity pension benefits that would be received by an executive officer of the Corporation retiring today at age 65 under the qualified and nonqualified plans. It assumes various specified levels of total years of service and of average annual Compensation during the final five years of service. The benefits shown in the table generally are not subject to offsets for Social Security benefits or other payments.

Average Annual
 Compensation
 During Final               Years of Service Prior to Retirement
   Five Years    -----------------------------------------------------------
   of Service        15          20          25          30         35
- ----------------------------------------------------------------------------
   $  450,000     $ 97,875    $130,500    $163,125    $195,750    $228,375
      500,000      108,750     145,000     181,250     217,500     253,750
      650,000      141,375     188,500     235,625     282,750     329,875
      700,000      152,250     203,000     253,750     304,500     355,250
      800,000      174,000     232,000     290,000     348,000     406,000
      900,000      195,750     261,000     326,250     391,500     456,750
    1,000,000      217,500     290,000     362,500     435,000     507,500
    1,150,000      250,125     333,500     416,875     500,250     583,625
- ----------------------------------------------------------------------------

Pensions under the plans may be paid as life annuities or joint and survivor annuities or a lump sum payment at retirement. Pensions under the qualified plan are not subject to offset or forfeiture. Pensions under the nonqualified plans are subject to forfeiture or reduction in certain circumstances.

The 1994 Compensation of Messrs. Quigley, Dorman, Fitzpatrick, Moberg and Odgers, covered by the qualified and nonqualified pension plans is $870,000, $475,000, $522,500, $487,500 and $487,500, respectively. The approximate estimated credited years of service that will be used in calculating a pension benefit of Messrs. Quigley, Dorman, Fitzpatrick, Moberg and Odgers, upon retirement at age 65 is 30, 25, 20, 34 and 14, respectively. Messrs. Quigley and Moberg will have 15 or more years of service as an officer at age 65, assuming they continue as officers during the intervening period, and thus would be entitled to the greater of the amount determined under the table above or a minimum pension benefit of 50 percent of the average annual Compensation during their final five years of service. Mr. Odgers will have 14 years of service as an officer at age 65 assuming he continues as an officer during the intervening period, and thus should be entitled to the greater of the amount determined under the table above or a minimum pension benefit equal to 49 percent of the average annual Compensation during his final five years of service. The C&P Committee terminated the participation of all participants under the Corporation's nonqualified pension plans who were transferring employment to AirTouch in connection with the spin-off and who were eligible either for nondiscounted service pensions or for officer minimum pensions. In 1994, in accordance with the terms of the nonqualified pension plans applicable to terminated participants, Mr. Ginn received monthly nonqualified pension payments equal to a total of $313,988. Mr. Ginn's benefits under the Corporation's qualified pension plan were transferred to the AirTouch pension plan.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT OR CHANGE IN CONTROL ARRANGEMENTS

The Corporation has entered into employment agreements with certain officers, including Messrs. Quigley, Dorman, Fitzpatrick, Moberg and Odgers which provide for payments in the event of an involuntary termination of employment. Such agreements do not have a fixed term and may be terminated upon three years notice. The agreements will automatically terminate upon the voluntary resignation of the officer. The amount of the payments depends on whether the involuntary termination occurs within three years after a "change in control." If an officer's employment is involuntarily terminated for some reason other than cause, death or disability, whether or not there has been a change in control, the Corporation will make a cash payment of three times the officer's base compensation then in effect, plus 100 percent of the target award under the STIP applicable for that calendar year and, if all LTIP awards are forfeited, an amount equal to the value of a share of Common Stock on the date of employment termination multiplied by the number of LTIP awards granted for the performance period that ends in that calendar year. In such event, the Corporation will also compensate the officer for the termination of NSOs and Stock Appreciation Rights ("SARs"), based on the difference between fair market value of the Corporation's Common Stock at the effective date of termination and the option price (in the case of SARs, the difference between such fair market value and the option price at which the stock option related to the SAR was granted).

Upon an involuntary termination (including a "constructive termination," which is defined as a material reduction in responsibilities, a material reduction in salary or benefits or a requirement to relocate) within three years after a "change in control," the officer shall receive a severance payment, in addition to the payments described in the preceding paragraph, when applicable, equal to approximately 200 percent of the officer's STIP and LTIP awards for one year. "Change in control" is defined generally as a party's acquisition, direct or indirect, of 20 percent or more of the Corporation's securities, a greater than one-third change in composition of the Corporation's Board of Directors in 24 months that was not approved by the majority of existing directors, or certain mergers, consolidations, sales or liquidations of substantially all of the Corporation's assets. Without regard to any other provision of the employment agreements, in the event that the Corporation's auditors determine that any portion of the payment to be made under the agreement is nondeductible by the Corporation because of Code Section 280G, payments under the agreements will be reduced to the extent of the nondeductible amount.

In addition to the provisions of the employment agreements described above, the Corporation has also entered into a supplemental benefit agreement with Mr. Odgers under which, if he voluntarily terminates his employment, he would receive a pension (payable in any of the forms available under the nonqualified pension plans) equal to a percentage (increasing ratably for each month of employment, beginning with 35 percent and ending with 45 percent in the event of termination in or after October 1997) of his average annual compensation (including base salary and the target award under the STIP) during the final five years of employment. The agreement further provides that if Mr. Odgers is involuntarily terminated, or if his position or compensation is materially reduced, he would receive a pension equal to 45 percent of his average annual compensation during his final five years of employment. Any payments to Mr. Odgers under this agreement would be offset by benefits payable to him under the qualified and nonqualified pension plans of the Corporation described under "Pension Plans" in the above discussion. In addition to the provisions of the employment agreements described above, the Corporation has agreed to provide certain supplemental pension benefits to Mr. Dorman if he terminates employment after completing five years of service. The Corporation has agreed that Mr. Dorman would receive a supplemental pension benefit of 1.0 percent per year of service (in addition to the 1.45 percent credited to all salaried employees) of his average annual compensation (including base salary and the target award under the STIP) during the final five years of employment multiplied by his years of service. Mr. Dorman's total pension would be limited to a maximum of 50 percent, would be payable in any of the forms available under the nonqualified pension plans and would not be discounted for early payment. Any payments to Mr. Dorman under this agreement would be offset by benefits payable to him under the qualified and nonqualified pension plans of the Corporation described under "Pension Plans" in the above discussion.

The Corporation also has agreed to provide certain executive relocation benefits to Messrs. Dorman and Fitzpatrick. These benefits include assistance with the sale of their prior residences and the purchase of new residences in the San Francisco area, payment of certain expenses associated in moving the executives and their families to the San Francisco area, and payment of a relocation allowance equal to a decreasing percentage of base salary for the first three years of employment (ten percent, eight percent and six percent, respectively).

The Corporation also has an Executive Deferral Plan pursuant to which officers may elect to defer the receipt of all or a part of certain specified compensation payments (including base salary, STIP, LTIP and bonus payments). These deferred amounts earn interest compounded annually at a rate determined by the Board. The rate for 1994 was equal to 10 percent. A trust has been established and assets have been contributed by the Corporation, consisting of cash and other investments, from which benefits for officers under the Executive Deferral Plan may be paid. A similar trust (with the contribution of assets in a similar manner) has also been established from which various nonqualified executive retirement or pension benefits may be paid. These trusts generally provide that the C&P Committee may issue instructions to the trustee as to payment of benefits and that the Corporation will contribute sufficient assets to the trust to fully fund benefit payments upon a change in control.

RATIFICATION OF APPOINTMENT OF AUDITORS (ITEM B ON PROXY CARD - DIRECTORS RECOMMEND A VOTE "FOR")

Subject to shareowner ratification, the Board of Directors, upon recommendation of the Audit Committee, has reappointed the firm of Coopers & Lybrand L.L.P., Certified Public Accountants, as independent accountants to audit the financial statements of the Corporation for the year 1995. Coopers & Lybrand L.L.P. has audited the Corporation's financial statements for many years. The Board of Directors recommends that the shareowners vote "FOR" such ratification. If the shareowners do not ratify this appointment, other certified public accountants will be considered by the Board of Directors upon recommendation of the Audit Committee.

For the year 1994, Coopers & Lybrand L.L.P. audited the financial statements of the Corporation and some of its subsidiaries, and provided other audit services to the Corporation in connection with SEC filings, the review of interim financial statements and audits of pension and other employee benefit plans.

One or more members of the firm are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

BOARD OF DIRECTORS PROPOSAL TO APPROVE THE CORPORATION'S SENIOR MANAGEMENT LONG TERM INCENTIVE PLAN (ITEM C ON PROXY CARD - DIRECTORS RECOMMEND A VOTE "FOR")

In December 1994 and effective as of January 1, 1995, contingent on shareowner approval, the Board of Directors adopted an amendment and restatement of the Pacific Telesis Group Senior Management Long Term Incentive Plan, as approved and recommended by the C&P Committee. Accordingly, the following resolution will be presented for a vote of the shareowners at the Annual Meeting and the Board recommends that it be approved:

"RESOLVED that the adoption by the Board of Directors of the Pacific Telesis Group Senior Management Long Term Incentive Plan (amended and restated effective January 1, 1995) is hereby approved, ratified and confirmed."

The directors believe that the Corporation's LTIP provides a means of attracting, retaining and motivating executives and senior management employees. The LTIP is being submitted for shareowner approval to comply with Sections 14(a) and 16(b) and Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and to comply with Code Section 162(m). If the LTIP, as amended and restated, is not approved by the shareowners, the prior version of the LTIP will remain effective until further amended.

BACKGROUND. The 1995 amendment and restatement of the LTIP replaces the 1985 restatement of the LTIP, which was a continuation, with certain nonmaterial modifications, of the LTIP adopted by the Corporation in 1983 that was similar to the Bell System Long Term Incentive Plan for senior managers of AT&T and other Bell System companies approved in 1982 by AT&T's shareowners. The LTIP has no fixed expiration date.

SUMMARY OF THE 1995 LTIP. A summary of the essential features of the 1995 LTIP is provided below, but is qualified in its entirety by reference to the full text of the LTIP which was filed electronically with this proxy statement with the SEC. Such text is not included in this proxy statement.

Under the LTIP, the C&P Committee, or another committee designated by the Board of Directors for administering the LTIP (the "LTIP Committee"), may grant awards of "units" to certain senior managers of the Corporation or any of its affiliates. As of January 1, 1995, approximately 30 employees of the Corporation and its affiliates were eligible to participate in the LTIP.

The LTIP Committee has discretion to select the senior managers who may receive grants of units under the LTIP, to determine the amounts of such units and the forms of any distribution, and to establish the performance period and applicable performance criteria. The majority of the members of the LTIP Committee are "disinterested persons" as defined in Rule 16b-3 of the Exchange Act. A senior manager is not rendered ineligible to be a participant by reason of being a member of the Board.

At the time the units are granted, the LTIP Committee shall establish a performance period of two or more years, and the performance criteria for such period. In the event of any stock split, recapitalization, merger, consolidation, spin-off or other similar corporate change, or an extraordinary change which significantly alters the basis upon which the performance levels were established, the LTIP Committee may make such adjustments to the number of units granted or the established performance levels, as applicable, that it deems appropriate in order to preserve the incentive features of the LTIP.

At the conclusion of the performance period, the LTIP Committee determines the percentage of the units granted that will be distributed, if any, based on the degree to which the specified financial and other performance objectives are met. The percentage of units that will be distributed to a participant may vary from 0 to 200 percent of the units granted to such participant. The aggregate number of units that may be granted to all participants in any year, and the aggregate number of units that may be determined earned and distributable in any year based on the degree to which performance criteria are met, may not exceed 0.5 percent of the total number of shares of Common Stock outstanding at the time the units are granted or become distributable, whichever is applicable.

During the year in which units are granted and thereafter until distribution, cash payments will be made to participants in an amount equivalent to the dividends paid on a number of shares equal to the number of units granted. These dividend equivalents will be paid on a current basis and will not depend on the distribution that actually occurs at the end of the performance period.

Distributions of units determined earned based on the performance criteria will be made in the form of a number of shares of Common Stock equal to the number of such units or cash equal in amount to the then current value of such number of shares, or partly in shares and partly in cash, as determined by the LTIP Committee. Distribution will normally occur only at the end of the applicable performance period. Distributions of units may occur earlier in the case of death and in the case of certain terminations of service. The LTIP Committee may direct distribution of an estimated number of units earned immediately prior to the end of a performance period with the balance to be distributed after the performance period at such time as a final determination of the number of units earned is made. No distributions may be made to a participant who is dismissed for cause. The LTIP Committee has discretion to determine that no dividend equivalent payments shall be made and no distributions shall be made if there exists any default in payment of dividends on any outstanding capital stock of the Corporation or if the estimated consolidated net income of the Corporation for the preceding twelve-month period, excluding extraordinary charges, is less than amounts distributable under the LTIP together with STIP awards plus all dividends paid or payable for such period.

The 1995 restatement of the LTIP includes certain provisions that are applicable solely to Named Executive Officers to ensure that compensation paid to such executives under the LTIP will be exempt from the limits on deductible compensation imposed under Code Section 162(m). These provisions establish an objective performance-based formula for determining the amount distributable to Named Executive Officers at the end of a performance period. For these executives, in lieu of a determination of a percentage of the units granted during the performance period that shall be distributable, the number of units granted for such performance period that shall become distributable at the end of the performance period to each such executive shall equal a cash value determined based on a formula specified in the LTIP. The formula for determining such cash value is as follows: first, an aggregate cash value is determined by dividing (1) the sum of 0.4 percent of "Cash from Operating Activities" (as publicly disclosed in the Corporation's consolidated financial statements) for each year included in the performance period, by (2) the number of years in such performance period. Second, the aggregate cash value is allocated among all such executives, pro rata based on each such executive's base salary at the beginning of the performance period. In addition, those members of the LTIP Committee who are outside directors within the meaning of Code Section 162(m) have discretion to reduce the units determined distributable to any such executive, based on financial performance criteria, individual performance criteria or any other criteria such directors deem appropriate.

The Board may modify the LTIP, provided that without the approval of the shareowners no modification shall materially increase the benefits accruing to employees, materially increase the number of shares which may be issued under the LTIP (except for adjustments to reflect stock dividends, stock splits, recapitalizations or other corporation reorganizations) or materially modify the eligibility requirements for participation in the LTIP.

The following table discloses the units to be granted to each of the Named Executive Officers, all executive officers as a group and all senior managers, excluding executive officers, as a group under the LTIP during the fiscal year ending December 31, 1995.

                  SENIOR MANAGEMENT LONG TERM INCENTIVE PLAN

                                                     Grants for 1995-1997
                                                       Performance Period
Name and Position                                        (# of units)*
- ---------------------------------------------------------------------------
P. J. Quigley
Chairman, President & CEO                                          21,800

D. W. Dorman                                                       14,500
President & CEO - Pacific Bell

M. J. Fitzpatrick                                                   8,300
President & CEO - Pacific Telesis Enterprises

J. R. Moberg                                                        6,050
Executive Vice President, Human Resources

R. W. Odgers                                                        6,050
Executive Vice President, General Counsel, External Affairs
& Secretary

All executive officers as a group (7 persons)                      65,350

All senior managers (excluding executive officers) as a group      57,350
(23 persons)
- ----------------------------------------------------------------------------

* A unit is based on one share of Common Stock. Dividend equivalents will be paid to participants in the amount equivalent to the dividends paid on the number of shares of Common Stock equal to the number of units granted.

     For participants who are not Named Executive Officers at the end of the 1995-1997 performance period, the number of units actually distributed may vary from 0 to 200 percent of the units granted. For participants who are Named Executive Officers at the end of the 1995-1997 performance period, units granted listed above will be replaced by the performance-based formula described above, which is contingent upon the amount, if any, of Cash from Operating Activities.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

BOARD OF DIRECTORS PROPOSAL TO APPROVE THE CORPORATION'S SHORT TERM INCENTIVE PLAN (ITEM D ON PROXY CARD - DIRECTORS RECOMMEND A VOTE "FOR")

In December 1994 and effective as of January 1, 1995, contingent on shareowner approval, the Board of Directors adopted an amendment and restatement of the Pacific Telesis Group Short Term Incentive Plan, as approved and recommended by the C&P Committee. Accordingly, the following resolution will be presented for a vote of the shareowners at the Annual Meeting and the Board recommends that it be approved:

"RESOLVED  that the adoption by the Board  of Directors of the Pacific Telesis
Group   Short   Term   Incentive   Plan  (amended   and   restated   effective
January 1, 1995) is hereby approved, ratified and confirmed."

The STIP provides managers of the Corporation and its affiliates with incentive compensation based upon the level of achievement of financial and other performance criteria. The directors believe that the Corporation's STIP provides a means of attracting, retaining and motivating management employees. The STIP is being submitted for shareowner approval to comply with Code Section 162(m). If the STIP, as amended and restated, is not approved by the shareowners, the prior version of the STIP will remain effective until further amended.

SUMMARY OF THE 1995 STIP. A summary of the essential features of the STIP is provided below, but is qualified in its entirety by reference to the full text of the STIP which was filed electronically with this proxy statement with the SEC. Such text is not included in this proxy statement.

The STIP is administered by the C&P Committee, or another committee designated by the Board of Directors for administering the STIP (the "STIP Committee"). Employees of the Corporation or any of its affiliates in active service for at least three months during a performance year (the year in which a STIP award is earned) in a position determined by the STIP Committee to be in the management compensation group are eligible to participate in the STIP. As of January 1, 1995, approximately 14,000 employees of the Corporation and its affiliates were eligible to participate in the STIP. The STIP Committee shall approve a target award level for each level of management eligible for awards under the STIP for each calendar year it intends to designate as a performance year for purposes of the STIP and establish financial and other performance criteria applicable to awards for the performance year. In the event of any stock split, recapitalization, merger, consolidation, spin-off or other similar corporate change, or an extraordinary change which significantly alters the basis upon which the performance levels were established, the STIP Committee may make such adjustments to the established performance levels that it deems appropriate in order to preserve the incentive features of the STIP.

Awards are made each calendar year with respect to the immediately preceding performance year, based upon the level of achievement of the established performance criteria in addition to individual merit. Awards shall be prorated for a particular performance year to account for entrance to or exit during the performance year from the level of management eligible for awards, changes in level, receipt of disability benefits for more than three months during the performance year or certain terminations of service during the performance year.

Target awards serve as a guideline in making awards. Awards normally may vary from 0 to 200 percent of the target award based upon the degree to which specified financial objectives and other performance criteria are met, but may also be further adjusted, in the case of each individual participant, to be more (up to a maximum of 250 percent) or less, depending upon individual performance.

No awards distribution may be made to a participant who is dismissed for cause. The STIP Committee has discretion to determine that no awards shall be made if there exists any default in payment of dividends on any outstanding shares of capital stock of the Corporation, or if the estimated consolidated net income of the Corporation for the preceding twelve-month period, excluding extraordinary charges, is less than amounts distributable under the STIP together with awards eligible for distribution under the LTIP plus all dividends paid or payable for such period.

The 1995 amendment and restatement of the STIP includes certain provisions that are applicable solely to Named Executive Officers to ensure that compensation paid to such executives under the STIP will be exempt from the limits on deductible compensation imposed under Code Section 162(m). These provisions establish an objective performance-based formula for determining the STIP award for the Named Executive Officers for a performance year. For these executives, the award for a performance year is determined by allocating among all such executives, pro rata based on each such executive's base salary at the beginning of the performance year, a portion of an aggregate award for all such executives equal to 0.4 percent of Cash from Operating Activities for the performance year. In addition, those members of the STIP Committee who are outside directors within the meaning of Code Section 162(m) have discretion to reduce the award determined distributable to any such executive, based on financial performance criteria, individual performance criteria or any other criteria such directors deem appropriate.

The following table discloses the target awards to be allocated to each of the Named Executive Officers, all executive officers as a group and all employees, excluding executive officers, as a group under the STIP during the fiscal year ending December 31, 1995.

                           SHORT TERM INCENTIVE PLAN

Name and Position                                 1995 Target Awards ($)*
- --------------------------------------------------------------------------
P. J. Quigley                                                    $440,000
Chairman, President & CEO

D. W. Dorman
President & CEO - Pacific Bell                                    270,000

M. J. Fitzpatrick                                                 200,000
President & CEO - Pacific Telesis Enterprises

J. R. Moberg                                                      175,000
Executive Vice President, Human Resources

R. W. Odgers                                                      175,000
Executive Vice President, General Counsel,
External Affairs & Secretary

All executive officers as a group (7 persons)                   1,545,000

All employees (excluding executive officers) as group          81,455,000
(approximately 14,000 persons)
- ---------------------------------------------------------------------------

* For participants who are not Named Executive Officers at the end of the fiscal year, the actual award may vary from 0 to 250 percent of the target award. For participants who are Named Executive Officers at the end of the fiscal year, the awards listed above will be replaced by the performance-based formula described above, which is contingent upon the amount, if any, of Cash from Operating Activities.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

BOARD OF DIRECTORS PROPOSAL TO AMEND THE 1994 STOCK INCENTIVE PLAN (ITEM E ON PROXY CARD - DIRECTORS RECOMMEND A VOTE "FOR")

At the Corporation's 1994 Annual Meeting, shareowners of the Corporation voted to approve the Pacific Telesis Group 1994 Stock Incentive Plan, which prescribes certain grants of stock and stock options to outside directors under specified terms and permits the C&P Committee of the Board to approve grants of stock options, SARs, restricted stock and stock units to key employees of the Corporation under terms determined by the C&P Committee in its discretion.

One of the specified terms of the grants of stock options to nonemployee directors is that upon the director's retirement the stock option terminates 36 months after the date of retirement, provided no earlier termination provision is otherwise applicable. Shareowners are being asked to approve an amendment to the Stock Plan that would extend the post-retirement exercise period to 60 months after the date of retirement, provided no earlier termination provision is otherwise applicable, for (1) stock option grants made to nonemployee directors pursuant to the Stock Plan upon the conclusion of the 1994 Annual Meeting and (2) future stock option grants made to nonemployee directors. The directors believe that this amendment will conform the terms of stock options granted to nonemployee directors under the Stock Plan to long-term growth objectives of the Corporation. This amendment is being submitted for shareowner approval to comply with Sections 14(a) and 16(b) and Rule 16b-3 of the Exchange Act. There have been no previous amendments to the provisions in the Stock Plan with respect to grants for nonemployee directors.

Accordingly, the following resolution will be presented for a vote of the shareowners at the Annual Meeting and the Board recommends that it be approved:

"RESOLVED that the amendment by the Board of Directors of Section 4.2 of the Pacific Telesis Group 1994 Stock Incentive Plan effective April 29, 1994, and the conforming modification of the Nonemployee Director Nonstatutory Stock Option Agreement for each nonemployee director granted options on
April 29, 1994 pursuant to Section 4.2, is hereby approved, ratified and confirmed."

A summary of the essential features of the Stock Plan is provided below, but is qualified in its entirety by reference to the full text of the Stock Plan which was filed electronically with this proxy statement with the SEC. Such text is not included in this proxy statement.

SHARES AVAILABLE FOR ISSUANCE. The Stock Plan provides for awards in the form of restricted shares, stock units, options or SARs, or any combination thereof. The total number of shares of Common Stock available for issuance under the Stock Plan is 21,000,000, subject to anti-dilution provisions. If any restricted shares, stock units, options or SARs granted under the Stock Plan are forfeited, or if options or SARs terminate for any other reason prior to exercise, then the underlying shares of Common Stock again become available for awards.

ADMINISTRATION AND ELIGIBILITY. The Stock Plan is administered by the C&P Committee. The C&P Committee selects the employees of the Corporation or any affiliate who will receive awards, determines the size of the awards (limited for options and SARs to awards covering not more than 500,000 shares of Common Stock in any calendar year to a single employee) and establishes vesting or other conditions. Employees, directors, consultants and advisers of the Corporation (or any affiliate of the Corporation) are eligible to participate in the Stock Plan, although incentive stock options ("ISOs") may be granted only to employees of the Corporation or its subsidiaries. As of
January 1, 1995, approximately 51,600 employees of the Corporation and its affiliates and ten nonemployee directors were eligible for selection to receive awards under the Stock Plan. The number of eligible consultants and advisers cannot be determined. The participation of nonemployee directors of the Corporation is limited to certain automatic grants of NSOs and stock, except to the extent the Corporation's Board of Directors implements provisions that would permit a nonemployee director to convert the annual retainer and meeting fees to stock options or stock units.

PAYMENT. In general, no payment will be required upon receipt of an award. The Stock Plan, however, permits the grant of awards in consideration of a cash payment or a voluntary reduction in cash compensation.

RESTRICTED STOCK. Restricted shares are shares of Common Stock that are subject to forfeiture in the event that any applicable vesting conditions are not satisfied, and they are nontransferable prior to vesting (except for certain transfers to a trustee). Restricted shares have the same voting and dividend rights as other shares of Common Stock.

STOCK UNITS. A stock unit is an unfunded bookkeeping entry representing the equivalent of one share of Common Stock, and it is nontransferable prior to the holder's death (except for certain transfers to a trustee). A holder of stock units has no voting rights or other privileges as a shareowner but may be entitled to receive dividend equivalents equal to the amount of any dividends paid on the same number of shares of Common Stock. Dividend equivalents may be converted into additional stock units or settled in the form of cash, Common Stock or a combination of both.

Stock units, when vested, may be settled by distributing shares of Common Stock or by a cash payment corresponding to the fair market value of the appropriate number of shares of Common Stock, or a combination of both. The number of shares of Common Stock (or the corresponding amount of cash) distributed in settlement of stock units may be greater or smaller than the number of stock units, depending upon the attainment of performance objectives. Vested stock units will be settled at the time determined by the C&P Committee. If the time of settlement is deferred, interest or additional dividend equivalents may be credited on the deferred payment. The recipient of restricted shares or stock units may pay all projected withholding taxes relating to the award with Common Stock rather than cash.

STOCK OPTIONS. Options may include NSOs as well as ISOs intended to qualify for special tax treatment. The term of an ISO cannot exceed 10 years, and the exercise price of an ISO must be equal to or greater than the fair market value of the Common Stock on the effective date of grant. The Stock Plan permits the grant of NSOs with an exercise price that varies according to a predetermined formula.

The exercise price of an option may be paid in any lawful form permitted by the C&P Committee, including (without limitation) the surrender of shares of Common Stock or restricted shares already owned by the optionee. The Stock Plan also allows the optionee to pay the exercise price of an option by giving "exercise/sale" or "exercise/pledge" directions. If exercise/sale directions are given, a number of option shares sufficient to pay the exercise price and any withholding taxes is issued directly to a securities broker or other lender selected by the Corporation. The broker or other lender will hold the shares as security and will extend credit for up to 50 percent of their market value. The loan proceeds will be paid to the Corporation to the extent necessary to pay the exercise price and any withholding taxes. Any excess loan proceeds may be paid to the optionee. If the loan proceeds are insufficient to cover the exercise price and withholding taxes, the optionee will be required to pay the deficiency to the Corporation at the time of exercise or within a specified period thereafter. The C&P Committee may also permit optionees to satisfy their withholding tax obligation upon exercise of an NSO by surrendering a portion of their option shares to the Corporation.

NSO grants are governed by Code Section 83. Generally, no federal income tax is payable by a participant upon the grant of an NSO. Under current tax law, if a participant exercises an NSO, he or she will be taxed on the difference between the fair market value of the Common Stock on the exercise date and the option exercise price. The Corporation will be entitled to a corresponding deduction on its income tax return upon the exercise of an NSO.

ISO grants are governed by Code Section 422. Generally, no federal income tax is payable by a participant upon the grant or upon the exercise of an ISO. Under current tax law, the participant will be taxed upon disposition of the stock on the difference between the exercise price and the amount received on disposition of the stock. The length of time the participant holds the stock after exercise of an ISO determines whether the income is taxed as capital gains income or part compensation income and part capital gains income. The Corporation will not be entitled to a corresponding deduction on its income tax return except to the extent the participant recognizes compensation income.

STOCK APPRECIATION RIGHTS. SARs permit the participant to elect to receive any appreciation in the value of the underlying stock from the Corporation, either in shares of Common Stock or in cash or a combination of the two, with the C&P Committee having the discretion to determine the form in which such payment will be made. The amount payable on exercise of a SAR is measured by the difference between the fair market value of the underlying stock at
exercise and  the exercise  price.   SARs may,  but  need not,  be granted  in
conjunction with options. Upon exercise of a SAR granted in tandem with an option, the corresponding portion of the related option must be surrendered and cannot thereafter be exercised. Conversely, upon exercise of an option to which a SAR is attached, the SAR may no longer be exercised to the extent that the corresponding option has been exercised. All options and SARs are nontransferable prior to the optionee's death.

VESTING CONDITIONS. As noted above, the C&P Committee determines the number of restricted shares, stock units, options or SARs to be included in the award as well as the vesting and other conditions. The vesting conditions may be based on the employee's service, his or her individual performance, the
Corporation's performance or other criteria. Vesting may be accelerated in the event of the employee's death, disability or retirement, in the event of a change in control with respect to the Corporation or upon other events.
Moreover, the C&P Committee may determine that outstanding options and SARs will become fully vested if it has concluded that there is a reasonable possibility that a change in control will occur within six months thereafter.

For purposes  of the Stock  Plan, the term "change  in control" is  defined as
(1) the acquisition, directly or indirectly, of at least 20 percent of the outstanding securities of the Corporation by a person other than the Corporation or an employee benefit plan of the Corporation, (2) a greater than one-third change in the composition of the Board over a period of 24 months (if such change was not approved by a majority of the existing directors), (3) certain mergers and consolidations involving the Corporation,
(4) a liquidation of the Corporation or (5) a sale of all or substantially all of the Corporation's assets. The term "change in control" does not include a reincorporation of the Corporation in a different state and certain other transactions.

LIMITATIONS UNDER TAX LAWS. Awards under the Stock Plan may provide that if any payment (or transfer) by the Corporation to a recipient would be nondeductible by the Corporation for federal income tax purposes pursuant to Code Section 280G, then the aggregate present value of all such payments (or transfers) will be reduced to an amount which maximizes such value without causing any such payments (or transfers) to be nondeductible.

MODIFICATIONS. The C&P Committee is authorized, within the provisions of the Stock Plan, to amend the terms of outstanding restricted shares or stock units, to modify or extend outstanding options or SARs or to exchange new options for outstanding options, including outstanding options with a higher exercise price than the new options.

NONEMPLOYEE DIRECTORS. Members of the Corporation's Board of Directors who are not employees of the Corporation or its affiliates will receive certain benefits under the Stock Plan as described in "Director Compensation and Related Transactions."

COMPLIANCE WITH SECTION 16 OF THE EXCHANGE ACT AND CODE SECTION 162(m). The intent of the Stock Plan is to comply with any rule under Section 16 of the Exchange Act including preservation of certain of the participants as disinterested persons for purposes of the Corporation's employee plans. Awards of stock options and SARs under the Stock Plan that the C&P Committee determines shall be granted with an exercise price no less than fair market value on the date of grant are intended to meet the exception from Code
Section 162(m) for performance-based compensation. The Board is empowered under the Stock Plan to make any amendment it deems advisable (except for certain restrictions on amendments to Section 4.2), without requiring further shareowner approval (except to the extent required by applicable laws, regulations or rules), including any amendments to comply with the rules under
Section 16 of the Exchange Act or Code Section 162(m).

As described above, the selection of the employees of the Corporation and its affiliates who will receive awards under the Stock Plan and the size of the awards are generally to be determined by the C&P Committee in its discretion. Thus, it is generally not possible to predict the benefits or amounts that will be received by or allocated to particular individuals or groups of employees in 1995.

The following table discloses the options and stock grants awarded to each of the Named Executive Officers, all executive officers as a group, all directors who are not executive officers as a group, and all employees, excluding executive officers, as a group during the fiscal year ending December 31, 1994.

                       AMENDED 1994 STOCK INCENTIVE PLAN


                           Stock Options      Stock Grants        Dollars
Name and Position        No. of Shares (#)
                                            No. of Shares (#)    Values($)*
- ----------------------------------------------------------------------------
P. J. Quigley                      210,000                 0             0
Chairman, President & CEO

D. W. Dorman                       100,000                 0             0
President & CEO - Pacific Bell

M. J. Fitzpatrick                   70,000                 0             0
President & CEO -
Pacific Telesis Enterprises

J. R. Moberg                        70,000                 0             0
Executive Vice President,
Human Resources

R. W. Odgers                        70,000                 0             0
Executive Vice President,
General Counsel,
External Affairs & Secretary

All executive officers as a        630,000                 0             0
group (7 persons)

All nonemployee directors as        18,000             1,600       $51,400
as a group (10 persons)

All employees (excluding         6,452,800                 0             0
executive officers) as a group
(749 persons)
- ---------------------------------------------------------------------------

* Dollar value for stock options is based on the closing price on the New York Stock Exchange - Composite Transactions of the Corporation's Common Stock as of February 28, 1995 minus the exercise price. Dollar value for stock grants is based on the closing price on the New York Stock Exchange - Composite Transactions of the Corporation's Common Stock on the date of grant.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

SHAREOWNER PROPOSALS

The Corporation received the following shareowner proposals on the subject of director compensation. The Board of Directors recommends a vote "AGAINST" each of the proposals for the reasons stated following both proposals and supporting statements.

SHAREOWNER PROPOSAL TO ELIMINATE PENSIONS FOR NEW NONEMPLOYEE DIRECTORS (ITEM F ON PROXY CARD - DIRECTORS RECOMMEND A VOTE "AGAINST")

Mr. Bertram Behrens, 17300 Bismark Road, White Lake, Wisconsin 54491, record owner of 90 shares of Common Stock, has submitted the following proposal:

    "My stockholders proposal is a very simple - but important - one. It is this: That we the stockholders request that the Board of Directors that beginning with the election (by the stockholders) of any new non-employee directors to the Board of Directors no 'retirement pay' or 'pension' be paid to them. This is not to apply to those presently on the Board or presently receiving 'retirement pay' or 'pension', but it is to apply to any new non-employee director."

In support of this proposal, Mr. Behrens has submitted the following statement:

    "This is how a director's 'retirement pay' or 'pension' is figured:

    "Upon the  latest to  occur of  (1) retirement, (2)  attaining age  65, or
    (3) disability, directors who are not employees and who have served for at least three years receive pensions for life equal to a percentage of the annual retainer in effect at the time of retirement. This percentage is equal to 15 percent multiplied by the directors years of service (not to exceed 100 percent).

    "This means that all a director has to do is to be a director for three years - and he receives 45% - for life - of what he made as a director! Boy! Isn't that easy money!

    "And usually a director is not only a director on one board; he's a director on several boards. For example, in the 1994 Pacific Telesis elections of directors the three non-employee directors were all on the boards of other firms in addition to Pacific Telesis. They have it made, don't they? Are we stockholders going to continue to put up with having our money go 'down the tube' like this?

    "Of course, the directors of Pacific Telesis are going to scream bloody murder that we stockholders should vote 'no' against this proposal. It's only natural that they should want to protect the interests of those who follow them in the 'club'. Nevertheless, it does not make sense that the directors - some of them serving on three or four or more boards - should be receiving 'retirement pay' or 'pension'. We must protect our own interests as stockholders; we must vote 'yes' and pass this proposal."


SHAREOWNER PROPOSAL TO COMPENSATE DIRECTORS SOLELY IN STOCK (ITEM G ON PROXY CARD - DIRECTORS RECOMMEND A VOTE "AGAINST")

Mr. Chris Rossi, P. O. Box 249, Boonville, California 95415, record owner of 1,000 shares of Common Stock, has submitted the following proposal:

    "The Shareholders of Pacific Telesis request the Board of Directors take the necessary steps to amend the company's governing instruments to adopt the following: Beginning on the 1996 Pacific Telesis fiscal year all members of the Board of Director's total compensation will be 1000 shares of Pacific Telesis common stock each year. No other compensation of any kind will be paid."

In support of this proposal, Mr. Rossi has submitted the following statement:

    "For many years the Rossi family have been submitting for shareholder vote, at this corporation as well as other corporations, proposals aimed at putting management on the same playing field as the shareholders. This proposal would do just that.

    "A few corporations have seen the wisdom in paying directors solely in stock. Most notably, Scott Paper and Travelers. Ownership in the company is the American way. We feel that this method of compensation should be welcomed by anyone who feels they have the ability to direct a major corporation's fortunes.

    "The directors would receive 1000 shares each year. If the corporation does well, the directors will make more money in the value of the stock they receive and the dividend that usually rise with more profits. If things go bad, they will be much more inclined to correct things, because it will be coming directly out of their pockets. Instead of the way it is done now, where directors receive the same compensation for good or bad performance."

The Board of Directors recommends a vote "AGAINST" these two proposals for the following reasons:

    The success of the Corporation is dependent upon not only its employees but its outside directors and their talent and experience. To attract and retain the best group of directors, our compensation package must be fully competitive.

    Directors' compensation is made up of four basic components: board and chair retainers, board and committee meeting fees, stock grants and/or options, and pension. A recent survey conducted by the Corporation's Executive Compensation organization indicated that these components were common in the directors' compensation packages for the seven RHCs and twelve California corporations with multi-billion dollar revenue surveyed. Moreover, the aggregate value of the compensation received by the
    Corporation's nonemployee directors was within the range of the compensation provided by the survey companies. Were we to limit compensation to 1,000 shares per year, the fair market value of such a grant (currently about $30,000) would be well below the average total compensation package of the companies surveyed. Eliminating the value of the directors' pension plan would also lower the value of our directors' total compensation package. The result would likely be our inability to attract and retain outside directors of our current high caliber.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THESE TWO PROPOSALS.

OTHER MATTERS TO COME BEFORE THE MEETING

The proxy card, in addition to voting choices specifically marked, and unless otherwise indicated by the shareowner, confers discretionary authority on the named proxy holders to vote on any matter that properly comes before the 1995 Annual Meeting which is not described in these proxy materials. At the time this proxy statement went to press, the Corporation knew of no other matters which might be presented for shareowner action at the Annual Meeting.

The federal proxy rules specify what constitutes timely submission for a shareowner proposal to be included in the proxy statement. If a shareowner desires to bring business before the meeting which is not the subject of a proposal timely submitted for inclusion in the proxy statement, the shareowner must follow procedures outlined in the Corporation's By-Laws. A copy of these procedures is available upon request from the Secretary of the Corporation, 130 Kearny Street, Suite 3713, San Francisco, California 94108. One of the procedural requirements in the By-Laws is timely notice in writing of the business the shareowner proposes to bring before the meeting. Notice must be received not less than 25 days nor more than 60 days prior to the meeting. It should be noted that these By-Law procedures govern proper submission of business to be put before a shareowner vote and do not preclude discussion by any shareowner of any business properly brought before the Annual Meeting.

If a shareowner wants to nominate a person for election to the Board of Directors other than a director nominated by the Nominating Committee, notice of the proposed nomination must be delivered to or mailed and received by the Secretary of the Corporation not less than 25 days prior to the meeting. A copy of the By-Law provisions governing the requirements for notice is available upon request from the Secretary of the Corporation.

SOLICITATION OF PROXIES

The  Corporation  will  pay all  costs  of  distribution  and solicitation  of proxies. Brokers, nominees, fiduciaries and other custodians will be reimbursed their reasonable fees and expenses incurred in forwarding proxy materials to beneficial owners. Corporate Investor Communications, Inc. has been retained at an estimated cost of $16,000, plus reasonable out-of-pocket expenses, to assist in the solicitation of proxies. This solicitation will be by mail, telephone and other means.

PROPOSALS FOR THE 1996 ANNUAL MEETING

Shareowner proposals intended for presentation at the Corporation's 1996 Annual Meeting must be received at the Corporation's principal executive offices no later than November 21, 1995. Proposals must comply with Rule 14a-8 promulgated by the SEC pursuant to the Exchange Act.

MULTIPLE COPIES OF SUMMARY ANNUAL REPORT TO SHAREOWNERS

The Corporation's 1994 Summary Annual Report to Shareowners has been mailed to shareowners. If more than one copy of the Summary Annual Report is sent to your address, we will discontinue the mailing of reports on the accounts you select if you mark the designated box on the appropriate proxy card(s). Mailing of dividends, dividend reinvestment statements, proxy materials and special notices will not be affected by your election to discontinue duplicate mailings of the Summary Annual Report to Shareowners.



By Order of the Board of Directors,


Richard W. Odgers
Executive Vice President, General Counsel,
External Affairs & Secretary



Dated:  March 14, 1995

 -----------------------------------------------------------------------------







    In accordance with Rule 14a-3(c) under the Securities Exchange Act of 1934 (the "Exchange Act"), as adapted to the "Summary Annual Report" procedure, the information contained in the following appendix (consisting of the section entitled "Annual Financial Review") is provided solely for the information of shareowners and of the Securities and Exchange Commission (the "SEC"). Such information shall not be deemed to be "soliciting material" or to be "filed" with the SEC or subject to Regulation 14A under the Exchange Act (except as provided in Rule 14a-3) or to the liabilities of Section 18 of the Exchange Act, unless, and only to the extent that, it is expressly incorporated by reference into the Form 10-K of Pacific Telesis Group for its fiscal year ending December 31, 1994.








- ----------------------------------------------------------------------------

                           ANNUAL FINANCIAL REVIEW
- ----------------------------------------------------------------------------

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS
                           AND FINANCIAL CONDITION

OVERVIEW

Pacific Telesis Group (the "Corporation") includes a holding company, Pacific Telesis; its telephone subsidiaries: Pacific Bell (and its subsidiaries, Pacific Bell Directory, Pacific Bell Information Services, and Pacific Bell Mobile Services) and Nevada Bell (the "Telephone Companies"); and several other units. The Telephone Companies provide local exchange service, network access, toll service, directory advertising, and selected information services in California and Nevada. Pacific Bell Mobile Services ("PBMS") was established as a new subsidiary in 1994 to offer personal communications and other mobile telecommunications services.

The Corporation's primary financial goal continues to be to build long-term value for its shareowners. To build value for our shareowners, we have focused our efforts on expanding the Corporation's core businesses, investing in technology, reducing costs, developing new products and services, and supporting changes in public policy and regulation.

Effective April 1, 1994, the Corporation spun off to shareowners its domestic and international cellular, paging, and other wireless operations in a one-for-one stock distribution of its 86 percent interest in AirTouch Communications, Inc. ("AirTouch"). The stock distribution was recorded as a stock dividend from paid-in capital at the carrying amount of the net assets of spun-off operations. As a result, the Corporation's total assets and shareowners' equity were each reduced by $2.9 billion in 1994. With the spin-off, the Corporation's responsibilities terminated in connection with any future obligations under AirTouch's joint venture agreement with
Cellular Communications, Inc., and under various financial instrument contracts. (See Note B - "Spun-off Operations" on page F-46.)

The spin-off allows the Corporation to continue to invest in its core businesses, grow and pursue new opportunities, and to compete without restrictions for licenses in emerging personal communications services ("PCS") markets.

With increasing competition for existing services and the formal introduction of toll services competition in California effective January 1995, the Telephone Companies face an increasingly competitive marketplace. In response to the competitive challenge and to build value for its shareowners, management is implementing strategic initiatives designed to strengthen the Corporation's core businesses, develop new markets, accelerate product development, and increase operational efficiencies. These strategic initiatives and the competitive environment for each of the Corporation's major service categories are discussed below. Also presented are critical public policy issues affecting the telecommunications industry and the Corporation's ability to compete with the same freedom as other service providers.

STRATEGIC INITIATIVES

To strengthen the Corporation's core businesses, management has formulated a strategy for Pacific Bell known as "California First." This investment and marketing strategy is predicated on the belief that the Corporation's unparalleled commitment and presence in California provides a strong competitive advantage. The Corporation's goal is to be the vendor of choice for telecommunications and advanced data and video services in California and Nevada and to retain and increase its customer base.

Investing in the Core Networks
- ------------------------------

In order to offer the products and services customers want, now and in the future, the Telephone Companies continue to invest heavily in improvements to their core telephone networks. The Telephone Companies spent a total of $1.7 billion on the networks during 1994. The focus of these investments has been in the advanced digital technologies discussed below:
                                                            December 31
                                                   -------------------------
Technology Deployment                                  1994           1993
- ----------------------------------------------------------------------------
Access lines served by digital switches...............   66%            52%
Access lines with SS-7 capability.....................   95%            79%
Access lines with ISDN capability.....................   79%            60%
Miles of installed optical fiber (thousands)..........   425            375
- ----------------------------------------------------------------------------

Digital switches and optical fiber, a technology using thin filaments of glass or other transparent materials to transmit coded light pulses, increase the capacity and reliability of transmitted data while reducing maintenance costs. Signaling System 7 ("SS-7") permits faster call setup and new custom calling features. Integrated Services Digital Network ("ISDN") allows simultaneous transmission of voice, video, and data over a single telephone line. Fueled by telecommuting, the need for branch offices to access centralized computer networks, and increased access to the Internet, Pacific Bell's ISDN sales increased substantially in 1994. The growth has come primarily in single line applications.

In 1994, Pacific Bell launched a major program to upgrade its core network infrastructure and began building California's "communications superhighway." This broadband network will integrate telecommunications, information, and entertainment technologies and provide advanced voice, data, and video services. Using a combination of fiber optics and coaxial cable, Pacific Bell expects to provide broadband services to several hundred thousand homes by the end of 1995 and about 5.0 million homes by the end of the decade. Because the network employs emerging technologies and is subject to regulatory approvals, there can be no assurances that these services will be offered on schedule.

In addition to providing advanced telecommunications services, the new network will serve as a platform for other information providers and will offer customers alternatives to existing cable television providers. The broadband network also is expected to spur the development of new interactive consumer services in education, entertainment, financial services, government, and healthcare, such as the Corporation's Education First and Healthcare Information Network programs. It will promote capital and operational cost savings, service quality improvements, and opportunities to earn additional revenues from an array of new service possibilities. Construction of the non-video components of the network began in May 1994.

In October 1994, the Federal Communications Commission (the "FCC") reaffirmed its rule that permits local exchange carriers ("LECs"), including the Telephone Companies, to provide a tariffed platform ("video dialtone") that will deliver video programming developed by others and provide certain other services to customers. The FCC concluded that video dialtone should be subject to existing price cap rules and treated as switched access services. In December 1993, Pacific Bell filed an application with the FCC seeking authority to offer video dialtone services in specific locations in four of its service areas: the San Francisco Bay Area, Los Angeles, San Diego, and Orange County. Pacific Bell has urged the FCC to quickly encourage video competition in California by expediting its applications review. Subject to regulatory approval, management expects to offer video services by mid-1996. In July 1994, Pacific Bell signed a contract with the first of many programmers expected to supply video content. Once FCC approval is obtained, Pacific Bell will deploy the video components of the advanced network.

Capital expenditures for the Telephone Companies in 1995 are forecast to be $1.7 billion, excluding broadband and PCS costs. This amount includes $1.2 billion for projects designed to generate revenues and the remainder for projects designed to reduce costs or meet other requirements. Capital expenditures in 1995 and subsequent years may increase materially if the Corporation is successful in its efforts to obtain PCS licenses and offer PCS services. Capital expenditures may also increase as much as $2.0 billion in 1998 if the broadband network is purchased. (See "Liquidity and Financial Condition" on page F-24.) As part of its current plan, Pacific Bell has made purchase commitments of about $380 million in accordance with its previously announced $1 billion program for deploying an all-digital switching platform with ISDN and SS-7 capabilities.

Developing New Markets
- ----------------------

To develop new markets for mobile communications services, management is aggressively pursuing licenses for PCS at FCC auctions that began on December 5, 1994. PCS will be a digital wireless service offering mobility for both voice and data communications. The Corporation's PCS network will be designed to connect seamlessly to the wired network to provide an integrated system. PCS technology should allow customers to be reachable, wherever they are, with a single telephone number. If the Corporation is successful in winning PCS licenses, management anticipates introducing PCS services in early 1997.

In December 1994, Pacific Bell contracted with a wireless system design company to perform all the radio frequency design work for the Corporation's PCS network. Although the Corporation anticipates significant competition in PCS, management believes that Pacific Bell's reputation for superior service will be a competitive advantage.

As of the end of 1994, the Corporation began bidding for PCS licenses covering California and Nevada. Bidding will continue until no further bids are received. Successful bidders must still apply to the FCC for authority to offer PCS and will be required to meet certain network completion schedules.

The Corporation is developing new markets for home entertainment, information, and interactive services. To help facilitate entering these new markets, two equally owned partnerships were established with Bell Atlantic and NYNEX. A media company was formed to develop a portfolio of branded programming and services. A technology company was formed to provide the systems needed to drive the delivery of this programming over the telephone companies' proposed video dialtone networks. The media company formed a strategic relationship with Creative Artists Agency, Inc. which will provide various advisory and consulting services. Upon FCC approval, the media company anticipates delivering video services to customers through retail affiliates over the video dialtone networks in 1996. The Corporation expects these activities to have start-up operating losses through the end of the decade. The operating losses are not expected to have a material effect on the Corporation's earnings.

To develop new markets in home shopping and information services, Pacific Telesis Electronic Publishing Services, a wholly owned subsidiary of the Corporation, and the Los Angeles Times, a division of Times Mirror Corporation, formed an equally owned partnership. Services are expected to be provided by mid-1995 to customers in the Los Angeles area. The partners plan to combine business information, classified and display advertisements, editorial and promotional material, and other information into a single database. Initially, shopping assistants will provide facts about products and services and recommendations about accessing the wide array of information. In 1996, customers are expected to be able to obtain services by accessing the database directly via computer. The Corporation expects these activities to have start-up operating losses over the next few years but anticipates profits starting in 1998. The operating losses are not expected to have a material effect on the Corporation's earnings.

As an enhancement to the broadband network, the Corporation is exploring wireless cable and video-distribution technologies. The Corporation's subsidiary, Pacific Telesis Wireless Broadband Services ("PTWBS"), has filed applications with the FCC which propose to provide wireless access to certain schools in California. PTWBS, in conjunction with Telesis Technologies Laboratory, another wholly owned subsidiary of the Corporation, is currently conducting a technology test of wireless video-distribution under an FCC experimental license in Riverside County, California. The Corporation anticipates the trials to be completed by mid-1995.

Developing New Products
- -----------------------

The Corporation also is responding to competition by streamlining new product development to shorten the time between product conception and market rollout. In 1994, Pacific Bell introduced prepaid calling cards, moving from inception to market in just six months. Pacific Bell also introduced a credit card that accumulates credits towards the purchase of Pacific Bell products and services. Other products in various stages of development include custom calling features, which provide a distinctive ring to alert customers to incoming toll calls, and do-not-disturb features. Also under development are network management products that will allow customers to set up their own internal telephone networks to streamline internal communications. The Corporation also plans an array of new products to take advantage of the increased capabilities of Pacific Bell's broadband network.

Reengineering Core Processes
- -----------------------------

To improve operational efficiencies, management continues to employ core process reengineering ("CPR"). CPR is a method for achieving significant increases in performance by fundamentally rethinking basic business processes and systems. The Corporation's CPR projects will result in better, faster customer service and will reduce costs as the Corporation responds to competition. Some of the more significant projects are summarized below.

To increase responsiveness and lower costs, Pacific Bell is establishing new, integrated customer service centers. Pacific Bell consolidated 128 service centers into 15 centers in 1994. By 1997, these will be further consolidated into five service centers. These new centers will reduce customer hand-offs by employees due to the centralization of responsibilities previously handled by several different organizations in different locations. Customer-requested changes will be less expensive and easier to accomplish with fewer facilities.

To create a more efficient and reliable network, Pacific Bell is reducing the number of network operations centers from 25 to four state-of-the-art facilities and streamlining network management processes. Each of the four centers will be responsible for network surveillance and control, network provisioning and maintenance, and network reliability and quality assurance. The new centers will reduce cycle times because of fewer hand-offs and allow greater concentration of technical expertise at each center. The
Corporation anticipates the consolidation of customer service centers will be completed by the end of 1995.

To reduce overhead costs, Pacific Bell has initiated changes in the use of its real estate. Expense savings will result from consolidating operations, terminating leases, and selling surplus property. Telecommuting, virtual offices, and shared offices will be encouraged.

To establish service more quickly, Pacific Bell's plant facilities will be dedicated to a customer's telephone line. This new process is called "quick dialtone." It will require less human intervention to initiate telephone service and will allow Pacific Bell to activate service within about two hours. It will allow the customer to access certain repair, 911, and business office numbers, even after service is disconnected. Quick dialtone will make it easy for customers to choose Pacific Bell now, and after local competition is authorized.

As a result of reengineering its processes and other restructuring, Pacific Bell reduced its net force by about 3,800 employees during 1994. The Telephone Companies' employees per ten thousand access lines decreased
10.5 percent, a further improvement from the 4.6 percent decrease in 1993. Revenues per average employee increased 4.9 percent in 1994.

Management is confident that its strategic initiatives described above will allow it to offer premier telecommunications services at competitive prices and to remain the customer's first choice for telecommunications products and services in California and Nevada.

COMPETITION

The Telephone Companies are facing increasing competition for existing and new services. Currently, competitors primarily consist of interexchange carriers, competitive access providers, and wireless companies. Soon the Telephone Companies will also face competition from cable television companies and others. Management supports the simultaneous entry of all telecommunications competitors into each others' markets. The competitive environments for the Telephone Companies' major service categories are summarized below.

Toll Services Competition
- -------------------------

In September 1994, the California Public Utilities Commission (the "CPUC") issued a decision in the third phase of its investigation into alternative regulatory frameworks. Effective January 1, 1995, the decision allowed long-distance and other telecommunications companies to officially compete with Pacific Bell and other local telephone companies in providing intra-service area toll call services in California. Toll calls are calls within a customer's service area but beyond the local calling area. The decision also rebalanced prices for services in order to allow Pacific Bell to be a more effective competitor. Rebalancing brings prices for certain services closer to the costs of providing those services. The decision lowered intra-service area toll prices an average of about 40 percent and increased Pacific Bell's residential flat rate service from $8.35 to $11.25 per month. Pacific Bell's business basic prices increased from $8.35 to $10.32 per month. In addition, charges for intrastate access were reduced and other prices were changed.

The CPUC intends the decision to be revenue neutral; the effect of price decreases would be offset by the effect of price increases. In January
1995, the CPUC ordered that the new rates are subject to adjustment, including refunds and backcharges, pending its resolution of various applications for rehearing. The CPUC has stated its intention to order such adjustments if necessary to maintain revenue neutrality or remedy any harm.

The Corporation believes the decision is based on an estimate of growth in demand for services due to lower toll prices that may be too optimistic. If actual demand falls short of estimates, toll service revenues would be adversely affected. More importantly, as competition intensifies for intra-service area toll calling, there is a risk that Pacific Bell's toll revenues could be materially reduced. Several competitors have advertised promotional prices that are lower than Pacific Bell's prices for certain toll-calling patterns. However, a customer must currently dial a five-digit access code to use a competitor's toll services. The Corporation is aggressively marketing volume discount plans to its residential and business customers.

The CPUC has stated that in May 1995 it will begin to consider whether customers should be allowed to presubscribe to a specific carrier to handle their intra-service area toll calls. Presubscription would allow a customer to select a carrier without dialing the carrier's access code. As part of the local services competition procedural plan (see "Local Services Competition" below), the CPUC is encouraging interested parties to pursue the development of a settlement agreement on presubscription by March 1995.

In Nevada, the Public Service Commission of Nevada ("PSCN") has adopted a rule change permitting limited intra-service area competition. In September 1993, the PSCN ordered that interexchange carriers and resellers may offer special access and certain specialized services such as 800/900 calling within intra-service areas. The PSCN also authorized a one-year trial of the opening of certain calls to competition, including those placed through operator services. The PSCN will use the trial data to decide whether to expand competition for other toll services. The decision is expected by mid-1995.

Local Services Competition
- --------------------------

In December 1994, the CPUC adopted a procedural plan to achieve the CPUC's and California Legislature's goal of opening local exchange markets to competition by January 1, 1997. Opening local markets to competition would increase demand for, and stimulate private development of, new types of telecommunications and video services, bringing innovative new products into businesses, homes, and communities. The CPUC plans to issue interim rules for local competition in June 1995. The CPUC is encouraging interested parties to negotiate a settlement of issues related to opening local telephone markets to competition as well as presubscription and regulatory framework reform. The parties must issue a progress report by March 31, 1995. For issues remaining unresolved, the CPUC proposes to address local competition in three related proceedings which are intended to remove barriers to competition, resolve technical issues, and implement consumer protection and regulatory streamlining.

In January 1995, the CPUC instituted a proceeding to reexamine the definition, objectives, and subsidy support for universal service. The CPUC will report its recommendations to the California Legislature by January 1, 1996.

The CPUC proposes to adopt specific requirements for the unbundling and nondiscriminatory provision of monopoly functions that allow the provision of telecommunications services. These functions would be subject to open access for all telecommunications providers. In response to the CPUC's unbundling plan, the Corporation has proposed separation of the loop (the telephone line between a customer's location and the telephone company's central office) from the switch (the central office equipment that selects the paths to be used for transmission of information). The CPUC is scheduled to issue a decision in first quarter 1995 concerning expanded interconnection and local transport restructuring. A later decision will adopt a methodology to be used for cost studies and may also define the network building blocks necessary for network unbundling.

Pacific Bell has been conducting tests and trials with a variety of industry participants to test the feasibility of unbundling the loop from the switch and of various points of interconnection. Successful trials will allow competitors to connect to Pacific Bell's network to carry calls and facilitate the CPUC's local competition goals.

The CPUC plans to establish minimum consumer protection requirements applicable to all local service providers by January 1997. At the same time, the CPUC will develop plans to streamline regulatory processes for initiating service offerings or changing prices.

Interstate Access Services Competition
- --------------------------------------

The FCC ordered large LECs, including the Telephone Companies, to offer expanded network interconnection for interstate special access services effective June 1993, and for the transport portion of interstate switched access services effective February 1994. Upon appeal, the U.S. Court of Appeals for the D.C. Circuit decided that the FCC lacks the authority to require physical collocation and remanded to the FCC the issue of whether the LECs should offer "virtual collocation" instead of physical collocation. With virtual collocation, the LECs install and maintain the equipment dedicated for use by the competitive access providers ("CAPs"), and charge the CAPs for services. In July 1994, the FCC directed the LECs to provide virtual collocation, but exempted LECs from this requirement at central offices where they offer physical collocation. The Telephone Companies plan to continue to offer physical collocation but have appealed certain requirements of the FCC's order. The portion of interstate access revenues subject to increased competition represents less than five percent of the Telephone Companies' total revenues.

Intrastate Access Services Competition
- --------------------------------------

In August 1993, the CPUC issued a proposal that would require Pacific Bell to offer expanded network interconnection for intrastate special access services and for the transport portion of intrastate switched access services. The CPUC proposes to allow CAPs to locate transmission facilities in Pacific Bell's central offices, adopt a new transport rate structure that includes pricing flexibility for dedicated traffic, and authorize competition for switched transport services within the state. Intrastate access revenues subject to increased competition represent less than four percent of Pacific Bell's total revenues. A decision from the CPUC is expected in first quarter 1995.

On January 1, 1995, Pacific Bell lowered the prices it charges interexchange carriers for intrastate switched access in order to remain competitive with CAPs. The new prices average 1.4 cents per minute-of-use compared to the previous rate of about 2.8 cents per minute. The price decrease was authorized by the CPUC in its September 1994 rate rebalancing decision. Resulting decreases in access revenues are being offset by increases in local service revenues. (See "Toll Services Competition" on page F-6.)

Although the Telephone Companies are facing increasing competition for all of their services, management believes that a truly open, competitive market, in which the Telephone Companies can compete without undue restrictions, offers significant opportunities to grow the business.

PUBLIC POLICY

Telecommunications policy reform has been, and will continue to be, the subject of much debate in Congress, the California Legislature, the courts, the FCC, the CPUC, and the PSCN. The Corporation supports public policy reforms that promote fair competition and ensure the responsibility for universal service is shared by all who seek to provide telecommunications services. The Corporation continues to believe it should be allowed the opportunity to compete in other markets, such as long-distance, cable television programming, and manufacturing. Competition could bring great benefits to customers by giving them the opportunity to choose among service providers, for everything from dialtone to long-distance.

Long-Distance Services Waiver
- -----------------------------

In January 1995, the Corporation asked the U.S. Department of Justice to support a waiver of the provisions of the 1982 Consent Decree which prohibit the Corporation from providing long-distance services. Long-distance calls are calls between service areas. This filing is consistent with the CPUC's and California Legislature's goal of having full competition for telecommunications services in California. The final decision to grant a waiver must be made by the U.S. District Court for the District of Columbia which has retained jurisdiction over the interpretation and enforcement of the 1982 Consent Decree. The waiver process could take two or more years.

Court Decision on Video Programming
- -----------------------------------

Under the 1984 Cable Act, the Corporation is currently prohibited from providing video programming in its service areas. In November 1993, the

Corporation filed suit in the U.S. District Court in San Jose challenging the constitutionality of the 1984 Cable Act's provisions. In December 1994, the U.S. Court of Appeals for the Ninth Circuit overturned these provisions. The Appellate Court's decision, when issued, will return the case to the lower court for further proceedings consistent with its decision. The ruling is subject to appeal to the U.S. Supreme Court. The Corporation still needs approval from the FCC before it can provide video services. (See "Investing in the Core Networks" on page F-2.)

Telecommunications Legislation
- ------------------------------

In 1994, the U.S. House of Representatives approved two telecommunications bills which would have eased certain restrictions imposed by the 1982
Consent Decree and the 1984 Cable Act. Similar legislation with less favorable provisions was introduced in the U.S. Senate but was withdrawn. Similar legislation was reintroduced in the House of Representatives in January 1995. The Corporation expects telecommunications legislation will also be introduced in the Senate in 1995.

In September 1994, Governor Wilson signed legislation directing the CPUC to authorize fully open competition for intrastate long-distance services if federal legislation or court action amends the 1982 Consent Decree. If not amended by October 1995, the CPUC must order Pacific Bell to offer intrastate long-distance services and to seek a waiver of the 1982 Consent Decree. (See "Long-Distance Services Waiver" above.) The CPUC's order would be subject to specific safeguards which would ensure that competitors have fair, nondiscriminatory, and mutually open access to Pacific Bell's exchanges and to interexchange facilities.

In September 1994, Governor Wilson signed legislation that will allow cable television companies to offer local telephone services in areas of California where local telephone companies are allowed to offer video services.

CPUC Regulatory Framework Review
- --------------------------------

Effective July 1994, the CPUC issued a decision in its scheduled review of its incentive-based New Regulatory Framework ("NRF"). The decision reduced Pacific Bell's benchmark rate of return from 13.0 percent to 11.5 percent. Earnings of 11.5 percent to 15.0 percent will be shared equally with customers. Earnings above 15.0 percent will be shared 30.0 percent with customers. The decision also increased the productivity factor from
4.5 percent to 5.0 percent.  A higher productivity factor reduces revenues.

Pacific   Bell  has  recommended  that  the  CPUC  move  toward  pure  price regulation, without ceilings, floors, sharing, exogenous costs, or productivity and inflation factors. The CPUC is scheduled to begin a review of the NRF again in mid-1995 if parties do not settle these and other issues involving local competition. (See "Local Services Competition" on page F-7.)

PSCN Regulatory Framework Review
- --------------------------------

The PSCN has opened a proceeding to consider revising existing regulations for telecommunications providers. In April 1994, Nevada Bell joined an industry group of interexchange carriers and local exchange carriers in proposing to the PSCN fundamental changes in the nature of telecommunications regulation. The proposal would permit competition where it is in the public interest in exchange for substantial earnings flexibility and would also establish guidelines by which all competitors would be regulated. Both the PSCN and the Office of Consumer Affairs protested the recommendations and submitted an alternative proposal. The PSCN directed all parties to meet and submit a proposal that would promote competition while ensuring universal service. The PSCN prepared a proposed rule incorporating many industry suggestions and issued a "Notice of Proposed Rulemaking" with hearings that began in January 1995. A final decision is expected in March 1995.

FCC Regulatory Framework Review
- -------------------------------

In 1994, the FCC began a comprehensive review of the Local Exchange Carrier price cap framework. The Corporation proposed several specific changes to the current plan including the elimination of the productivity factor, sharing, and earnings caps. The Corporation also proposed increased pricing flexibility for certain competitive services. Other parties have advocated increasing the productivity factor, retaining the sharing and earnings caps, and reducing the benchmark rate of return. The FCC is expected to issue an order in March 1995. Any changes to the plan will most likely be incorporated into the 1995 annual access tariff filings which are scheduled to take effect on July 1, 1995.

Management believes that the public policies discussed above should ensure that service providers get simultaneous and equal access to each others' markets; anything less would not be fair. A competitive advantage accrues to any company that can offer customers one-stop shopping for local, toll, and long-distance services as a package. It is crucial for the Corporation to be allowed to offer long-distance and video services when the local market is opened to competition.

RESULTS OF OPERATIONS

The following discussions and data compare the results of operations of the Corporation for the periods 1994 vs. 1993, and 1993 vs. 1992. The Corporation's previous interests in the operating results of wireless operations, which were spun off to shareowners on April 1, 1994, are classified separately as "spun-off operations" in the accompanying financial statements. (See Note B - "Spun-off Operations" on page F-46.) The spun-off operations are excluded from the reported amounts of the Corporation's revenues and expenses. The Corporation's "continuing operations" include the Telephone Companies, along with several other units.

                                             %                %
Operating Statistics                1994  Change     1993  Change     1992
- ---------------------------------------------------------------------------
Return on shareowners' equity (%).  22.0            -26.3             16.1
Operating ratio (%)...............  76.3             92.8             77.1
Revenues per average
  employee ($ in thousands).......   172     4.9      164     5.1      156
Telephone Companies' employees per
  ten thousand access lines*......  31.6   -10.5     35.3    -4.6     37.0
- ---------------------------------------------------------------------------
*  excludes Pacific Bell Directory employees

The Corporation's 1994 earnings and earnings per share, excluding income from spun-off operations, increased $2.7 billion and $6.38, respectively. Results for 1994 include an after-tax charge of about $29 million at Pacific Bell due to a CPUC order related to customer late payment charges. In 1993, results were reduced by after-tax charges of about $2.7 billion for adopting new accounting rules, restructuring charges, and other one-time items. Without these 1993 charges and excluding one-time items in each year, earnings from continuing operations for 1994 would have increased about 4.5 percent.

Looking ahead, management expects that the effects of toll-service competition and a CPUC-ordered revenue reduction, coupled with dilution from initial costs for wireless and interactive video services, will create some pressure on the Corporation's current earnings level. In the long-term, the core telephone business performance is expected to improve due to cost reduction efforts, growth prospects, strategic initiatives, and continued recovery of the California economy. These prospects should provide opportunity for stronger earnings.

In 1993, the Corporation's reported earnings decreased $2.6 billion from 1992. Results applicable to continuing operations for 1993 included $1.7 billion, or $4.16 per share, in after-tax charges relating to the adoption of new accounting rules for postretirement and postemployment benefits. Results from continuing operations for 1993 also included a restructuring charge relating to Pacific Bell's planned force reductions, and several other restructuring charges. The restructuring charges reduced earnings by $861 million, or $2.08 per share. In addition, 1992 earnings included about $37 million in one-time items related to prior years. Without the 1993 charges and other one-time items in both years, 1993 earnings would have decreased slightly.

Volume Indicators
- -----------------
                                            %                 %
                                   1994  Change     1993   Change    1992
- ---------------------------------------------------------------------------
Customer switched access lines
  in service at December 31
  (thousands).................   15,298     2.9   14,873      2.2  14,551
Carrier access minutes-
  of-use (millions)...........   53,486     7.7   49,674      6.1  46,800
  - Interstate................   31,604     8.0   29,265      6.8  27,403
  - Intrastate................   21,882     7.2   20,409      5.2  19,397
Toll messages (millions)......    4,485     5.0    4,272      2.7   4,158
- ---------------------------------------------------------------------------

The Corporation is seeing continued improvement in volume indicators due to economic recovery in California and record access line growth in Nevada. The number of access lines in service increased 2.9 percent in 1994, an improvement over the 2.2 percent increase in 1993. The 1994 increase was primarily attributable to the economic recovery and Pacific Bell's promotional efforts to increase the number of households with two lines. The Telephone Companies' residential access line growth rate increased to
2.1 percent in 1994, up from 1.4 percent in 1993. The growth rate in business access lines climbed to 4.3 percent in 1994, up from 3.6 percent in 1993. Pacific Bell's business Centrex lines grew 10.3 percent in 1994, fueled by businesses focusing on networking multiple locations and disaster preparedness.

Access minutes-of-use represent the volume of traffic carried by interexchange carriers over the Telephone Companies' local networks. Total access minutes-of-use increased by 7.7 percent in 1994, an improvement over the 6.1 percent increase in 1993. The increase in access minutes-of-use was attributable primarily to economic growth which increased network usage.

Toll messages include Message Telecommunications Services, Optional Calling Plans, WATS, and terminating 800 messages. Toll messages increased by
5.0 percent in 1994 compared to an increase of 2.7 percent in 1993. Unauthorized competition, particularly in WATS and 800 services, has constrained the growth rate in Pacific Bell's toll messages compared to the growth rate in intrastate carrier access minutes-of-use.

The CPUC formally authorized competition in the intra-service area toll market effective January 1995. As a result, Pacific Bell lowered average prices for intra-service area toll services approximately 40 percent. Toll messages are expected to increase due to lower prices. However, the increase is expected to be at least partially offset by the loss of some toll business to competition. Although competition may reduce the number of toll messages carried by Pacific Bell, it also has the effect of increasing access minutes-of-use. (See "Toll Services Competition" on page F-6.)

Operating Revenues
- ------------------

($ millions)                     1994   Change      1993   Change     1992
- ---------------------------------------------------------------------------
Total operating revenues...... $9,235      -$9    $9,244     $136   $9,108
                                             -               1.5%
- ---------------------------------------------------------------------------

In 1994, total operating revenues decreased reflecting revenue reductions ordered by the CPUC and the FCC under price cap regulation. In addition, revenues were reduced by accruals at the Telephone Companies for sharing interstate earnings with customers. The FCC and state regulators require the sharing of earnings above a threshold rate of return. Pacific Bell's revenues also were reduced due to a CPUC refund order related to customer late payment charges. Revenues were further reduced by a July 1994 CPUC decision which increased the productivity factor of the price cap formula from 4.5 percent to 5.0 percent. (See "CPUC Regulatory Framework Review" on page F-10.) These and other miscellaneous reductions were partially offset by revenue increases due to customer demand.

Factors affecting revenue changes are summarized below:

                                                                    Total
                    Price              Late  Produc-               Change
                      Cap  Sharing  Payment   tivity       Customer  from
($ millions)       Orders Accruals   Refund   Factor  Other  Demand  1993
- ----------------------------------------------------------------------------
Local service.....  -$ 51                       -$ 9   -$49    $ 87  -$22
Network access
  Interstate......    -12     -$56                       -5      63   -10
  Intrastate......    -16                         -3     -4      74    51
Toll service......    -40                         -7      7     -12   -52
Other service
  revenues........                     -$27              -2      53    24
                   ------  -------  -------  ------- ------ ------- --------
Total operating
  revenues........  -$119     -$56     -$27     -$19   -$53    $265  -$ 9
- ----------------------------------------------------------------------------

Local service revenues include basic monthly service fees and usage charges. Fees and charges for custom calling features, coin phones, installation, and service connections are also included in this category. The 1994 increase in local service revenues due to customer demand in the above table reflects increased customer access lines.

Network access revenues reflect charges to interexchange carriers and to business and residential customers for access to the Telephone Companies' local networks. The 1994 increase in interstate network access revenues due to customer demand reported above reflects increased carrier access minutes-of-use, as well as increased access lines. The increase in intrastate network access revenues due to customer demand also reflects growth in carrier access minutes-of-use.

Toll service revenues include charges for long-distance services within service area boundaries. Unauthorized competition reduced toll service revenues in 1994. However, this reduction was partially offset by increased access charges paid by competitors to complete toll calls over the Telephone Companies' local networks.

Other service revenues are generated from a variety of services including directory advertising, information services, and billing and collection services provided by the Telephone Companies. Other service revenues for 1994 include an increase in information service revenues of $28 million, chiefly due to the success of Pacific Bell's business and residential voice mail products. Customer voice processing units in service at Pacific Bell increased 37 percent in 1994.

In 1993, total operating revenues increased reflecting net growth in customer demand and a CPUC order granting partial recovery of Pacific Bell's higher costs due to new accounting rules for postretirement benefits. Also contributing to the year-over-year increase was a refund in 1992 ordered by the CPUC related to the treatment of enhanced services development costs which lowered Pacific Bell's comparative 1992 revenues. These increases were partially offset by a $120 million rate reduction from the 1993 CPUC price cap order.

Looking ahead, the CPUC ordered a $232 million revenue reduction for 1995 as a result of Pacific Bell's annual price cap filing. The ordered reduction includes a decrease of $161 million because the 5.0 percent productivity factor of the price cap formula exceeded the growth in the Gross Domestic Product Index by 2.4 percent. The order also included several other items that will decrease revenues by an additional $71 million. In addition, the CPUC ordered a rebalancing of prices effective January 1995. As a result, 1995 revenues will shift between service categories. (See "Toll Services Competition" on page F-6.)

In June 1994, the FCC accepted the Telephone Companies' annual access tariff filings under price cap regulation. As a result, the Telephone Companies' interstate network access revenues will be reduced about $30 million annually beginning July 1, 1994. Pacific Bell's decrease reflects the application of the price cap formula, increased support payments to the National Exchange Carrier Association, and an $8 million price reduction to help it remain competitive with other access providers.

Operating Expenses
- ------------------

($ millions)                      1994   Change     1993   Change    1992
- ---------------------------------------------------------------------------
Total operating expenses......  $7,041  -$1,541   $8,582   $1,557  $7,025
                                         -18.0%             22.2%
- ---------------------------------------------------------------------------

The decrease in total operating expenses for 1994 reflects the Corporation's continuing cost reduction efforts and resulting expense savings, primarily at Pacific Bell. Without restructuring charges of $1,431 million in 1993, expenses for 1994 would have decreased 1.5 percent.

                            Pacific Bell Expenses                     Total
                           (excluding subsidiaries)                     PTG
                           ------------------------      Other       Change
                        Salaries Employee                 PTG          from
($ millions)            & Wages  Benefits     Other     Entities       1993
- ----------------------------------------------------------------------------
Cost of products and
  services.............   -$56       -$24    $   28         $ 23    -$   29
Customer operations and
  selling expenses.....    -11         -1        51           21         60
General, administrative,
  and other expenses...    -10        -36      -154            8       -192
Restructuring charges..      -          -      -977         -454     -1,431
Depreciation and
  amortization.........      -          -        48            3         51
                       --------    -------   -------      ------     ------
Total operating
  expenses.............   -$77       -$61   -$1,004        -$399    -$1,541
- ----------------------------------------------------------------------------

The 1994 Pacific Bell decreases in salary and wage expense and employee benefits are primarily due to force reductions. Without Pacific Bell's 1993 restructuring charge, other expenses would have decreased $27 million. This restructuring charge was recorded to recognize the incremental cost of force reductions associated with restructuring Pacific Bell's internal business processes through 1997. Pacific Bell's decrease in general and administrative expense in its other expenses was primarily due to $73 million in regulatory and other adjustments in 1993, a $44 million decrease in 1994 costs for contracted programmers and plant laborers, and a reclass of certain vendor expenses. Pacific Bell hired fewer programmers in 1994 due to the completion of a billing system enhancement project in 1993 and fewer contract plant laborers were utilized in 1994 due to more favorable weather conditions. The decrease in the other PTG entities expense reflects other 1993 restructuring charges. (See "Status of Reserves" on page F-21.)

For 1993, the increase in total operating expenses reflects pre-tax restructuring charges recorded by the Corporation totaling $1,431 million. The largest of the restructuring charges was to recognize the incremental cost of force reductions associated with Pacific Bell's restructuring its internal business processes through 1997. (See "Status of Reserves" on page F-21.) Without these charges and other one-time items, 1993 expenses would have increased slightly compared to 1992.

Salary and Wage Expense

($ millions)                      1994   Change     1993   Change    1992
- --------------------------------------------------------------------------
Salary and wage expense........ $2,291     -$90   $2,381     $124  $2,257
                                          -3.8%              5.5%
Employees-average during year.. 53,556    -4.8%   56,233    -3.8%  58,436
Employees-end of year.......... 51,590    -6.8%   55,355    -2.9%  57,023
- --------------------------------------------------------------------------

Salary and wage expense is the largest component of total operating expenses. At Pacific Bell, including subsidiaries, salary and wage expense decreased $88 million in 1994, primarily as a result of a net workforce reduction of about 3,800 employees. In addition, overtime decreased $35 million primarily because of extensive storm repairs necessary in 1993. The effect of Pacific Bell's declining workforce was partially offset by a $12 million increase related to higher compensation rates. The Corporation expects salary and wage expense to decline further in 1995 due to continued force reduction programs. (See "Status of Reserves" on page F-21.) Future salary and wage expense will be affected by the renegotiation of Pacific Bell's union contracts which expire in August 1995.

In 1993, Pacific Bell's salary and wage expense increased $74 million. The increase reflects higher compensation rates of $73 million primarily due to a nonsalaried wage increase and a $38 million increase in overtime pay for extended customer service hours, partially offset by a $55 million decrease due to fewer employees.

Depreciation and Amortization

($ millions)                      1994   Change    1993    Change    1992
- --------------------------------------------------------------------------
Depreciation and amortization.. $1,787      $51  $1,736       $26  $1,710
                                           2.9%              1.5%
Depreciation as a percent of
  average depreciable
  plant (%)....................    7.0              6.9               6.9
- --------------------------------------------------------------------------

Depreciation expense in 1994 increased due to higher telephone plant balances, a change in the composition of the Corporation's plant, and increased depreciation rates prescribed by regulators. Network modernization programs have caused higher telephone plant balances resulting in higher depreciation expense. Higher interstate depreciation rates prescribed by the FCC increased the Telephone Companies' depreciation expense by approximately $10 million annually. Under incentive-based regulation, the Telephone Companies are not granted revenue recovery for increased depreciation expense.

Looking ahead, new intrastate depreciation rates authorized by the CPUC in December 1994 will increase Pacific Bell's depreciation expense by approximately $30 million annually effective January 1, 1995. As a result of the Corporation's strategic initiatives, projected capital investment is expected to continue to increase telephone plant levels resulting in higher depreciation expense in future years.

The increase in depreciation and amortization expense for 1993 reflects an expanded plant base at the Telephone Companies resulting from accelerated network modernization.

Other Employee-Related Expenses
                                            %                 %
($ millions)                      1994   Change    1993    Change    1992
- --------------------------------------------------------------------------
Postretirement benefits........   $247      2.5    $241     127.4    $106
Healthcare and life
  insurance benefits
  of active employees..........   $226     -1.3    $229      -4.2    $239
Other benefits.................   $ 62    -51.9    $129     -11.6    $146
Payroll taxes..................   $175     -2.8    $180       4.0    $173
Pensions.......................   $ 26     85.7    $ 14       7.7    $ 13
- ---------------------------------------------------------------------------

Increases in the level of postretirement benefits expense in 1994 and 1993 over the level of 1992 reflect the Corporation's higher costs under new accounting rules adopted in 1993. (See "Cumulative Effect of Prior Year Accounting Changes" on page F-20.)

The decrease in other benefits expense for 1994 to $62 million is primarily due to Pacific Bell's continued force reduction programs and miscellaneous adjustments totaling $36 million to true-up certain benefit liabilities.

Interest Expense
- ----------------
                                            %                 %
($ millions)                     1994    Change    1993    Change    1992
- --------------------------------------------------------------------------
Interest expense:
  Long-term debt...............
                                 $423      -6.0    $450      -6.2    $480
  Short-term debt.............      5     -72.2      18     -30.8      26
  LESOP trust.................
                                   19      -5.0      20     -25.9      27
  Other obligations...........
                                    8     -61.9      21     177.8     -27
                                 ----              ----              ----
Total.........................   $455     -10.6    $509       0.6    $506
- --------------------------------------------------------------------------

The decrease in interest expense for 1994 reflects reduced borrowings and lower interest rates. Interest on long-term debt at Pacific Bell decreased $29 million, including an $18 million reduction related to higher borrowing levels in 1993 and $11 million in savings due to lower interest rates resulting from refinancings. Long-term debt levels were temporarily higher in 1993 due to time-lags between new debt issuances and the retirements of refinanced amounts. The Corporation's interest on its short-term borrowings also decreased, due to reduced borrowings in 1994. Interest expense on other obligations in 1994 decreased in comparison to the 1993 amount which had included interest from a CPUC-ordered refund of cellular pre-operational and development expenses. This decrease was partially offset by interest expense related to the CPUC's late payment charges decision in 1994.

Interest expense for 1993 reflects lower interest rates than in 1992 on long- and short-term debt, along with a reduction in average short-term borrowings and reduced principal associated with the Corporation's leveraged employee stock ownership plan ("LESOP") trust. However, total interest expense increased in comparison to 1992. Interest expense for 1992 was reduced by a reversal of $30 million of interest accrued in prior years, for which related contingencies were resolved.

Miscellaneous Income
- --------------------

($ millions)                      1994   Change     1993   Change    1992
- --------------------------------------------------------------------------
Miscellaneous income..........     $55       $7      $48    -$154    $202
                                          14.6%            -76.2%
- --------------------------------------------------------------------------

Net miscellaneous income in 1994 increased in comparison to the 1993 amount which had included increased debt refinancing costs at Pacific Bell. The increase in miscellaneous income was partially offset by reduced interest income earned on intercompany advances to AirTouch which were repaid in 1993. (See Note J - "Related Party Transactions" on page F-62.)

The decrease in miscellaneous income in 1993 reflects a $108 million reduction in interest income. Interest income in 1992 included $70 million of interest relating to a Summary Assessment refund received from the Internal Revenue Service (the "IRS") that year. In addition, interest income earned during 1993 on intercompany advances to AirTouch declined to $20 million from $46 million in the prior year. Also contributing to the decrease in net miscellaneous income was an increase of $23 million in refinancing costs relating to the early retirement of long-term debt by Pacific Bell.

Income Taxes
- ------------

($ millions)                     1994     Change   1993     Change   1992
- --------------------------------------------------------------------------
Income taxes..................   $658       $648    $10      -$596   $606
                                               -            -98.3%
Effective tax rate (%)........   36.7               5.0              34.1
- --------------------------------------------------------------------------

The increase in income taxes for 1994 reflects the Corporation's higher pre-tax income.

The 1993 decrease in income taxes reflects the Corporation's lower pre-tax income that year. The amount of investment tax credit amortization and reversals of fixed asset related items in relation to the lower pre-tax income for 1993 contributed to the reduced effective tax rate.

Cumulative Effect of Prior Year Accounting Changes
- --------------------------------------------------

Effective January 1, 1993, the Corporation adopted Statement of Financial Accounting Standards ("SFAS") No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions," and SFAS 112, "Employers' Accounting for Postemployment Benefits." These new rules require a change from the cash to the accrual method of accounting for these costs. The cumulative effects of applying the new rules to prior years were recognized during 1993 by one-time noncash charges applicable to continuing operations totaling $1.724 billion. The charges are net of deferred income tax benefits of $1.155 billion. The Corporation was unable to defer these charges under the criteria for recognizing a regulatory asset under SFAS 71, "Accounting for the Effects of Certain Types of Regulation." Pacific Bell's higher costs under SFAS 106 have been partially recovered through increased revenues of $100 and $108 million granted by regulators for 1994 and 1993, respectively. Therefore, the Corporation's higher SFAS 106 costs have not materially affected reported earnings. The annual periodic expense under SFAS 112 does not differ materially from expense under the prior method. (See "Postretirement Benefits Other Than Pensions" on page F-28.)

Status of Reserves
- ------------------

In recent years, the Corporation has established a number of reserves to record the effects of discontinuing or restructuring certain parts of its business.

In 1990, a $100 million reserve was established to record expected losses on the disposal of the Corporation's real estate subsidiary's assets. Due to the effects of the prolonged recession in California on real estate values, this reserve was increased by $347 million in 1993. In December 1994, the Corporation's real estate subsidiary sold substantially all of its assets for approximately $160 million. Charges to the reserve in 1994 totaled $287 million, $248 million for losses on sale of its assets and $39 million for operating losses. Management believes the remaining reserve balance of $51 million is adequate to cover any contingent costs associated with the sale.

In 1991, a $203 million reserve was established for the cost of management force reduction programs through 1994. A balance of $77 million remained at the end of 1993. An additional $1,020 million reserve was established in December 1993 to record the incremental cost of force reductions associated with restructuring Pacific Bell's business processes through 1997. This restructuring will allow Pacific Bell to eliminate more than 14,000 employee positions by the end of 1997. After considering new positions expected to be created, a net reduction of approximately 10,000 positions is anticipated. Pacific Bell also expects to relocate approximately 10,000 employees as it consolidates business offices, network facilities, installation and collection centers, and other operations.

Under the restructuring plan, Pacific Bell, excluding subsidiaries, had anticipated gross force reductions of approximately 2,700 employees in 1994. However, Pacific Bell's actual 1994 gross force reduction was 5,852. The excess primarily represents pension-eligible employees who took advantage of favorable discount rates coupled with early retirement incentives to leave the business in 1994. After new hires, the net reduction was 4,128. Pacific Bell now expects gross force reductions in 1995 will be about 3,000 employees, rather than the 5,500 previously forecast. Gross force reductions for the restructuring period are not expected to differ materially from the original forecast, although the timing of the reductions may vary depending on the outcome of labor contract negotiations and other variables.

Due to the higher force reductions, estimated 1994 expense savings from the restructuring of $187 million exceeded the original estimate by about $20 million. Charges to the reserve totaled $278 million, $52 million more than the original estimate of $226 million. Of this amount, severance costs of $170 million exceeded the original $120 million estimate by $50 million; systems costs of $92 million were $2 million less than the original $94 million estimate; and facilities consolidation costs of $16 million exceeded the original $12 million estimate by $4 million. The overrun in severance costs reflects the larger than expected force reductions.
Severance costs include $62 million of costs for enhanced retirement benefits paid from pension fund assets which do not require current outlays of the Corporation's funds. Pension plan gains offsetting the 1994 loss are expected in 1995 through 1997 as more force reductions occur under nonpension-related offerings.

Because of the acceleration of force reductions into 1994, charges to the restructuring reserve in 1995 are expected to be approximately $50 million less than the $436 million previously forecast. Also included in Pacific Bell's reserve were estimated costs of $280 million in 1996 and $155 million in 1997. Actual costs are not expected to differ materially from these estimates.

Savings in 1995, primarily in labor costs from force reductions, are expected to slightly exceed 1995 restructuring costs. Annual savings, primarily in labor costs, are expected to reach approximately $1 billion when the restructuring is completed.

Other reserves were recorded in 1993 and 1992 related to the spin-off of AirTouch and the Corporation's withdrawal from, or restructuring of, its cable and customer premises equipment businesses. The $68 million balance in these reserves remaining at the end of 1994 is comprised primarily of reserves for expected losses on the sale of cable interests.

The table below sets forth the status and activity of these reserves.

($ millions)                               1994         1993        1992
- --------------------------------------------------------------------------
Reserve for discontinuing real
  estate operations:
    Balance - beginning of year....      $  338       $   33      $   75
    Additions......................           -          347           -
    Charges: (cash outlays)........         (39)         (42)        (42)
             (noncash).............        (248)           -           -
                                         ---------------------------------
    Balance - end of year..........      $   51       $  338      $   33
                                         =================================
Reserve for force reductions and
  restructuring:
    Balance - beginning of year....      $1,097       $  101      $  165
    Additions......................           -        1,020           -
    Charges: (cash outlays)........        (216)         (24)        (64)
             (noncash).............         (62)           -           -
                                         ---------------------------------
    Balance - end of year..........      $  819       $1,097      $  101
                                         =================================
Other reserves:
    Balance - beginning of year....      $   90       $   27      $    9
    Additions......................           -          107          18
    Charges  (cash outlays)........         (22)         (44)          -
                                         ---------------------------------
    Balance - end of year..........      $   68       $   90      $   27
==========================================================================

LIQUIDITY AND FINANCIAL CONDITION

The Corporation defines liquidity as its ability to generate resources to finance business expansion, construct capital assets, pay its current obligations, and pay dividends. The Corporation has been meeting most of its financing needs from internally generated funds, but can also obtain external financing through the issuance of common stock, and short- and long-term debt, if needed. The Corporation expects to continue to meet most of its long-term financing needs for its capital program from internally generated funds.

With increasing competition in the coming years, Pacific Bell's internal sources of cash could be reduced from historical levels. Any decision to seek debt and equity in the capital markets would have to be balanced by the Corporation's desire to maintain strong credit ratings as well as the objective of minimizing dilution of the interests of existing shareowners.

In December 1994, Pacific Bell contracted for the purchase of up to $2 billion of broadband network facilities which incorporate emerging technologies. Pacific Bell has committed to purchase the facilities in 1998 if they meet certain quality and performance criteria. Under this arrangement, the Corporation's capital expenditures for broadband deployment and related long-term financing requirements are expected to be deferred until 1998. The Corporation intends to lease certain operational portions of the facilities prior to 1998 during the construction period.

The Corporation is an equal partner with Bell Atlantic and NYNEX in two new companies formed to deliver nationally branded home entertainment, information, and interactive services. To fund these ventures, the Corporation will be required to contribute approximately $100 million in cash over the next three years. (See "Developing New Markets" on page F-3.)

Short-term borrowings are available under a commercial paper program and through unused lines of credit. These lines of credit are subject to continuing review by the lending banks. At December 31, 1994, the unused lines of credit available totaled approximately $2.2 billion.

For longer-term borrowings, Pacific Bell has remaining authority from the CPUC to issue up to $1.25 billion of long- and intermediate-term debt. The proceeds may be used only to redeem maturing debt and to refinance other debt issues. Pacific Bell has remaining authority from the Securities and Exchange Commission (the "SEC") to issue up to $650 million of long- and intermediate-term debt through a shelf registration filed in April 1993. In addition, PacTel Capital Resources ("PTCR") may issue up to $192 million of medium-term notes through a shelf registration on file with the SEC.

The Corporation intends to use a combination of internally generated funds and external financing to initially fund PCS licenses if it is a successful bidder at the FCC auctions that began on December 5, 1994. The Corporation cannot predict if it will be a successful bidder, and, if so, what the cost of these licenses will be. (See "Developing New Markets" on page F-3.)

The following are bond and commercial paper ratings for the Corporation and its subsidiaries:
                                                      |      Long- and
                                                      |  Intermediate-Term
                     Commercial Paper                 |         Debt
- ------------------------------------------------------|-------------------
                          Pacific                     |
                          Telesis             Pacific |            Pacific
                           Group      PTCR      Bell  |   PTCR       Bell
- ------------------------------------------------------|-------------------
Moody's Investors                                     |
  Services, Inc.......... Prime-1   Prime-1   Prime-1 |     A1        Aa3
Standard & Poor's                                     |
  Corporation............   A-1       A-1       A-1+  |     A+        AA-
Duff and Phelps, Inc.....    -         -      Duff 1+ |     -         AA
- --------------------------------------------------------------------------

The above ratings  reflect the views of the rating  agencies and are subject
to  change.   The  ratings should  be  evaluated independently  and  are not recommendations to buy, sell, or hold the securities of the Corporation.

The Corporation holds an equity swap contract to hedge its exposure to the risk of market changes related to its recorded liability for outstanding employee stock options for AirTouch common stock and associated stock appreciation rights. (See Note G - "Stock Options and Stock Appreciation Rights" on page F-57.) Off-balance-sheet risk exists to the extent the market price of AirTouch stock rises above the market price reflected in the liability's current carrying value. The equity swap was entered to hedge this exposure and minimize the impact of market fluctuations. The equity swap itself involves certain off-balance-sheet risks. (See Note I - "Financial Instruments" on page F-60.)

The Corporation's adoption of SFAS 106 and SFAS 112, effective January 1, 1993, increased other noncurrent liabilities by $2.9 billion. Deferred income tax liabilities were reduced by $1.2 billion due to the related tax benefits, resulting in a net increase to liabilities of $1.7 billion upon adopting these two new accounting standards.

Cash From Operating Activities
- ------------------------------

($ millions)                      1994   Change     1993   Change     1992
- ---------------------------------------------------------------------------
Cash from operating activities
  of continuing operations....  $2,947     $220   $2,727     -$80   $2,807
                                           8.1%             -2.9%
- ---------------------------------------------------------------------------

The increase in 1994 cash from operating activities is primarily due to timing differences in the payment of accounts payable and other liabilities. A $72 million reduction in the amount of interest paid in 1994 also contributed to the increase.

The decrease in 1993 cash from operating activities was primarily due to the Corporation's receipt in the prior year of a one-time refund of $185 million from the IRS. This refund recovered a 1987 Summary Assessment payment and raised 1992 cash from operating activities in relation to 1993.

Cash Used For Investing Activities
- ----------------------------------

($ millions)                      1994   Change      1993  Change     1992
- ---------------------------------------------------------------------------
Cash used by continuing
operations for investing
activities....................  $1,502    -$637    $2,139    -$56   $2,195
                                         -29.8%             -2.6%
- ---------------------------------------------------------------------------

The decrease in cash used by continuing operations for investing activities during 1994 reflects the Corporation's net cash investment in spun-off operations during 1993 of $356 million which raised the comparative 1993 amount in relation to 1994. (See Note J - "Related Party Transactions" on page F-62.) The decrease was also due partially to delays in capital expenditures and the receipt of $112 million in cash in connection with the Corporation's selling substantially all of its assets in its real estate subsidiary during December 1994. These decreases were partially offset during 1994 by the payment of a $56 million refundable deposit for bidding on PCS licenses.

In 1994, the Telephone Companies made capital expenditures of about $1.7 billion. (See "Investing in the Core Networks" beginning on page F-2.)

During January 1994, the Corporation sold its remaining cable franchises in the United Kingdom after selling four others in March 1993. Sales proceeds of $30 and $49 million, respectively, in 1994 and 1993 are reflected in cash provided from other investing activities.

The  decrease  in  1993  cash  used  for  investing  activities  reflects  a
$43 million reduction in net cash investments in spun-off operations in relation to 1992. The decrease also reflects smaller additions to property, plant, and equipment. Although 1993 capital expenditures by Pacific Bell increased about $160 million, cash used for additions to property, plant, and equipment decreased by $25 million in comparison to 1992. The 1992 additions increased by about $100 million due to the Corporation's assumption of the remaining interest in a real estate partnership.

Cash Used For Financing Activities
- ----------------------------------

($ millions)                     1994    Change     1993    Change    1992
- ---------------------------------------------------------------------------
Cash used by continuing
operations for financing
activities...................  $1,379      $786     $593      -$15    $608

                                         132.5%              -2.5%
- ---------------------------------------------------------------------------

The increase in cash used for financing activities during 1994 reflects a reduction of $699 million in issuances of treasury stock in 1994 from $728 million at cost in 1993. In 1993, these issuances primarily included additional equity raised from discounted stock purchases offered under the Corporation's dividend reinvestment and stock purchase plan. The additional dividends reinvested under this offer also reduced the cash requirements for dividend payments in 1993 in comparison to both 1994 and 1992. In addition, the 1994 increase in cash used for financing activities reflects greater repayments of short-term borrowings. During 1994 and 1993, respectively, $588 and $473 million was used to pay down short-term borrowing levels.

In 1993, net cash used for financing activities decreased slightly. The increased proceeds from treasury stock issuances discussed above, coupled with the reduced cash requirements for 1993 dividend payments, more than offset a $624 million comparative decrease in cash derived from short-term borrowings.

Long-term borrowing activity, excluding spun-off operations, included the following issuances and redemptions:

                           Interest            Maturity        Principal
($ millions)                  Rate               Date            Amount
- -------------------------------------------------------------------------
Issuances:
   1994............              6.96%               2006       $   10
   1993............   6.25% to   7.50%       2005 to 2043       $2,650
   1992............   7.00% to   7.75%       2002 to 2032       $  929

Retirements:
   1994............             9.250%               2008       $   12
   1993............  6.125% to  9.625%       1993 to 2030       $2,624
   1992............  5.125% to  9.875%       1993 to 2019       $  973
- -------------------------------------------------------------------------

The Corporation's debt ratio improved to 49.6 percent as of December 31, 1994, from 53.8 percent as of December 31, 1993, excluding spun-off operations, reflecting the lower level of overall debt. Pre-tax interest coverage was 4.9 times for 1994. In 1993, this indicator was negative due to the Corporation's 1993 reported loss.

For 1994, the Board of Directors (the "Board") maintained the Corporation's dividend at $2.18 per share, the same level as in 1993 and 1992.

PENDING REGULATORY ISSUES

Postretirement Benefits Other Than Pensions
- -------------------------------------------

In 1992, the CPUC issued a decision adopting, with modification, SFAS 106 for regulatory accounting purposes. The CPUC decision also granted Pacific Bell revenue increases for recovery of contributions to tax-advantaged funding vehicles for SFAS 106 costs. Annual price cap decisions by the CPUC granted Pacific Bell $100 million in each of the years 1995 and 1994 for partial recovery of higher costs under SFAS 106. However, the CPUC in October 1994 reopened a proceeding to determine if Pacific Bell should continue to recover these costs. The CPUC's order held that related revenues collected after October 12, 1994 are subject to refund. The Corporation believes these costs are appropriately included in Pacific Bell's price cap filings, but is unable to predict the outcome.

Structural Separations Requirements
- -----------------------------------

In October 1994, the U.S. Court of Appeals for the Ninth Circuit overturned the FCC's removal of its structural separations requirements for the offering of enhanced services by the former Bell Operating Companies ("BOCs") including the Telephone Companies.

In January 1995, the FCC granted a waiver allowing the Telephone Companies and other BOCs to continue current enhanced service offerings, conduct research and development, and seek FCC approval for new service offerings. The reimposition of structural separations requirements would result in increased costs and reduced revenues and would delay the introduction of new products and services.

Information Services Subsidiary
- -------------------------------

Effective January 1, 1993, Pacific Bell transferred its Information Services Group to a wholly owned subsidiary, Pacific Bell Information Services ("PBIS"). PBIS provides business and residential voice mail and other selected information services. In 1992, the CPUC issued a decision which required Pacific Bell to reduce revenues by the difference between the "going concern" value of PBIS and its adjusted net book value. In 1993, Pacific Bell filed a Petition for Modification of the decision based on its belief that the decision resulted in a double refund to customers. The CPUC has taken no action on the petition. In May 1994, Pacific Bell began refunding about $12.5 million over 12 months.

APPLICABILITY OF REGULATORY ACCOUNTING

The Telephone Companies currently account for the economic effects of regulation under SFAS 71. If it becomes no longer reasonable to assume the Telephone Companies will recover their costs through rates charged to customers, whether resulting from the effects of increased competition or specific regulatory actions, SFAS 71 will no longer apply. The Corporation monitors the effects of competition and changes in regulation to assess the likelihood the Telephone Companies will continue to recover their costs. Discontinuing the application of SFAS 71 would require the Telephone Companies to eliminate their regulatory assets and liabilities and may require a reduction of the carrying amount of their telephone plant. Three other telephone regional holding companies ("RHCs") have discontinued the application of SFAS 71 regulatory accounting and have reduced their telephone plant balances. If Pacific Bell were to discontinue the application of SFAS 71 and compute the effect on its telephone plant in a manner similar to these other three RHCs, the reduction in carrying amount of the Corporation's property, plant, and equipment would be between $3 and $5 billion. (See "Accounting Under Regulation" in Note A on page F-43 for a discussion of regulatory assets and liabilities included in the balance sheets.)

                   Pacific Telesis Group and Subsidiaries
                    Selected Financial and Operating Data
(Dollars in millions,
except per share amounts)         1994     1993     1992      1991     1990
- ----------------------------------------------------------------------------
RESULTS OF OPERATIONS
Operating revenues...........  $ 9,235  $ 9,244  $ 9,108   $ 9,168  $ 9,052
Operating expenses...........    7,041    8,582    7,025     7,217    6,989
Operating income.............    2,194      662    2,083     1,951    2,063
Income from continuing
  operations.................    1,136      191    1,173       931      981
Income (loss) from spun-off
  operations.................       23       29      (31)       84       49
Cumulative effect of
  accounting changes.........        -   (1,724)       -         -        -
Net income (loss)............  $ 1,159  $(1,504) $ 1,142   $ 1,015  $ 1,030
- ----------------------------------------------------------------------------
EARNINGS (LOSS) PER SHARE
Income from continuing
  operations.................  $  2.68  $  0.46  $  2.91   $  2.37  $  2.47
Income (loss) from spun-off
  operations.................     0.05     0.07    (0.08)     0.21     0.12
Cumulative effect of
  accounting changes.........        -    (4.16)       -         -        -
Net income (loss)............  $  2.73  $ (3.63) $  2.83   $  2.58  $  2.59
- ----------------------------------------------------------------------------
OTHER FINANCIAL AND OPERATING DATA
Dividends per share..........  $  2.18  $  2.18  $  2.18   $  2.14  $  2.02
Total assets*................  $20,139  $23,437  $21,849   $21,226  $21,051
Net assets of spun-off
  operations.................        -  $ 2,874  $   745   $   663  $   634
Shareowners' equity..........  $ 5,233  $ 7,786  $ 8,251   $ 7,729  $ 7,401

Continuing Operations**:
Book value per share.........  $ 12.34  $ 11.61  $ 18.53   $ 17.62  $ 16.94
Return on equity (%).........     22.0    -26.3     16.1      13.4     14.2
Return on capital (%)........     14.3     -8.6     12.0      10.6     11.2
Debt maturing within one year. $   246  $   595  $ 1,158   $   951  $   810
Long-term obligations........  $ 4,897  $ 5,129  $ 5,207   $ 5,395  $ 5,496
Debt ratio (%)...............     49.6     53.8     45.9      47.3     48.2
Capital expenditures.........  $ 1,684  $ 1,886  $ 1,852   $ 1,737  $ 1,760
Cash from operating
  activities.................  $ 2,947  $ 2,727  $ 2,807   $ 2,439  $ 2,542
Total employees at
  December 31................   51,590   55,355   57,023    59,037   62,979

Volume Indicators:
Toll messages (millions)***...   4,485    4,272    4,158     4,092    4,174
Carrier access minutes-
  of-use (millions)...........  53,486   49,674   46,800    43,872   41,383
Customer switched access lines
  in service at December 31
  (thousands).................  15,298   14,873   14,551    14,262   13,868
- ----------------------------------------------------------------------------
                            (Continued next page)

                   Pacific Telesis Group and Subsidiaries
                    Selected Financial and Operating Data
                                 (Continued)


    Effective April 1, 1994, the Corporation spun off to its shareowners its domestic and international cellular, paging, and other wireless operations in a one-for-one stock distribution of its 86 percent interest in these operations. As a result, the Corporation's total assets and shareowners' equity were each reduced by $2.9 billion during 1994. The Corporation's previous interests in the operating results and net assets of "spun-off operations" are classified separately and excluded from the Corporation's revenues, expenses, and other amounts presented for "continuing operations." (See Note A - "Basis of Presentation" on page F-42.)

    Results for 1993, 1991, and 1990 reflect restructuring charges which reduced income from continuing operations by $861, $122, and $65 million for each respective year, and related per share amounts by $2.08, $.30, and $.16 for each respective year. Results for 1993 also reflect the cumulative after-tax effects of applying new accounting rules for postretirement and postemployment benefits to prior years.

    *   Includes net assets of spun-off operations.

    ** Excludes spun-off operations. Certain items have been restated to conform to the current presentation.

    *** Toll messages include  Message Telecommunications Services, Optional
        Calling Plans, WATS, and Terminating 800 messages. The expansion of Pacific Bell's local calling areas effective June 1991 reduced subsequent toll message volumes. As a result, comparisons of 1992 volumes with prior year volumes are not meaningful.

REPORT OF MANAGEMENT

To the Shareowners of Pacific Telesis Group:

The management of Pacific Telesis Group is responsible for preparing the accompanying financial statements and for their integrity and objectivity. The statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and are not misstated due to material fraud or error. In instances where exact measurement is not possible, the financial statements include amounts based on management's best estimates and judgments. Management also prepared the other information in this annual financial review and is responsible for its accuracy and consistency with the financial statements.

The Corporation's financial statements have been audited by Coopers & Lybrand L.L.P., independent accountants, whose appointment has been ratified by the shareowners. Management has made available to Coopers & Lybrand L.L.P. all the Corporation's financial records and related data, as well as the minutes of shareowners' and directors' meetings. Furthermore, management believes that all of its representations made to Coopers & Lybrand L.L.P. during their audit are valid and appropriate.

Management has established and maintains a system of internal control that provides reasonable assurance as to the integrity and reliability of the financial statements, the protection of assets from unauthorized use or disposition, and the prevention and detection of fraudulent financial reporting. The system of internal control provides for appropriate division of responsibility and is documented by written policies and procedures that are communicated to employees with significant roles in the financial reporting process and are updated as necessary. Management continually monitors the system of internal control for compliance, and maintains a strong internal auditing program that independently assesses the effectiveness of the internal controls and recommends improvements when necessary. In addition, as part of their audit of the Corporation's financial statements, Coopers & Lybrand L.L.P. have obtained a sufficient understanding of the internal control structure to determine the nature, timing, and extent of audit tests to be performed. Management has considered the internal auditors' and Coopers & Lybrand L.L.P.'s recommendations concerning the Corporation's system of internal control and has taken actions that it believes are cost-effective under the circum-stances to respond appropriately to these recommendations. Management believes that the Corporation's system of internal control is adequate to accomplish the objectives discussed.

Management also recognizes its responsibility to foster a strong ethical climate that enables the Corporation to conduct its affairs according to the highest standards of personal and corporate conduct. This responsibility is characterized and reflected in the Corporation's code of corporate conduct, which is publicized throughout the Corporation. The code of conduct addresses, among other things: potential conflicts of interest; compliance with domestic laws, including those relating to foreign transactions and financial disclosure; and the confidentiality of proprietary information. The Corporation maintains a systematic program to assess compliance with these policies.

The Audit Committee of the Board of Directors is responsible for overseeing the Corporation's financial reporting process on behalf of the Board. In fulfilling its responsibility, the Committee recommends to the Board, subject to shareowner ratification, the selection of the Corporation's independent accountants. The Committee consists of five members of the Board who are neither officers nor employees of the Corporation. It meets regularly with representatives of management, internal audit, and the independent accountants to review internal accounting controls and accounting, auditing, and financial reporting matters. During 1994, the Committee held five meetings. The Corporation's internal auditors and independent accountants periodically meet alone with the Committee to discuss the matters previously noted and have direct access to it for private communication at any time.



Philip J. Quigley
Chairman, President, and
Chief Executive Officer



William E. Downing
Executive Vice President,
Chief Financial Officer,
and Treasurer

February 24, 1995

                      REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors and Shareowners of Pacific Telesis Group:

We have audited the accompanying consolidated balance sheets of Pacific Telesis Group and Subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of income, shareowners' equity, and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

As   discussed  in  Note   A  to  the   Consolidated  Financial  Statements,
Pacific Telesis Group adopted new accounting rules for postretirement and postemployment benefits during 1993.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and sig-nificant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Pacific Telesis Group and Subsidiaries as of December 31, 1994 and 1993, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.





Coopers & Lybrand L.L.P.

San Francisco, California
February 23, 1995

                   Pacific Telesis Group and Subsidiaries
                      Consolidated Statements of Income


                                              For the Year Ended December 31
(Dollars in millions,                        -------------------------------
except per share amounts)                        1994     1993       1992
- ----------------------------------------------------------------------------
OPERATING REVENUES
Local service................................  $3,455  $ 3,477     $3,377
Network access - interstate..................   1,612    1,622      1,584
Network access - intrastate..................     734      683        665
Toll service.................................   2,006    2,058      2,103
Other service revenues.......................   1,428    1,404      1,379
                                             -------------------------------
TOTAL OPERATING REVENUES.....................   9,235    9,244      9,108
- ----------------------------------------------------------------------------
OPERATING EXPENSES
Cost of products and services................   1,903    1,932      1,915
Customer operations and selling expenses.....   1,848    1,788      1,543
General, administrative, and other expenses..   1,503    1,695      1,857
Restructuring charges........................       -    1,431          -
Depreciation and amortization................   1,787    1,736      1,710
                                             -------------------------------
TOTAL OPERATING EXPENSES.....................   7,041    8,582      7,025
- ----------------------------------------------------------------------------
OPERATING INCOME.............................   2,194      662      2,083
Interest expense.............................     455      509        506
Miscellaneous income.........................      55       48        202
- ----------------------------------------------------------------------------
INCOME FROM CONTINUING OPERATIONS
  BEFORE INCOME TAXES........................   1,794      201      1,779
Income taxes.................................     658       10        606
- ----------------------------------------------------------------------------
INCOME FROM CONTINUING OPERATIONS............   1,136      191      1,173
Income (loss) from spun-off operations,
    net of income taxes of $29, $61,
    and $11, respectively (Notes A and B)....      23       29        (31)
                                             -------------------------------
INCOME BEFORE CUMULATIVE EFFECT OF
  ACCOUNTING CHANGES.........................   1,159      220      1,142
Cumulative effect of accounting changes
   (Note A)..................................       -   (1,724)         -
                                             -------------------------------
NET INCOME (LOSS)............................  $1,159  $(1,504)    $1,142
============================================================================


                            (Continued next page)

                   Pacific Telesis Group and Subsidiaries
                      Consolidated Statements of Income
                                 (Continued)

                                              For the Year Ended December 31
(Dollars in millions,                        -------------------------------
except per share amounts)                       1994      1993       1992
- ----------------------------------------------------------------------------
EARNINGS (LOSS) PER SHARE:
  Income from continuing operations.......   $  2.68   $  0.46    $  2.91
  Income (loss) from spun-off operations..      0.05      0.07      (0.08)
                                             -------------------------------
  Income before cumulative effect of
    accounting changes....................      2.73      0.53       2.83
  Cumulative effect of accounting
    changes...............................         -     (4.16)         -
                                             -------------------------------
  Net income (loss).......................   $  2.73   $ (3.63)   $  2.83
============================================================================
Dividends per share.......................   $  2.18   $  2.18    $  2.18
Average shares outstanding (thousands)....   423,969   414,171    402,977
============================================================================

The accompanying Notes are an integral part of the Consolidated Financial Statements.

                   Pacific Telesis Group and Subsidiaries
                         Consolidated Balance Sheets
                                                           December 31
                                                    ------------------------
(Dollars in millions, except per share amount)          1994        1993
- ----------------------------------------------------------------------------
ASSETS
Cash and cash equivalents..........................  $   135     $    69
Accounts receivable - net of allowances
  for uncollectibles of $134 and $138..............    1,557       1,548
Prepaid expenses and other current assets..........    1,206       1,029
                                                   -------------------------
Total current assets...............................    2,898       2,646
                                                   -------------------------
Property, plant, and equipment.....................   26,565      26,607
Less:  accumulated depreciation....................  (10,451)     (9,961)
                                                   -------------------------
Property, plant, and equipment - net...............   16,114      16,646
                                                   -------------------------
Net assets of spun-off operations (Notes A and B)..        -       2,874
                                                   -------------------------
Deferred charges and other noncurrent assets.......    1,127       1,271
                                                   -------------------------
TOTAL ASSETS.......................................  $20,139     $23,437
============================================================================
LIABILITIES AND SHAREOWNERS' EQUITY
Accounts payable and accrued liabilities...........  $ 1,907     $ 1,645
Debt maturing within one year......................      246         595
Other current liabilities..........................    1,330       1,168
                                                   -------------------------
Total current liabilities..........................    3,483       3,408
                                                   -------------------------
Long-term obligations..............................    4,897       5,129
                                                   -------------------------
Deferred income taxes..............................    1,673       1,598
                                                   -------------------------
Other noncurrent liabilities and deferred credits..    4,853       5,516
                                                   -------------------------
Commitments and contingencies (Notes I and L)

Common stock ($0.10 par value; 432,827,595 shares
  issued; 424,065,165 and 423,059,043 shares
  outstanding).....................................       43          43
Additional paid-in capital.........................    3,493       6,372
Reinvested earnings................................    2,257       2,040
Less:  treasury stock, at cost (8,762,430 and
         9,768,552 shares).........................     (254)       (283)
       deferred compensation - leveraged employee
         stock ownership trust.....................     (306)       (386)
                                                   -------------------------
Total shareowners' equity..........................    5,233       7,786
                                                   -------------------------
TOTAL LIABILITIES AND SHAREOWNERS' EQUITY..........  $20,139     $23,437
============================================================================
The accompanying Notes are an integral part of the Consolidated Financial Statements.

                   Pacific Telesis Group and Subsidiaries
               Consolidated Statements of Shareowners' Equity

                                             For the Year Ended December 31
                                             -------------------------------
(Dollars in millions,
except per share amount)                         1994      1993      1992
- ----------------------------------------------------------------------------
COMMON STOCK
Balance at beginning of year................   $   43    $   43    $   43
                                             -------------------------------
Balance at end of year......................       43        43        43
- ----------------------------------------------------------------------------
ADDITIONAL PAID-IN CAPITAL
Balance at beginning of year................    6,372     5,220     5,217
Spin-off stock distribution (Note B)........   (2,901)        -         -
Issuance of common stock of
  spun-off operations (Note B)..............        -     1,027         -
Issuance of shares..........................       22       104        (8)
Other changes...............................        -        21        11
                                             -------------------------------
Balance at end of year......................    3,493     6,372     5,220
- ----------------------------------------------------------------------------
REINVESTED EARNINGS
Balance at beginning of year................    2,040     4,459     4,197
Net income (loss)...........................    1,159    (1,504)    1,142
Dividends declared ($2.18 per share
  each year)................................     (924)     (910)     (880)
Other changes...............................      (18)       (5)        -
                                             -------------------------------
Balance at end of year......................    2,257     2,040     4,459
- ----------------------------------------------------------------------------
TREASURY STOCK, AT COST
Balance at beginning of year................     (283)   (1,011)   (1,184)
Issuance of shares..........................       29       728       173
                                             -------------------------------
Balance at end of year......................     (254)     (283)   (1,011)
- ----------------------------------------------------------------------------
DEFERRED COMPENSATION
Balance at beginning of year................     (386)     (460)     (544)
Cost of LESOP trust shares allocated to
  employee accounts (Note K)................       80        74        84
                                             -------------------------------
Balance at end of year......................     (306)     (386)     (460)
- ----------------------------------------------------------------------------
TOTAL SHAREOWNERS' EQUITY...................   $5,233    $7,786    $8,251
============================================================================

                            (Continued next page)

                   Pacific Telesis Group and Subsidiaries
               Consolidated Statements of Shareowners' Equity
                                 (Continued)

                                             For the Year Ended December 31
                                             ------------------------------
                                                 1994      1993      1992
===========================================================================
COMMON SHARES AUTHORIZED AT
  DECEMBER 31 (millions)...................     1,100     1,100     1,100
===========================================================================
COMMON SHARES OUTSTANDING (millions)
Balance at beginning of year...............       423       405       401
Treasury shares reissued...................         1        18         4
                                             ------------------------------
Balance at end of year.....................       424       423       405
===========================================================================
PREFERRED SHARES AUTHORIZED AT
  DECEMBER 31 (millions)...................        50        50        50
===========================================================================

The accompanying Notes are an integral part of the Consolidated Financial Statements.

                   Pacific Telesis Group and Subsidiaries
                    Consolidated Statements of Cash Flows

                                            For the Year Ended December 31
                                            --------------------------------
(Dollars in millions)                               1994     1993     1992
- ----------------------------------------------------------------------------
CASH FROM (USED FOR) OPERATING ACTIVITIES
Net income (loss)...............................  $1,159  $(1,504)  $1,142
Adjustments to reconcile net income (loss)
  to cash from operating activities:
     (Income) loss from spun-off operations......    (23)     (29)      31
     Cumulative effect of accounting changes.....      -    1,724        -
     Restructuring charges.......................      -    1,431        -
     Depreciation and amortization...............  1,787    1,736    1,710
     Deferred income taxes.......................     44     (314)    (665)
     Unamortized investment tax credits..........    (63)     (49)     (62)
     Changes in operating assets and liabilities:
        Accounts receivable......................    (17)     (74)      62
        Prepaid expenses and other
           current assets........................    (17)       1       97
        Deferred charges and other
           noncurrent assets.....................     (4)     112       11
        Accounts payable and accrued
           liabilities...........................    195       85      (42)
        Other current liabilities................      1       17      103
        Noncurrent liabilities and
           deferred credits......................    (85)    (394)     429
     Other adjustments, net......................    (30)     (15)      (9)
                                                  --------------------------
Cash from continuing operations.................   2,947    2,727    2,807
Cash from spun-off operations...................      18      440      199
                                                  --------------------------

Cash from operating activities..................   2,965    3,167    3,006
- ----------------------------------------------------------------------------

CASH FROM (USED FOR) INVESTING ACTIVITIES
Additions to property, plant, and equipment.....  (1,631)  (1,800)  (1,825)
Proceeds from disposals of assets of
  real estate subsidiary.......................      129        7        5
Net investment in spun-off operations (Note J)..      33     (356)    (399)
Other investing activities, net.................     (33)      10       24
                                                  --------------------------
Cash used by continuing operations..............  (1,502)  (2,139)  (2,195)
Cash used by spun-off operations................    (332)  (1,441)    (492)
                                                  --------------------------

Cash used for investing activities..............  (1,834)  (3,580)  (2,687)
- ----------------------------------------------------------------------------

                            (Continued next page)

                   Pacific Telesis Group and Subsidiaries
                    Consolidated Statements of Cash Flows
                                 (Continued)

                                            For the Year Ended December 31
                                            --------------------------------
(Dollars in millions)                            1994       1993      1992
- ----------------------------------------------------------------------------
CASH FROM (USED FOR) FINANCING ACTIVITIES
Proceeds from issuance of common and
  treasury shares............................     140        800       184
Proceeds from issuance of long-term debt.....      10      2,590       909
Retirements of long-term debt................     (12)    (2,624)     (973)
Dividends paid...............................    (907)      (756)     (803)
Increase (decrease) in short-term
  borrowings, net............................    (588)      (473)      151
Other financing activities, net..............     (22)      (130)      (76)
                                              ------------------------------
Cash used by continuing operations...........  (1,379)      (593)     (608)
Cash from spun-off operations................      39      1,631       293
                                              ------------------------------
Cash from (used for) financing activities....  (1,340)     1,038      (315)
- ----------------------------------------------------------------------------
Net cash from (used for) all activities......    (209)       625         4
Less spun-off operations.....................    (275)       630         -
                                              ------------------------------
Increase (decrease) in cash and
  cash equivalents...........................      66         (5)        4

Cash and cash equivalents at January 1.......      69         74        70
                                              ------------------------------
Cash and cash equivalents at December 31.....  $  135      $  69     $  74
============================================================================

The accompanying Notes are an integral part of the Consolidated Financial Statements.

Pacific Telesis Group
 and Subsidiaries

                 Notes to Consolidated Financial Statements
- ----------------------------------------------------------------------------
A. Summary of Significant Accounting Policies

   Basis of Presentation

   The Consolidated Financial Statements include the accounts of Pacific Telesis Group (the "Corporation") and its wholly and majority-owned subsidiaries. The Corporation includes a holding company, Pacific Telesis; its telephone subsidiaries: Pacific Bell (and its subsidiaries, Pacific Bell Directory, Pacific Bell Information Services, and Pacific Bell Mobile Services) and Nevada Bell (the "Telephone Companies"); and several other units. The Telephone Companies provide local exchange service, network access, toll service, directory advertising, and selected information services in California and Nevada. All significant intercompany balances and transactions have been eliminated.

   The Corporation's previous interests in the operating results and net assets of wireless operations which were spun off effective April 1, 1994 are reported separately as "spun-off operations." (See Note B - "Spun-off Operations" following.) These operations are excluded from amounts reported for the Corporation's revenues, expenses, assets, and liabilities which reflect "continuing operations." The Corporation's prior year statements of cash flows have been reclassified to include separately the cash flows of spun-off operations to conform to the current presentation. Amounts presented for spun-off operations have been prepared solely for the purpose of reporting Pacific Telesis Group results.

   Accounting Under Regulation

   The Telephone Companies account for the economic effects of regulation under Statement of Financial Accounting Standards No. 71 ("SFAS 71"), "Accounting for the Effects of Certain Types of Regulation." SFAS 71 requires the Telephone Companies to reflect the rate actions of regulators in their financial statements when appropriate. Regulators sometimes include costs in allowable costs for ratemaking in a period other than the period in which those costs would be charged to expense by an unregulated enterprise. These timing differences can create "regulatory assets" or "regulatory liabilities" recorded by the Telephone Companies. The regulatory assets and liabilities included in the Corporation's consolidated balance sheets are listed and discussed below:

                                                            December 31
                                                      ----------------------
                                                      1994             1993
   -------------------------------------------------------------------------
                                                       (Dollars in millions)
   Regulatory assets (liabilities) due to:
      Deferred pension costs*..................      $ 407            $ 340
      Unamortized debt redemption costs**......        346              357
      Deferred compensated absence costs*......        213              227
      Unamortized purchases of property, plant,
        and equipment under $500...............        107              141
      Deferred income taxes***..................      (193)            (238)
      Other.....................................        51               71
                                                     -----------------------
   Total ......................................      $ 931            $ 898
   =========================================================================
     * Included primarily in "deferred charges and other noncurrent assets" in the Corporation's balance sheets.
     **   Reflected as a reduction of "long-term obligations."
     *** Included in "other current liabilities" and "other noncurrent liabilities and deferred credits."

    Deferred pension costs above reflect an order by the California Public Utilities Commission (the "CPUC") requiring Pacific Bell to use the "aggregate cost method" for its intrastate operations. These deferred costs represent differences between Pacific Bell's intrastate pension costs calculated using this actuarial method, subject to Internal
    Revenue Service ("IRS") and other limitations, and costs determined under the provisions of Statement of Financial Accounting Standards No. 87 ("SFAS 87"), "Employers' Accounting for Pensions," and ("SFAS 88"), "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits."

    When debt is refinanced before maturity, Pacific Bell amortizes to expense any difference between net book value and redemption price evenly over the term of the replacing issue for its intrastate operations, in accordance with the ratemaking treatment of such costs by the CPUC. These costs are expensed as incurred for interstate operations.

    In prior years, the CPUC and the Federal Communications Commission (the "FCC") changed the required accounting for the costs of compensated absences, such as vacation days, from a cash basis to an accrual basis. A transition liability for earned, but unused, compensated absence days is being amortized to expense over periods prescribed by each regulator. However, the CPUC continues to require Pacific Bell to recognize certain compensated absence costs on a cash basis for ratemaking. The above regulatory asset for compensated absences reflects those costs which have been deferred in accordance with ratemaking treatment.

    In 1989 and 1990, respectively, the FCC and the CPUC increased the threshold for directly expensing purchases of property, plant, and equipment from $200 to $500. Purchases of less than $500 which were previously capitalized are being amortized to expense over periods prescribed by regulators.

    Specific provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," require regulated companies to record a regulatory asset or a regulatory liability when recognizing deferred income taxes if it is probable that these deferred taxes will be reflected in future rates.

    In addition to the regulatory assets and liabilities described above, the carrying amount of property, plant, and equipment is also affected by the actions of regulators. Property, plant, and equipment is carried at cost. The cost of self-constructed plant includes employee wages and benefits, materials, and other costs. Regulators allow the Telephone Companies to accrue an allowance for funds used during construction, which includes both debt and equity components, as a cost of constructing certain plant and as an item of miscellaneous income. This income is not realized in cash currently, but is expected to be realized over the service lives of the related plant. When retired, the original cost of depreciable telephone plant is charged to accumulated depreciation.

    Expenditures in excess of $500 that increase the capacity, operating efficiency, or useful life of an individual asset are capitalized. Expenditures for maintenance and repairs are charged to expense. The costs of computer software purchased or developed for internal use generally are expensed as incurred. However, initial operating system software costs are capitalized and amortized over the lives of the associated hardware. Costs for subsequent additions or modifications to operating system software are expensed as incurred.

    Depreciation of telephone plant is computed essentially by straight-line depreciation using depreciable lives prescribed periodically by state and federal regulators. Regulators currently have prescribed the following depreciable lives for Pacific Bell's property, plant, and equipment:

                                                           Depreciable Lives
    ------------------------------------------------------------------------
                                                                  (in years)
    Buildings..............................................      30  to   57
    Cable and conduit......................................      10  to   30
    Central office equipment...............................       9  to 16.5
    Furniture, equipment, and other........................     5.5  to   20
    ========================================================================

    An unregulated enterprise may have selected shorter depreciable lives for similar assets. At this time, the Corporation has not determined what depreciable lives it might otherwise have selected or what the cumulative effect on its financial statements would have been had shorter lives been used. Three other telephone regional holding companies ("RHCs") have discontinued the application of SFAS 71 regulatory accounting and have adopted shorter depreciable lives and reduced their telephone plant balances. If Pacific Bell were to discontinue the application of SFAS 71 and compute the effect on its telephone plant in a manner similar to these other three RHCs, the reduction in the carrying amount of the Corporation's property, plant, and equipment would be between $3 and $5 billion.

    Cash and Cash Equivalents

    Cash equivalents include all highly liquid monetary instruments with maturities of ninety days or less from the date of purchase. In its cash management practices, the Corporation maintains zero-balance disbursement accounts for which funds are made available as checks are presented for clearance. Checks outstanding are included in accounts payable.

    Income Taxes

    Deferred income taxes are provided to reflect the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for tax purposes.

    Investment tax credits earned prior to their repeal by the Tax Reform Act of 1986 are amortized as reductions in tax expense over the lives of the assets which gave rise to the credits.

    Advertising Costs

    Costs for advertising products and services or corporate image are expensed as incurred.

    Earnings Per Share

    Earnings (loss) per share calculations are based on the weighted average number of common shares outstanding, including those shares held by a leveraged employee stock ownership trust.

    Change in Accounting for Postretirement and Postemployment Costs

    Effective January 1, 1993, the Corporation adopted Statement of Financial Accounting Standards No. 106 ("SFAS 106"), "Employers' Accounting for Postretirement Benefits Other than Pensions," and Statement of Financial Accounting Standards No. 112 ("SFAS 112"), "Employers' Accounting for Postemployment Benefits." (See also Note F - "Other Postretirement and Postemployment Benefits" on page F-54.) The cumulative after-tax effects of applying the new rules to prior years were recognized by one-time charges applicable to continuing operations totaling $1.724 billion. The charges are net of deferred income tax benefits of $1.155 billion and reduced earnings applicable to continuing operations for 1993 by $4.16 per share.

    The Corporation was unable to defer these charges under the criteria for recognizing a regulatory asset under SFAS 71. The FCC did not provide additional recovery for either new accounting standard. For California operations, the CPUC did not provide Pacific Bell additional recovery for SFAS 112 and only provided partial recovery of its higher costs under SFAS 106. In addition, Pacific Bell is required to reapply for this recovery each year. Therefore, the recovery period is uncertain but exceeds the 20-year period required by accounting rules for deferral of these costs.

    Because  the Telephone  Companies' higher postretirement  benefits costs
    under  SFAS  106   are  being  partially  recovered  in   revenues,  the
    Corporation's higher costs have not materially affected reported earnings. Annual price cap decisions by the CPUC granted Pacific Bell
    $100 and $108 million in 1994 and 1993, respectively, for partial recovery of its higher costs. However, the CPUC in October 1994 reopened a proceeding to determine if Pacific Bell should continue to recover these costs. (See "Revenues Subject to Refund" in Note L on page F-65.) The annual periodic expense under SFAS 112 does not differ materially from expense under the prior method.

B.  Spun-off Operations

    Effective April 1, 1994, the Corporation spun off to shareowners its domestic and international cellular, paging, and other wireless operations in a one-for-one stock distribution of its 86 percent interest in AirTouch Communications, Inc. ("AirTouch"). The stock distribution was recorded as a stock dividend from paid-in capital at the carrying amount of the net assets of spun-off operations. As a result, the Corporation's total assets and shareowners' equity were each reduced by $2.9 billion in 1994. The stock distribution itself is a noncash transaction which did not affect the Corporation's cash flow statement.

    Under a separation agreement, any unrecorded nontax contingent liabilities that become certain after the spin-off date will be allocated based on origin of the claim, and acts by, or benefits to, the
    Corporation   or   AirTouch.       In   addition,   the    Corporation's
    responsibilities terminate in connection with any future obligations under AirTouch's joint venture agreement with Cellular Communications, Inc., and under various financial instrument contracts. As of December 31, 1993, these financial instruments included foreign currency swap and forward contracts with face amounts totaling $291 million.

    The Corporation's previous interests in the net revenues and expenses of AirTouch's operations prior to April 1, 1994 are classified separately as income (loss) from spun-off operations in the income statements. The components of the income or loss are summarized below:

    (Dollars in millions)                         1994       1993      1992
    ------------------------------------------------------------------------
    Operating revenues..........................  $259     $1,061      $879
    Operating expenses..........................   225        930       829
                                                  --------------------------
    Operating income............................    34        131        50
    Other income (expense)......................    22        (35)      (70)
                                                  --------------------------
    Income (loss) before income taxes...........    56         96       (20)
    Income taxes................................    29         61        11
                                                  --------------------------
    Income (loss) before minority interest and
      cumulative effect of accounting changes...    27         35       (31)
    Minority interest of other shareowners......    (4)         -         -
    Cumulative effect of accounting changes.....     -         (6)        -
                                                  --------------------------
    Income (loss) from spun-off operations*.....  $ 23     $   29      $(31)
    ========================================================================
    * See Note A - "Basis of Presentation" on page F-42. The amounts for 1994 reflect operations through March 31, 1994.

    The Corporation's previous interest in the net assets and liabilities of AirTouch is classified separately as net assets of spun-off operations in the Corporation's balance sheets. The components of these net assets are summarized below:
                                                              December 31
                                                          ------------------
    (Dollars in millions)                                 1994         1993
    ------------------------------------------------------------------------
    Current assets......................................  $  -       $1,704
    Noncurrent assets...................................     -        2,359
    Current liabilities.................................     -         (312)
    Noncurrent liabilities..............................     -         (413)
    Minority interest of other shareowners..............     -         (464)
                                                         -------------------
    Net assets of spun-off operations*..................  $  -       $2,874
    ========================================================================
    *  See Note A - "Basis of Presentation" on page F-42.

    The Corporation's cash flow statements include separately the cash flows of spun-off operations. Cash proceeds of approximately $1.5 billion received by AirTouch from an initial public offering of its stock in December 1993 are reflected in cash from spun-off operations in the Corporation's financing cash flows for 1993. The proceeds from the initial public offering above the book value of the Corporation's transferred ownership interest were credited to additional paid-in capital in 1993 within the Corporation's shareowners' equity accounts.

C.  Restructuring Charges

    During 1993, the Corporation recorded pre-tax restructuring charges totaling $1.431 billion which reduced earnings for 1993 by $861 million, or $2.08 per share. These charges include a $977 million pre-tax charge by Pacific Bell to recognize the incremental cost of force reductions associated with restructuring its internal business processes through 1997. This charge is to cover the incremental severance costs associated with terminating approximately 14,400 employees from 1994 through 1997. It is also to cover the incremental costs of consolidating and streamlining operations and facilities to support this downsizing initiative. After reductions for incremental force reduction costs in 1994, the remaining balance of this reserve as of December 31, 1994 was $819 million.

    During 1993, the Corporation completed a reevaluation of investment alternatives relating to its 1990 decision to dispose of its real estate subsidiary's assets. Based on its reevaluation, the Corporation recorded an additional pre-tax restructuring reserve of $347 million to cover future losses on sales and estimated operating losses. In December 1994, the Corporation's real estate subsidiary sold substantially all of its assets for approximately $160 million. Charges to the reserve in 1994 totaled $287 million, $248 million for losses on sale of its assets and $39 million for operating losses. Management believes the remaining reserve balance of $51 million as of December 31, 1994 is adequate to cover any contingent costs associated with the sale.

    A $51 million pre-tax charge was recorded during 1993 relating to the withdrawal from, or restructuring of, the Corporation's cable and customer premises equipment businesses. The remaining $56 million of 1993 charges primarily relate to anticipated costs due to the spin-off of AirTouch. As of December 31, 1994, the remaining reserve balance for the Corporation's cable and customer premises equipment businesses and costs associated with the spin-off totaled $68 million.

D.  Income Taxes

    The components of income tax expense applicable to continuing operations each year are as follows:

   (Dollars in millions)                         1994       1993       1992
   -------------------------------------------------------------------------
   Current:
      Federal...............................     $480       $526       $611
      State and local income taxes..........      142        148        155
                                                 ---------------------------
   Total current............................      622        674        766

   Deferred:
      Federal...............................       77       (472)       (87)
      Change in federal enacted tax rate....        -        (23)         -
      State and local income taxes..........       22       (117)       (11)
                                                 ---------------------------
   Total deferred...........................       99       (612)       (98)

   Amortization of investment
      tax credits - net.....................      (63)       (52)       (62)
                                                 ---------------------------
   Total income taxes.......................     $658       $ 10       $606
   =========================================================================

   Significant components of the Corporation's deferred tax assets and
   liabilities are as follows:                              December 31
                                                    ------------------------
   (Dollars in millions)                               1994            1993
- ----------------------------------------------------------------------------
   Deferred tax (assets)/liabilities - due to:
      Depreciation and amortization.............     $3,003          $3,239
      Postretirement and postemployment
        benefits................................     (1,072)         (1,180)
      Restructuring reserves....................       (413)           (587)
      Customer rate reductions..................       (150)           (126)
      Other, net................................       (170)           (116)
                                                    ------------------------
                                                      1,198           1,230
   Less spun-off operations.....................          -            (177)
                                                    ------------------------
   Net deferred tax liabilities.................     $1,198          $1,053
                                                    ========================
   Amounts recorded in the consolidated
    balance sheets:
      Deferred tax assets*......................     $  483          $  556
                                                    ========================
      Deferred tax liabilities*.................     $1,681          $1,609
                                                    ========================
   =========================================================================
   *  Reflects reclassification of certain current and noncurrent amounts by
      federal and state  tax jurisdiction  to a net  presentation.   Amounts
      include  both  current  and  noncurrent  portions.    (See  Note  M  -
      "Additional Financial Information" on page F-66 for current portion of deferred tax assets.)

   During August 1993, new tax provisions were enacted under the Omnibus Budget Reconciliation Act of 1993 which included an increase in the corporate tax rate from 34 percent to 35 percent retroactive to January 1, 1993. The cumulative effect of the new tax provisions was recognized during third quarter 1993 by a reduction to income tax expense resulting from the adjustment of prior periods' deferred taxes. However, this positive adjustment was partly offset by the effect of the tax rate increase on current income. Overall, the new tax provisions did not significantly affect the Corporation's tax expense for 1993.

   The reasons for differences each year between the Corporation's effective income tax rate and applying the statutory federal income tax rate to income from continuing operations before income taxes are provided in the following reconciliation:
                                                1994        1993       1992
   -------------------------------------------------------------------------
   Statutory federal income tax rate (%)....... 35.0        35.0       34.0

   Increase (decrease) in taxes resulting from:

      Amortization of investment tax credits... (3.5)      (26.0)      (3.5)
      Plant basis differences - net of
        applicable depreciation................  0.3        17.4        2.0
      Construction interest.................... (0.6)       (6.1)      (0.6)
      State income taxes - net of federal
        income tax benefit.....................  5.9         9.7        5.3

      Deferred tax impact due to rate change...    -       (26.9)      (3.5)

      Other.................................... (0.4)        1.9        0.4
                                                ----------------------------
   Effective income tax rate (%)............... 36.7         5.0       34.1
   =========================================================================

   During 1992, the Corporation was refunded $115 million from the IRS under a Summary Assessment relating to contested issues for pre-divestiture tax years 1979 and 1980. As a result of the refund and $70 million of related interest, 1992 net income increased $45 million, or $.11 per share,  and  cash  from  operating  activities for  1992  increased  $185 million.

E. Employee Retirement Plans

   Defined Benefit Plans

   The Corporation provides pension, death, and survivor benefits under defined benefit pension plans which cover substantially all employees. Benefits of the Pacific Telesis Group Pension Plan (for nonsalaried employees) are based on a flat dollar amount and vary according to job classification, age, and years of service. Benefits of the Pacific Telesis Group Pension Plan for Salaried Employees are based on a percentage of final five-year average pay and vary according to age and years of service.

   The Corporation is responsible for contributing enough to the pension plans, while the employee still is working, to ensure that adequate funds are available to provide the benefit payments upon the employee's retirement. These contributions are made to an irrevocable trust fund in amounts determined using the aggregate cost actuarial method, one of the actuarial methods specified by the Employee Retirement Income Security Act of 1974 ("ERISA"), subject to ERISA and Internal Revenue Code limita-tions.

   The Corporation reports pension costs and related obligations under the provisions of SFAS 87 and SFAS 88. However, regulatory accounting under SFAS 71 requires the Telephone Companies to recognize pension costs consistent with its ratemaking treatment. Pension costs recognized reflect a CPUC order requiring the continued use of the aggregate cost method for intrastate operations and a FCC requirement to use SFAS 87 and SFAS 88 for interstate operations.

   During 1994, special pension benefits and cash incentives were offered in connection with Pacific Bell's restructuring and related force reduction program. On March 28, 1994, Pacific Bell offered a special pension benefit which removed any age discount from pensions for management employees who were eligible to retire with a service pension on that date. Also during 1994, pension benefit increases were offered to various groups of nonsalaried employees under 1992 plan amendments which increase benefits for specified groups who elect early retirement under incentive programs. Approximately 3,400 employees left Pacific Bell during 1994 under early retirement or voluntary and involuntary severance programs. In 1993, Nevada Bell offered an early retirement program under which approximately 70 management employees elected early retirement. During 1992, approximately 1,000 of the Corporation's nonsalaried employees elected to retire early under an incentive program that year. Annual pension cost in the following table excludes $62 million of additional pension costs charged to Pacific Bell's restructuring reserve in 1994 and excludes $7 and $5 million, respectively, of additional pension expense for incentive programs in 1993 and 1992.

   Annual pension cost each year consisted of the following components:

   (Dollars in millions)                          1994       1993      1992
   -------------------------------------------------------------------------
   Service cost - benefits earned during year.. $  198     $  140    $  163
   Interest cost on projected
      benefit obligations......................    681        679       656
   Actual return on assets.....................   (173)    (1,402)     (386)
   Net amortization and deferral of items
      subject to delayed recognition*..........   (601)       640      (373)
                                                ----------------------------
   Net periodic pension cost under SFAS 87.....    105         57        60
   Adjustment to reflect differing regulatory
      treatment**..............................    (79)       (53)      (54)
   Less spun-off operations....................      -          3         2
                                                ----------------------------
   Pension cost recognized..................... $   26     $    7    $    8
   =========================================================================

   * Under SFAS 87, differences between actual returns and losses on assets and assumed returns, which are based on an expected long-term rate of return, are deferred and included with "unrecognized net gain" (see table below). During 1994 and 1992, actual returns were less than assumed returns by $551 and $317 million, respectively. During 1993, actual returns exceeded assumed returns by $691 million.

   ** See Note A - "Accounting Under Regulation" on page F-43 for amounts of regulatory assets associated with deferred pension costs.

   The amounts shown above for annual pension cost recognized in 1994, 1993, and 1992 reflect the effects of strong fund asset performance in prior years and IRS funding limitations.

   The following table sets forth the status of the plans' assets and obligations and the amounts recognized in the Corporation's consolidated balance sheets:
                                                            December 31
                                                    ------------------------
   (Dollars in millions)                               1994            1993
   -------------------------------------------------------------------------
   Plan assets at estimated fair value............  $10,372         $11,277
   Actuarial present value of projected benefit
     obligations..................................    8,736           9,369
                                                    ------------------------
   Plan assets in excess of projected benefit
     obligations..................................    1,636           1,908
   Less items subject to delayed recognition:
     Unrecognized net gain*.......................   (2,012)         (1,989)
     Unrecognized transition amount**.............     (551)           (651)
     Unrecognized prior service cost..............       48              52
   Less spun-off operations.......................        -             (15)
                                                    ------------------------
   Accrued pension cost liability recognized in
     the consolidated balance sheets..............  $   879         $   695
   =========================================================================

   * Gains or losses from actual returns on assets different than assumed returns, as well as from demographic experience different than assumed and the effects of changes in other assumptions, are recognized through amortization, over time, when the cumulative gains or losses exceed certain limits.

   ** A $1,078 million excess of the fair value of plan assets over projected benefit obligations as of the January 1, 1987 adoption of SFAS 87 is being recognized through amortization over approximately eighteen years.

   The  assets of  the  plans  are  primarily  composed  of  common  stocks,
   U.S. Government and corporate obligations, index funds, and real estate investments. The plans' projected benefit obligations for employee service to date reflect the Corporation's expectations of the effects of future salary progression and benefit increases. As of December 31, 1994 and 1993, the actuarial present values of the plans' accumulated benefit obligations, which do not anticipate future salary increases, were $8,256 and $8,818 million, respectively. Of these amounts, $7,396 and $7,924 million, respectively, were vested.

   The assumptions used in computing the present values of benefit obligations include a discount rate of 8.0 percent for 1994, 7.5 percent for 1993 and 8.5 percent for 1992. An 8.0 percent long-term rate of return on assets is assumed in calculating pension costs.

   A separation agreement for the AirTouch spin-off provided for the transfer of a limited number of employees' and retirees' accounts between the Corporation and AirTouch as well as related pension plan assets. The actuarial present value of projected benefit obligations as of December 31, 1993 in the above table includes $31 million of prior obligations relating to spun-off operations.

   Effective December 31, 1993, the salaried pension plan was amended to permanently remove the age discount from pension benefits for employees with 30 or more years of net credited service. Effective January 1, 1995, the salaried pension plan was also amended to cap net credited service for pension benefits at 30 years or, if greater, the amount of the employee's service on January 1, 1995. Upon adoption, these amendments affected approximately 400 and 800 employees, respectively.

   The Corporation has entered into labor negotiations with union-represent-ed employees in the past and expects to do so in the future. Pension benefits have been included in these negotiations, and improvements in benefits have been made periodically. Additionally, the Corporation has increased benefits to pensioners on an ad hoc basis. While no assurance can be offered with respect to future increases, the Corporation's expectations for future benefit increases have been reflected in determining pension costs.

   Defined Contribution Plans

   The Corporation sponsors defined contribution retirement plans covering substantially all employees. These plans include the Pacific Telesis Group Supplemental Retirement and Savings Plan for Salaried Employees, and the Pacific Telesis Group Supplemental Retirement and Savings Plan for Nonsalaried Employees (collectively, the "Savings Plans").

   The Corporation's contributions to the Savings Plans are based on matching a portion of employee contributions. All matching employer contributions to the Savings Plans are made through a LESOP trust (see "Employee Stock Ownership Trust" in Note K on page F-63). Total contributions to these plans, including contributions allocated to participant accounts through the LESOP trust, were $66, $65, and $61 million in 1994, 1993, and 1992, respectively. These amounts exclude costs applicable to spun-off operations.

F. Other Postretirement and Postemployment Benefits

   Substantially all retirees and their dependents are covered under the Corporation's plans for medical, dental, and life insurance benefits. Approximately 41,000 retirees were eligible to receive benefits as of January 1, 1994. Currently, the Corporation pays the full cost of retiree health benefits. However, by 1999, all employees retiring after 1990 will pay a share of the costs of medical coverage that exceeds a defined dollar medical cap. Such future cost sharing provisions have been reflected in determining the Corporation's postretirement benefit costs. The Corporation retains the right, subject to applicable legal requirements, to amend or terminate these benefits.

   Effective January 1, 1993, the Corporation adopted SFAS 106 on an immediate-recognition basis. The standard requires that the cost of retiree benefits be recognized in the financial statements from an employee's date of hire until the employee becomes eligible for these benefits. Previously, the Corporation expensed retiree benefits as they were paid. Immediate recognition of the value of prior benefits earned, the transition obligation, resulted in a one-time, noncash charge applicable to continuing operations of $1.573 billion, or $3.80 per share. The charge is net of a deferred income tax benefit of $1.054 billion which will be recognized over the remaining lives of the workforce.

   The Corporation's periodic expense under SFAS 106 in 1994 and 1993, as displayed in the table below, increased from a level of $106 million in costs in 1992 under the prior method. Because the Telephone Companies' higher costs are being partially recovered in revenues, the increased costs have not materially affected reported earnings. (See "Change in Accounting for Postretirement and Postemployment Costs" in Note A on page F-46.)

   The components of net periodic postretirement benefit cost are as follows:

   (Dollars in millions)                                  1994         1993
   -------------------------------------------------------------------------
   Service cost.....................................      $ 58         $ 42
   Interest cost on accumulated postretirement
     benefit obligation.............................       258          249
   Actual return on plan assets.....................        (3)         (80)
   Net amortization and deferral....................       (66)          32
   Less spun-off operations.........................         -           (2)
                                                          ------------------
   Net periodic postretirement benefit cost.........      $247         $241
   =========================================================================

   Both Pacific Bell and Nevada Bell partially fund their obligations by contributing to Voluntary Employee Benefit Association trusts. Plan assets are invested primarily in domestic and international stocks and domestic investment-grade bonds. An 8.5 percent long-term rate of return on assets is assumed in calculating postretirement benefit costs.

   The funded status of the plans follows:                  December 31
                                                        -------------------
   (Dollars in millions)                                  1994      1993
   ------------------------------------------------------------------------
   Accumulated postretirement benefit obligation*:
       Retirees.....................................    $2,308    $2,380
       Eligible active employees....................       270       213
       Other active employees.......................       802       948
                                                        -------  -------
   Total accumulated postretirement benefit
       obligation...................................     3,380     3,541
   Less:
       Fair value of plan assets*...................      (880)     (801)
       Unrecognized net loss**......................      (178)     (343)
       Spun-off operations..........................         -       (12)
                                                        -------   -------
   Accrued postretirement benefit obligation recognized
       in the consolidated balance sheets...........    $2,322    $2,385
   ========================================================================
   * The measurement date for determining the accumulated postretirement benefit obligation and fair value of plan assets was changed to
       December  31 in 1994, from September  30 in 1993.   The fair value of
       plan assets as of December 31, 1993 includes contributions made during fourth quarter 1993 after the measurement date that year.

   ** The unrecognized net loss is amortized over time and reflects differences between actuarial assumptions and actual experience. It also includes the impact of changes in actuarial assumptions.

   The assumed discount rate used to measure the accumulated postretirement benefit obligation was 8.0 percent for 1994 and 7.5 percent for 1993. An annual increase in health care costs of 13 percent was assumed for 1995, declining ultimately to an assumed rate of 6 percent by the year 2002. Increasing the assumed health care cost trend rates by one percent each year, would increase the December 31, 1994 accumulated postretirement benefit obligation by $434 million and would increase the combined service and interest cost components of net periodic postretirement benefit cost for 1994 by $40 million.

   Effective January 1, 1993, the Corporation adopted SFAS 112 for accounting for postemployment benefits which requires a change from cash to accrual accounting. Postemployment benefits offered by the
   Corporation include workers compensation, disability benefits, medical benefit continuation, and severance pay. These benefits are paid to former or inactive employees who terminate without retiring. A one-time, noncash charge representing prior benefits earned was recorded in 1993 which reduced earnings applicable to continuing operations by $151 million, or $.36 per share. The charge was net of a deferred income tax benefit of $101 million. The annual periodic expense under SFAS 112 does not differ materially from expense under the prior method.

G. Stock Options and Stock Appreciation Rights

   Key employees of the Corporation have outstanding options and stock appreciation rights ("SARs") which were granted under the Pacific Telesis Group 1994 Stock Incentive Plan (the "Stock Plan") and a previous plan (collectively, the "Plans"). The Stock Plan was approved by shareowners effective January 1, 1994. The previous plan expired December 31, 1993. A total of 21,000,000 shares of the Corporation's common stock was authorized by the Board of Directors (the "Board") for grants of options, SARs, restricted stock, and stock units under the Stock Plan. As of December 31, 1994, the remaining shares authorized were 13,963,200, including 146,000 remaining shares separately authorized for grant to nonemployee directors of the Board. As of the termination of the previous plan on December 31, 1993, 8,275,019 authorized shares remained, but were unused. The remaining shares authorized for future grants as of December 31, 1992 were 8,342,767.

   Options granted under the Plans were granted as nonqualified options or as incentive stock options, and portions were granted in conjunction with SARs. The original exercise price of each outstanding option and SAR was equal to the fair market value of the Corporation's common stock on the date of grant. The exercise prices of options and SARs outstanding at the time of the AirTouch spin-off were adjusted as described below. The exercise price of each option may be paid in cash or by surrendering shares of common stock already owned by the holder, or with a combination of cash and such shares. Options and associated SARs ordinarily become exercisable at stated times beginning at least one year after the date of grant. The term of any option or SAR cannot exceed ten years. As of December 31, 1994, 3,541,608 options and SARs were exercisable at prices ranging from $12.4297 to $31.6864, after exercise price adjustments arising from the spin-off.

   The  following table summarizes option  and SAR activity  during 1994 and
   1993:
                                         Price Range           Price Range
                                    1994  Per Share*      1993  Per Share*
   ------------------------------------------------------------------------
   Shares issuable under
     outstanding options                  $ 8.7008 -            $ 8.7008 -
     and SARs at January 1     6,185,201   27.6050   8,317,162   27.3824

                                          $30.7500 -
   Options and SARs granted    7,215,800   32.1250     171,790  $27.6050

   Options and SARs                       $ 8.7008 -            $ 8.7008 -
     exercised                (1,255,080)  27.6050  (2,199,709)  27.6050

   Options and SARs                       $ 8.7008 -            $15.6577 -
     canceled or forfeited        (9,520)  27.6050    (104,042)  27.6050

   Options and SARs replaced
     for employees of spun-off            $12.4297 -
     operations               (1,393,993)  27.6050           -           -
                              -----------            ----------
   Shares issuable under
     outstanding options                  $12.4297 -            $ 8.7008 -
     and SARs at December 31  10,742,408   32.1250   6,185,201   27.6050
   ========================================================================

   * Exercise prices per share were adjusted to reflect the spin-off of wireless operations on April 1, 1994.

   In 1992, 670,791 options and SARs were exercised at adjusted prices ranging from $8.7008 to $26.1951.

   Options and SARs held by the continuing employees of the Corporation at the time of the spin-off were supplemented with an equal number of options and SARs for common shares of AirTouch. The exercise prices for the Corporation's outstanding options and SARs were adjusted downward to reflect the value of the supplemental AirTouch options and SARs. The Corporation's balance sheet reflects a related liability equal to the difference between the current market price of AirTouch stock and the exercise prices of the supplemental options outstanding. (See "Off-Balance-Sheet Risk" in Note I on page F-61.) As of December 31, 1994, 3,931,470 supplemental AirTouch options and SARs were outstanding. Expiration dates for the supplemental options and SARs range from 1995 to 2003.

   Outstanding  options  and  SARs of  the  Corporation  that  were held  by employees of the wireless operations at the spin-off date were replaced by options and SARs for common shares of AirTouch. AirTouch assumed liability for these replacement options and SARs.

   Certain information presented in this note is based on estimates which are not expected to differ materially from actual amounts.

H. Debt and Lease Obligations

   Long-term obligations as of December 31, 1994 and 1993 consist of debentures of $4,047 million each year and corporate notes of $1,295 and $1,603 million, respectively. Maturities and interest rates of long-term obligations follow:
                                                           December 31
                                                     -----------------------
   Maturities and Interest Rates                        1994        1993
   -------------------------------------------------------------------------
                                                     (Dollars in millions)

   1995            8.710%  to    9.320%               $    -      $  239
   1996                          8.650%                   15          15
   1997            8.990%  to   12.560%                   71          71
   1999            4.625%  to    7.650%                  100         158
   2000-2043       4.625%  to    9.500%                5,156       5,167
                                                      ----------------------
                                                       5,342       5,650
   Long-term capital lease obligations                    16          21
   Unamortized discount - net of premium                (461)       (475)
   Less spun-off operations                                -         (67)
                                                      ----------------------
   Total long-term obligations                        $4,897      $5,129
   =========================================================================

   Pacific Bell has remaining authority from the CPUC to issue up to $1.25 billion of long- and intermediate-term debt. The proceeds may be used only to redeem maturing debt and to refinance other debt issues. Pacific Bell has remaining authority from the Securities and Exchange Commission (the "SEC") to issue up to $650 million of long- and intermediate-term debt through a shelf registration filed in April 1993. In addition, PacTel Capital Resources ("PTCR"), a wholly owned subsidiary of the Corporation, may issue up to $192 million of medium-term notes through a shelf registration on file with the SEC.

   Short-term   borrowings   have   been   substantially   repaid   as    of
   December 31, 1994.   As  of  December 31,  1994  and 1993,  the  weighted
   average interest rate on total short-term borrowings was 7.00 percent and
   3.25 percent, respectively. Debt maturing within one year in the balance sheets consists of short-term borrowings and the portion of long-term obligations that matures within one year as follows:
                                                          December 31
                                                       -------------------
   (Dollars in millions)                               1994        1993
   -----------------------------------------------------------------------
   Commercial paper................................    $  -        $587
   Notes payable to banks..........................       2           5
                                                       -------------------
   Total short-term borrowings.....................       2         592
   Current maturities of long-term obligations.....     244          15
                                                       -------------------
                                                        246         607
   Less spun-off operations........................       -         (12)
                                                       -------------------
   Total debt maturing within one year.............    $246        $595
   =======================================================================

   Lines of Credit

   The Corporation has various lines of credit with certain banks. These arrangements do not require compensating balances or commitment fees and, accordingly, are subject to continued review by the lending institutions. As of December 31, 1994 and 1993, the total unused lines of credit available were approximately $2.2 and $1.7 billion, respectively.

I. Financial Instruments

   The  following  table   presents  the  estimated   fair  values  of   the
   Corporation's financial instruments:
                                      December 31, 1994   December 31, 1993
                                      -----------------   -----------------
                                              Estimated           Estimated
                                      Carrying   Fair     Carrying   Fair
   (Dollars in millions)               Amount    Value     Amount    Value
   ------------------------------------------------------------------------
   Cash and cash equivalents........   $  135   $  135     $   69   $   69
   Debt maturing within one year....      246      246        595      595
   Deposit liabilities..............      305      305        296      296
   Long-term debt...................   $4,881   $4,729     $5,108   $5,714
   ========================================================================

   The following methods and assumptions were used to estimate the fair values of each category of financial instrument:

   The fair values of cash and cash equivalents, debt maturing within one year, and deposit liabilities approximate their carrying amounts because of the short-term maturities of these instruments.

   The fair value of long-term debt issues as of December 31, 1994 was estimated based on the net present value of future expected cash flows, which were discounted using current interest rates. The fair value as of December 31, 1993 was estimated using quotes on an exchange or interest rates available to the Corporation under similar terms and maturities. The carrying amounts reflect unamortized net discount.

   Off-Balance-Sheet Risk

   The Corporation holds an equity swap contract to hedge exposure to risk of market changes related to its recorded liability for outstanding employee stock options for AirTouch common stock and associated SARs. (See Note G - "Stock Options and Stock Appreciation Rights" on page F-57.) The Corporation plans to make open market purchases of AirTouch stock to satisfy its obligation for options that are exercised. Off-balance-sheet risk exists to the extent the market price of AirTouch stock rises above the market price reflected in the liability's current carrying value. The equity swap was entered to hedge this exposure and minimize the impact of market fluctuations. The contract entitles the Corporation to receive settlement payments to the extent the price of AirTouch common stock rises above the notional value of $23.74 per share, but imposes an obligation to make payments to the extent the price declines below this level. The total notional amount of the contract, $96 million as of December 31, 1994, covers the approximate number of AirTouch options and SARs outstanding on that date. The Corporation plans to periodically adjust downward the outstanding notional amount as the options and SARs are exercised. The equity swap contract expires March 1999.

   Both the equity swap and the Corporation's liability for AirTouch stock options and SARs are carried in the balance sheet at their market values, which were immaterial as of December 31, 1994. Gains and losses from quarterly market adjustments of the carrying amounts of both substantially offset in results of operations. As of December 31, 1994, the accounting loss which would be incurred from nonperformance by the counterparty to the equity swap was $22 million. However, the
   Corporation does not expect to realize any loss from counterparty nonperformance.

J. Related Party Transactions

   During 1993 and 1992, the Corporation made net cash investments in spun-off operations of $356 and $399 million, respectively. These investments include capital contributions to AirTouch of $1,180 and $212 million, respectively, in each year, and are reported net of intercompany borrowings and repayments. The net investments also reflect dividends received from AirTouch of $114 and $108 million, respectively, in 1993 and 1992. During 1993, AirTouch substantially repaid previous intercompany borrowings from the Corporation which reduced a net balance receivable from spun-off operations by $715 million that year. As of December 31, 1992, this balance principally included $858 million of borrowings by AirTouch from PTCR, less $115 million payable by the Corporation to AirTouch for tax benefits. The 1993 repayment by AirTouch was made primarily using proceeds of the Corporation's capital contributions. A remaining net receivable balance of $33 million was repaid in 1994.

   Miscellaneous  income  of  the  Corporation for  1993  and  1992 reflects interest income of $20 and $46 million, respectively, from the intercompany borrowings by AirTouch. The borrowings from PTCR were primarily in the form of promissory notes bearing interest at variable rates which averaged 6.1 and 5.7 percent, respectively, during 1993 and 1992. In addition, Pacific Telesis provided certain administrative services to AirTouch and charged for these services through 90 days following the April 1, 1994 spin-off date.

   A separation agreement for the spin-off provided for complete separation of all AirTouch properties from the Corporation. The Corporation's consolidated federal income tax return for 1994 will include AirTouch through the spin-off date.

K. Capital Stock

   Shareowners

   As of January 31, 1995, the number of shareowners was 815,217.

   Preferred Stock

   The Corporation's Articles of Incorporation include a provision for the issuance of up to 50,000,000 preferred shares (par value $0.10 per share) in one or more series with full or limited voting powers or without voting powers, and with such designations, preferences, and rights as the Board may determine.

   Treasury Stock

   From time to time, the Corporation purchases shares of its common stock and holds these shares as treasury stock. Separately, the Corporation had purchased 46,312,982 of its shares through December 31, 1990 under Board authorizations allowing the purchase of up to 55,000,000 shares. Treasury stock that is held later may be reissued in connection with acquisitions, the Corporation's shareowner dividend reinvestment and stock purchase plan ("DRISPP"), and employee benefit plans.

   During 1994, 1993, and 1992, respectively, the Corporation reissued 1,006,122, 17,966,717, and 4,074,578 treasury shares in connection with the DRISPP and employee benefit plans. The greater amount of reissuances in 1993, $728 million (at cost), primarily reflects additional equity raised that year from a discounted stock purchase offering under the DRISPP. As of December 31, 1994, 8,762,430 shares remained held as treasury stock pending their ultimate disposition.

   Employee Stock Ownership Trust

   All matching employer contributions to the Savings Plans are made through a leveraged employee stock ownership plan ("LESOP") trust. (See "Defined Contribution Plans" in Note E on page F-54.) During 1989, Bankers Trust Company, as trustee of the Pacific Telesis Group Employee Stock Ownership Plan Trust, purchased 13,900,000 of the Corporation's treasury shares at a price of $691,052,400 in exchange for a promissory note from the trust to the Corporation. The note payable by the trust is not reflected as a liability of the Corporation and, in accordance with accepted accounting treatment, the remaining cost of unallocated trust shares is carried as a reduction of shareowners' equity (as "deferred compensation"). Principal and interest on the note is paid from employer contributions and dividends received by the trust.

   The following table summarizes the Corporation's expense each year from the allocation of shares held by the LESOP trust to the accounts of employees participating in the Savings Plans:

   (Dollars in millions)                            1994     1993      1992
   -------------------------------------------------------------------------
   Total compensation and interest expense
     recognized*...............................      $60      $65       $81
   Interest expense portion**..................       19       20        27
   Other information:
     Employer contributions to trust...........       77       76        74
     Dividends received by trust...............      $35      $30       $30
   =========================================================================
    * Determined using the shares-allocated accounting method and after being reduced by dividends paid on shares held by the trust.

   ** The Corporation's LESOP interest expense is matched by an equal amount of interest income earned on the promissory note from the trust and reflected in miscellaneous income.

   Shares held by the LESOP trust are released for allocation to the accounts of employees as employer matching contributions are earned. The following table summarizes the Corporation's shares held by the trust:

                                                           December 31
                                                ----------------------------
                                                        1994           1993
   -------------------------------------------------------------------------
   Shares allocated to employee accounts.......    9,142,067      5,521,697
   Shares committed to be allocated*...........      167,641         94,822
   Shares unallocated..........................   11,420,334      7,755,455
                                                ----------------------------
   Total shares held by trust..................   20,730,042     13,371,974
   =========================================================================
   * Represents employer matching contributions earned by employees, but not yet allocated to employee accounts.

   Effective with the April 1, 1994 spin-off, the LESOP trust received one share of AirTouch stock for each Pacific Telesis Group share held. During 1994, the trust sold the AirTouch shares it received on unallocated shares using the proceeds to purchase Pacific Telesis Group shares. In addition, AirTouch shares received for allocated trust shares were used to purchase Pacific Telesis Group shares except for employees who elected to retain and transfer their AirTouch shares from their savings match account to another investment fund. The number of trust shares increased by 7,887,851 shares as a result of these transactions.

   Statement of Position 93-6 ("SOP 93-6"), "Employers' Accounting for Employee Stock Ownership Plans," issued by the American Institute of Certified Public Accountants, establishes new accounting rules for new LESOP shares. As allowed by specific provisions of SOP 93-6, the Corporation continues to follow the prior rules in accounting for the LESOP trust.

   Shareowner Rights Plan

   During 1989, the Board adopted a shareowner rights plan to enhance its ability to protect the shareowners' interests if the Corporation is faced with a hostile acquisition proposal. Under the terms of the plan, shareowners of record as of October 10, 1989 received one right for each share of the Corporation's common stock held on that date. Initially, the rights are not exercisable and trade automatically with the Corpora-tion's common stock. If a takeover attempt occurred that satisfied the tests described in the plan, each right (except for rights held by the person or group making that takeover attempt) would become the right to purchase common stock at one-half its then market value (or, at the Board's discretion, could be exchanged for an additional share of common stock). The rights do not have any voting rights, may be redeemed under certain circumstances at $0.01 per right, and expire on October 10, 1999.

L. Commitments and Contingencies

   Broadband Network

   In December 1994, Pacific Bell contracted for the purchase of up to $2 billion of broadband network facilities which will incorporate emerging technologies. Pacific Bell is committed to purchase these facilities in 1998 if they meet certain quality and performance criteria.

   Revenues Subject to Refund

   In 1992, the CPUC issued a decision adopting, with modification, SFAS 106 for regulatory accounting purposes. The CPUC decision also granted Pacific Bell revenue increases for recovery of contributions to tax-advantaged funding vehicles for SFAS 106 costs. Annual price cap decisions by the CPUC granted Pacific Bell $100 million in each of the years 1995 and 1994 for partial recovery of higher costs under SFAS 106. However, the CPUC in October 1994 reopened the proceeding to determine if Pacific Bell should continue to recover these costs. The CPUC's order held that related revenues collected after October 12, 1994 are subject to refund. The Corporation believes these costs are appropriately included in Pacific Bell's price cap filings, but is unable to predict the outcome.

   Purchase Options

   In June 1990, Prime Cable of Chicago, Inc. ("Prime Cable") acquired certain Chicago cable television properties from Group W. The Corporation, through its PacTel Cable subsidiary, holds options to purchase a 75 percent interest in Prime Cable. TC Cable, Inc. ("TC Cable") now holds this interest. PacTel Capital Funding, a wholly owned subsidiary of the Corporation, has guaranteed bank financing used by TC Cable and its parent corporation to acquire this interest. The guarantees cover initial loan amounts of $60 million as well as interest accruing on the loans which will be added to the outstanding loan balances up to an aggregate of $136 million. In the Corporation's opinion, the likelihood that it will be required to pay principal or interest on this debt under these guarantees is remote.

M. Additional Financial Information
                                                           December 31
                                                     -----------------------
   (Dollars in millions)                                1994        1993
   -------------------------------------------------------------------------
   Prepaid expenses and other current assets:
     Prepaid directory expenses...................   $   328     $   341
     Miscellaneous prepaid expenses...............        33          33
     Notes and other receivables..................       115          53
     Inventory and supplies.......................        60          69
     Current deferred tax benefits................       458         462
     Net receivable from spun-off operations......         -          33
     PCS auction deposit..........................        56           -
     Deferred compensation trusts.................       124           -
     Other........................................        32          38
                                                     -----------------------
   Total..........................................   $ 1,206     $ 1,029
   =========================================================================
   Property, plant, and equipment - net:
     Land and buildings...........................   $ 2,625     $ 2,980
     Cable, conduit, and connections..............    10,818      10,494
     Central office equipment.....................     9,598       9,542
     Furniture, equipment, and other..............     2,948       3,005
     Construction in progress.....................       576         586
                                                     -----------------------
                                                      26,565      26,607
     Less:  accumulated depreciation..............   (10,451)     (9,961)
                                                     -----------------------
   Total..........................................   $16,114     $16,646
   =========================================================================

                                                            December 31
                                                     -----------------------
   (Dollars in millions)                                1994        1993
   -------------------------------------------------------------------------
   Accounts payable and accrued liabilities:
     Accounts payable:
       Trade.....................................     $  720      $  606
       Payroll...................................         47          57
       Checks outstanding........................        336         192
       Other:
         Incentive awards payable................        237         190
         Other...................................        139         202
     Interest accrued............................        136         123
     Advance billing and customers' deposits.....        292         275
                                                     -----------------------
   Total.........................................     $1,907      $1,645
   =========================================================================
   Other current liabilities:
     Accrued vacation pay........................     $  287      $  290
     Dividends payable...........................        231         231
     Restructuring reserves......................        554         480
     Other.......................................        258         167
                                                     -----------------------
   Total.........................................     $1,330      $1,168
   =========================================================================
   Other noncurrent liabilities and deferred credits:
     Unamortized investment tax credits..........     $  473      $  536
     Accrued pension cost liability..............        879         695
     Restructuring reserves......................        386       1,045
     Accrued postretirement benefit obligation...      2,322       2,385
     Other.......................................        793         855
                                                     -----------------------
   Total.........................................     $4,853      $5,516
   =========================================================================

                                                   For the Year Ended
                                                       December 31
                                              ------------------------------
   (Dollars in millions)                        1994      1993      1992
   -------------------------------------------------------------------------
   Other service revenues:
     Directory advertising.................   $1,003    $1,007    $1,020
     Other.................................      425       397       359
                                              ------------------------------
   Total...................................   $1,428    $1,404    $1,379
   =========================================================================
   Miscellaneous income:
     Interest income.......................   $   29    $   27    $  135
     Other.................................       26        21        67
                                              ------------------------------
   Total...................................   $   55    $   48    $  202
   =========================================================================
   Advertising expense.....................   $   68    $   63    $   80
   =========================================================================
   CASH PAYMENTS FOR:
   Interest................................   $  442    $  514    $  517
   Income taxes............................   $  737    $  771    $  788
   =========================================================================
   NONCASH TRANSACTIONS:
   Treasury shares issued in lieu of
     cash dividends under shareowner
     dividend reinvestment plan............   $   17    $  143    $   70
   Spin-off stock distribution.............   $2,901         -         -
   ========================================================================

   Major Customer


   Nearly all of the Corporation's operating revenues were from telecommunications and related services. Approximately 11 percent, 11 percent, and 12 percent of these revenues were earned in 1994, 1993, and 1992, respectively, for services provided to AT&T Corp. No other customer accounted for more than 10 percent of revenues.

N. Quarterly Financial Data
   (Unaudited)
                             (Dollars in millions, except per share amounts)
                             -----------------------------------------------
   1994                          First      Second      Third     Fourth
   -------------------------------------------------------------------------
   Operating revenues........  $ 2,294     $ 2,256     $2,329    $ 2,356
   Operating income..........      548         547        603        496
   Earnings:
   Income from continuing
     operations..............      282         278        314        262
   Income from spun-off
     operations..............       23           -          -          -
   Net income................  $   305     $   278     $  314    $   262

   Earnings per share:
   Income from continuing
     operations..............  $  0.67     $  0.65     $ 0.74    $  0.62
   Income from spun-off
     operations..............     0.05           -          -          -
   Net income................  $  0.72     $  0.65     $ 0.74    $  0.62
   -------------------------------------------------------------------------
   1993                          First      Second      Third     Fourth
   -------------------------------------------------------------------------
   Operating revenues........  $ 2,286     $ 2,317     $2,344     $2,297
   Operating income (loss)...      125         549        571       (583)
   Earnings (loss):
   Income (loss) from
     continuing operations...        6         283        307       (405)
   Income (loss) from spun-off
     operations..............       (9)          8         16         14
   Cumulative effect of
     accounting changes......   (1,724)          -          -          -
   Net income (loss).........  $(1,727)    $   291     $  323     $ (391)

   Earnings (loss) per share:
   Income (loss) from continuing
     operations..............  $  0.01     $  0.69     $ 0.73     $(0.96)
   Income (loss) from spun-off
     operations..............    (0.02)       0.02       0.04       0.04
   Cumulative effect of
     accounting changes......    (4.24)          -          -          -
   Net income (loss).........  $ (4.25)    $  0.71     $ 0.77     $(0.92)
   =========================================================================

   Operating revenues, operating income, and certain other data reflect the effects of the spin-off by separately classifying the Corporation's previous interests in the operating results of AirTouch from the continuing operations of Pacific Telesis Group. (See Note A - "Basis of Presentation" on page F-42.)

   Second quarter 1994 results reflect an after-tax charge of $29 million, or $.07 per share, resulting from a CPUC order related to customer late payment charges.

   Fourth quarter 1993 results reflect after-tax restructuring charges of $603 million, or $1.43 per share, to cover the cost of force reductions and spin-off related costs. Other one-time items reduced earnings by $67 million, or $.15 per share.

   First quarter 1993 results reflect after-tax charges of $1.7 billion, or $4.24 per share, relating to the Corporation's adoption of new accounting standards for postretirement and postemployment benefits, and several restructuring reserves which reduced first quarter 1993 earnings by $258 million, or $.63 per share.

Stock Trading Activity and Dividends Paid
                                                                  Payment
1994                         High         Low      Dividends       Date
- ----------------------------------------------------------------------------

First Quarter...........   $58.000      $51.000       $0.545       5/2/94
Second Quarter*.........   $32.375      $29.875       $0.545       8/1/94
Third Quarter*..........   $33.500      $30.125       $0.545      11/1/94
Fourth Quarter*.........   $32.125      $28.250       $0.545       2/1/95
- ----------------------------------------------------------------------------
                                                                  Payment
1993                         High         Low      Dividends       Date
- ----------------------------------------------------------------------------

First Quarter...........   $49.375      $43.250       $0.545       5/3/93
Second Quarter..........   $49.250      $45.000       $0.545       8/2/93
Third Quarter...........   $56.500      $47.875       $0.545      11/1/93
Fourth Quarter..........   $59.125      $53.250       $0.545       2/1/94
============================================================================
(Stock trading  activity:   based on  New York  Stock  Exchange -  Composite
Transactions)

* Reflects market prices per share subsequent to the April 1, 1994 spin-off of AirTouch.

Dividends

The record date is set by the Pacific Telesis Group Board of Directors at the time it declares a dividend. Based on the current schedule, record dates are expected in April, July, October, and December, and dividends are expected to be paid in May, August, November, and February. Quarterly reports are mailed with dividend checks.

Stock Listing

     New York, Pacific, Chicago exchanges     PAC
     London, Swiss exchanges                  Pacific Telesis
     Newspaper stock tables                   Pac Telesis


Copies of the Pacific Telesis Group 1994 Form 10-K filed with the Securities and Exchange Commission may be obtained by writing to:

     Shareowner Relations
     Pacific Telesis Group
     130 Kearny Street, Suite 2907
     San Francisco, California 94108

                                  APPENDIX
                                  --------

GRAPHIC AND IMAGE MATERIAL


Following is a description of the stock performance chart under the heading "Performance Graph" on page 20, entitled "Comparison of Five-Year Cumulative Total Return for Pacific Telesis Group, the Six Other RHCs and the S&P 500 Index." This information is depicted in a line graph, and the left vertical axis indicates the dollar range. The lowest value for this range is $50.00, and it increases in $50 increments to the top listed value of $200.00. The horizontal axis shows the time period beginning with the year 1989, followed by five consecutive year intervals ending in 1994. Pacific Telesis Group, represented by a solid bold line, reflects the following values: 1989 - $100; 1990 - $94; 1991 - $97; 1992 - $102; 1993 - $130; and 1994 - $129.
The Six RHCs, represented by a short, bold dash, reflects the following values: 1989 - $100, 1990 - $98; 1991 - $103; 1992 - $116; 1993 -$135; and
1994 - $131. The S&P 500 Index, represented by a long, thin dash, reflects the following values: 1989 - $100; 1990 - $97; 1991 - $126; 1992 - $136;
1993 - $150; and 1994 - $158.

                                                                  ATTACHMENT
                                                                  ----------








                            PACIFIC TELESIS GROUP
                              SENIOR MANAGEMENT
                          LONG TERM INCENTIVE PLAN
                    (Restated Effective January 1, 1995)

                              TABLE OF CONTENTS

                                                                        PAGE
                                                                        ----

SECTION 1.  PURPOSE.....................................................   1

SECTION 2.  ELIGIBILITY.................................................   1

SECTION 3.  UNITS GRANTED...............................................   1
            (a)  Awards Of Units........................................   1
            (b)  Award Performance Period...............................   1
            (c)  Interim Awards.........................................   2
            (d)  Limitation On Aggregate Units Granted..................   2
            (e)  No Shareowner Rights...................................   2

SECTION 4.  UNITS EARNED................................................   2
            (a)  Determination Of Units Earned And Criteria.............   2
            (b)  Limitation On Aggregate Units Earned...................   3
            (c)  Cancellation Of Unearned Units Granted.................   3
            (d)  Special Rule For Determination Of Units Earned
                   For Certain Participants.............................   3

SECTION 5.  DISTRIBUTION RULES..........................................   3

SECTION 6.  DIVIDEND EQUIVALENTS........................................   5

SECTION 7.  PAYMENTS AND DISTRIBUTIONS BY PARTICIPATING COMPANIES.......   5

SECTION 8.  ADJUSTMENTS.................................................   6

SECTION 9.  OTHER CONDITIONS............................................   7

SECTION 10. DESIGNATION OF BENEFICIARIES................................   8

SECTION 11. PLAN ADMINISTRATION.........................................   8

SECTION 12. CLAIMS AND APPEALS..........................................   8

SECTION 13. MODIFICATION OR TERMINATION OF PLAN.........................   9

SECTION 14. DEFINITIONS.................................................   9

                            PACIFIC TELESIS GROUP
                              SENIOR MANAGEMENT
                          LONG TERM INCENTIVE PLAN
                    (Restated Effective January 1, 1995)


SECTION 1. PURPOSE. The purpose of the Pacific Telesis Group Senior Management Long Term Incentive Plan (the "Plan") is to promote the interests of Pacific Telesis Group (hereinafter "the Corporation") and its subsidiary and associated companies which shall have elected to participate in the Plan (the Corporation and such companies being called "Participating Companies") and its stockholders by attracting, retaining, and stimulating the performance of selected employees of the Corporation and the Participating Companies, giving such employees an opportunity to acquire proprietary interests in the Corporation, and creating an increased personal interest in the continued success and progress of the Corporation and its subsidiaries.

SECTION 2. ELIGIBILITY. Employees of Participating Companies who at the time awards are granted are in active service and are determined by the board of directors or other governing body of their respective employer (or in the case of employees of the Corporation by the Committee) to be in the senior management compensation group are eligible for awards under the Plan. Employees are not rendered ineligible by reason of being a member of the board of directors or governing body of any Participating Company. Awards may be granted to employees on leave of absence and to employees absent on account of disability and receiving sickness or accident disability benefits who at the time such leave of absence or disability commenced would have been eligible, subject to such conditions, if any, as the granting body may establish.

SECTION 3.  UNITS GRANTED.

  (a) AWARDS OF UNITS. The board of directors or other governing body of each Participating Company and, in the case of the Corporation, the Committee, may grant awards of units ("Units Granted") for each year, in such amounts and to such of the eligible members of senior management employed by such Participating Company as such body may determine in its sole discretion (the "Participants"), subject, in the case of grants by bodies other than the Committee, to the concurrence of the Committee.

  (b) AWARD PERFORMANCE PERIOD. Except as otherwise provided herein, Units Granted shall become distributable to Participants in accordance with Section 5 only after the end of a period of two or more years, beginning with the year in which the awards are granted (unless the granting body specifies that the applicable period will commence in a later year ) (the "Performance Period"). The Performance Period shall be set by the Committee for each year's awards of Units Granted by all Participating Companies.

  (c)   INTERIM  AWARDS.   The  Committee,  if  it  determines  in its  sole
        discretion that it is necessary or advisable under the circumstances, may adopt rules pursuant to which members of senior management by virtue of hire, promotion or upgrade, or transfer from another company in which the Corporation has or had a direct or indirect ownership interest, or by virtue of special individual circumstances, may be granted units in respect of one or more Performance Periods that began in prior years and at the time of the grant have not yet been completed.

  (d) LIMITATION ON AGGREGATE UNITS GRANTED. The aggregate number of Units Granted to all Participants in any year shall not exceed 0.5% of the total number of Shares outstanding at the time the award is granted under (a) or (c) above.

  (e)   NO   SHAREOWNER  RIGHTS.    Units   Granted  shall   not  entitle  a
        Participant to any rights as a shareowner of the Corporation.

SECTION 4.  UNITS EARNED.

  (a) DETERMINATION OF UNITS EARNED AND CRITERIA. The number of the Units Granted that will be distributed to a Participant at the end of a Performance Period ("Units Earned") shall vary from 0 to 200 percent of the Units Granted to such Participant, determined as soon as practicable after each Performance Period based upon the level of achievement during the Performance Period of the following criteria:

        A. Financial performance of the Company and its consolidated subsidiaries, based on criteria set by the Committee, or, if no other criteria is set, then on the consolidated results of the Corporation and its consolidated subsidiaries (prepared on the same basis as the financial statements published for financial reporting purposes and adjusted in accordance with Section 8); provided that the Committee, if it determines in its sole discretion that it is necessary or advisable under the circumstances, may determine that the determination of Units Earned for eligible members of senior management employed by one or more of the Participating Companies shall be based on financial performance criteria of one or more Participating Companies, either in combination with or in lieu of measures for the Corporation and its consolidated subsidiaries as a whole.

        B. Other predetermined performance criteria as determined by the Committee, which may include individual performance criteria, and which may differ as between Participants.

The Committee may establish threshold criteria which must be achieved for a Performance Period in order for Units Granted to be determined to be Units Earned. The performance levels achieved for each Performance Period and percentage of Units to be distributed shall be conclusively determined by the Committee. (1)

  (b) LIMITATION ON AGGREGATE UNITS EARNED. Notwithstanding the foregoing,in no event may the Units Earned that become distributable at the end of a single Performance Period (or at the end of two or more Performance Periods related to Units Granted made in a single year) exceed 0.5% of the total number of Shares outstanding at the time such Units Earned become distributable.

  (c)   CANCELLATION OF  UNEARNED UNITS  GRANTED.  The  Units Granted  under
        Section 3 that are not subsequently determined under this Section 4 to be Units Earned shall be canceled.

  (d) SPECIAL RULE FOR DETERMINATION OF UNITS EARNED FOR CERTAIN PARTICIPANTS. Notwithstanding (a) above, the following provisions shall apply to any Participant who, as of the end of a Performance Period, is a "covered employee" within the meaning of section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"):

        A. The aggregate cash value of Units Earned determined for all such Participants shall be the sum of 0.4% of "Cash from Operating Activities" (as publicly disclosed in the Corporation's consolidated financial statements) for each year included in the Performance Period, divided by the number of years in such Performance Period.

        B. The aggregate cash value of Units Earned determined under A above shall be allocated among all such Participants pro-rata based on each such Participant's base salary at the beginning of the Performance Period.

        C. Those members of the Committee who are outside directors' (within the meaning of section 162(m) of the Code) shall have discretion to reduce Units Earned determined for each such Participant based on the criteria set forth in (a) above or any other criteria such Committee members deem appropriate.

SECTION 5.  DISTRIBUTION RULES.

     (a) As soon as practicable after determination of the number of Units Earned, such Units Earned shall be distributed in the form of an equal number of the Corporation's common shares ("Shares"), cash equal in value to such Shares, or a combination of Shares and cash, as determined by the Committee. For the purpose of distribution of Units Earned in cash, the value of a Unit shall be determined based on an appropriate measurement of fair market value selected by the Committee.

     (b) Notwithstanding subsection (a), the Committee may direct that an estimate of less than the total Units Earned (calculated in such a manner as to be reasonably certain that the estimate will not exceed the finally determined Units Earned) may be distributed immediately prior to the end of a Performance Period, with the balance to be distributed at such time as the final determination of the number of Units Earned is made.

     (c) In case of the death of a Participant prior to the end of any Performance Period, whether before or after any event set forth in
          (d) below, the number of Units Granted to the Participant for such Performance Period shall be reduced pro rata based on the number of months remaining in the Performance Period after the month of death. The remaining Units Granted, adjusted in the discretion of the Committee to the percentage indicated by the levels of performance achieved prior to the date of death, if any, shall be distributed within a reasonable time after death. All other Units Granted to the Participant for such Performance Period shall be canceled.

     (d) Termination of employment or absence of a Participant prior to the end of any Performance Period under circumstances entitling the Participant to any of the following pensions or benefits shall not affect Units Granted previously to such Participant under the
          Plan:

          (i) Service Pension or Disability Pension under the Pacific Telesis Group Pension Plan for Salaried Employees,

          (ii)    Sickness  or   Accident  Disability   Benefits  under   the
                  Participating Company's Sickness and Accident Disability Benefit Plan,

          (iii) Minimum Retirement Benefit or Disability Allowance under the Participating Company's senior management Long Term Disability and Survivor Protection Plan, or

          (iv) Pensions or benefits of a similar type substituted under any such plan or a plan substituted for, or supplementing, any such plan, as determined by the Committee.

     (e) In case of any other termination of employment, or any leave of absence of a Participant, prior to the end of any Performance Period, unless concurrently reemployed with another Participating Company, all Units Granted to the Participant with respect to any such Performance Period shall be immediately forfeited and canceled; provided, however, that in the event of concurrent reemployment with a nonparticipating company in which the Corporation has or had a direct or indirect ownership interest, the Committee may determine that a continuation, proration or early distribution of units previously awarded, or a combination thereof, should be made.

     (f) In the case of withdrawal from the Plan of the Participating Company, the Committee, if it determines in its sole discretion that it is necessary to advisable under the circumstances, may authorize the proration or early distribution, or a combination thereof, of Units Granted previously awarded at any time under the Plan to Participants employed by such withdrawing Participating Company.

     (g) All Units Granted to a Participant and such Participant's Units Earned not previously distributed shall be forfeited and canceled if the Participant is discharged by a Participating Company for cause or the Committee determines that the Participant engaged in misconduct in connection with the Participant s employment with the Participating Company.

     (h) All Units Granted to a Participant and not previously distributed shall be forfeited and canceled in their entirety if the
          Participant, without the consent of the Participating Company obligated under Section 7 for the distribution of the Units Earned and while employed by such Participating Company or after termination of such employment and prior to distribution of all such Units, becomes associated with, employed by or renders services to, or owns an interest in, any business (other than as a shareholder with a nonsubstantial interest in such business) that is competitive with any Participating Company or with any business with which the Corporation has a substantial direct or indirect interest, as determined by the Committee. The foregoing sentence shall not apply to Units Earned the distribution of which has previously been deferred by the Participant in accordance with the provisions of the Pacific Telesis Group Executive Deferral Plan. The provisions of this subsection (h) shall be effective with respect to each Participant to the extent not prohibited by applicable law.

     (i)  Not withstanding  any other provision  of the Plan,  the Committee
          (1) may reduce or eliminate Units Granted to a Participant who has been demoted, and (2) where circumstances warrant, may permit continued participation, proration or early distribution, or a combination thereof, of Units Granted which would otherwise be canceled.

SECTION 6. DIVIDEND EQUIVALENTS. A cash payment in an amount equal to the dividend payable on one Share will be made to each Participant for each Unit which, on the record date for the dividend, had been awarded to the Participant and not distributed or canceled.

SECTION 7. PAYMENTS AND DISTRIBUTIONS BY PARTICIPATING COMPANIES. All payments and distributions to a Participant under the Plan, including dividend equivalent payments under Section 6, shall be the obligation of the Participating Company employing the Participant during the applicable Performance Period. In case of transfers of Participants among Participating Companies, dividend equivalents shall be paid by the Participating Company that at the time of payment employs or last employed the Participant and the distribution of Units shall be paid by the Participating Company that at the end of the Performance Period employs or last employed the Participant; provided that the Committee, if it determines in its sole discretion that it is necessary or advisable under the circumstances, may provide for payment of dividend equivalents and distributable Units Earned by the respective Participating Companies based on relative periods of employment of the Participants by such companies.

SECTION 8. ADJUSTMENTS.

     (a) In the event of any stock dividend or split, recapitalization, merger, consolidation, combination or exchange of shares, distribution to shareholders, spin-off to shareholders, significant disposition of assets or other similar corporate change, the Committee shall be authorized to make such adjustments, if any, that it deems appropriate in (1) the number or kind of Units Granted then held in the Participants accounts,
          (2) the kind of Units which may thereafter be granted, and (3) the performance levels established under Section 4 for any Performance Period not then completed. Any and all such adjustments shall be conclusive and binding upon all parties concerned.

     (b) If an extraordinary change occurs during a Performance Period which significantly alters the basis upon which the performance levels were established under Section 4 for that Period, to avoid distortion in the operation of the Plan the Committee may make adjustments whether before or after the end of the Performance Period to the extent it deems appropriate in its sole discretion, which shall be conclusive and binding upon all parties concerned, in such performance levels to reflect such change in order to preserve the incentive features of the Plan. Such changes may include, without limitation, adoption of or changes in accounting practices, tax, regulatory or other laws or regulations; economic changes not in the ordinary course of business cycles; or compliance with judicial decrees or other legal authorities.

     (c) Transfer by a Participant from one Participating Company to another Participating Company shall not affect Units Granted previously awarded under the Plan or the related Performance Periods and performance levels, except that for transfers to or from nonconsolidated companies not wholly owned by the Corporation (or to or from companies or entities whose performance categories are determined other than by the measures used for the Corporation and the other Participating Companies as a whole), the number of Units may be adjusted by the Committee, in accordance with any rules adopted by the Committee, to reflect the different performance levels and relative time spent with each Participating Company.

     (d) Notwithstanding any other provision of the Plan, the Committee shall have discretion to determine that no dividend equivalent payments shall be made and no distributions of Units Earned shall be made or deferred (other than Units Earned previously deferred in accordance with the Pacific Telesis Group Executive Deferral
          Plan) if at the time payment or distribution would otherwise have been made:

        (i) There exists any default in payment of dividends on any outstanding common or preferred shares of the Corporation, or

        (ii) The estimated consolidated net income of the Corporation, excluding extraordinary charges, for the twelve-month period preceding the month the payment or distribution would otherwise have been made is less than the sum of (1) the amount of the payments and awards eligible for distribution under the Plan and the amount of the awards to be made under the Pacific Telesis Group Short Term Incentive Plan or any similar plan of any other Participating Company (the "Short Term Plans") in that month and (2) all dividends applicable to such period on an accrual basis, either paid, declared or accrued at the most recently paid rate, on all outstanding preferred and common shares of the Corporation.

In the event net income available under clause (ii) above for payments and awards eligible for distribution under the Plan and for awards under the Short Term Plans is sufficient to cover part but not all of such amounts, the following order shall be applied pro rata within each category:

        (i)   dividend equivalent payments,

        (ii)  Units Earned eligible for distribution under the Plan,

        (iii) awards under the Short Term Plans.

SECTION 9.  OTHER CONDITIONS.

     (a) No person shall have any claim to be granted an award under the Plan and there is no obligation for uniformity of treatment of eligible employees or Participants under the Plan. Awards under the Plan may not be assigned or alienated.

     (b) Neither the Plan nor any action taken hereunder shall be construed as giving to any employee the right to be retained in the employ of any Participating Company.

     (c) A Participating Company shall have the right to deduct from any distribution or payment in cash under the Plan, and the Participant or other person receiving Shares under the Plan shall be required to pay to the Participating Company, any federal, state or local taxes required by law to be withheld with respect to such distribution or payment.

     (d) Any distribution of Shares may be delayed until the requirements of any applicable laws or regulations or any stock exchange requirements are satisfied. The Shares distributed under the Plan shall be subject to such restrictions and conditions on disposition as counsel for the Corporation shall determine to be desirable or necessary under applicable law.

SECTION 10.   DESIGNATION OF  BENEFICIARIES.  A Participant  may designate a beneficiary or beneficiaries to receive all or part of the amounts to be distributed to the Participant under the Plan in case of death. A designation of beneficiary may be replaced by a new designation or may be revoked by the Participant at any time. A designation or revocation shall be on a form to be provided for the purpose and shall be signed by the Participant and delivered to the employing Participating Company prior to the Participant's death. In case of the Participant's death, the amounts to be distributed to the Participant under the Plan with respect to which designation of beneficiary has been made (to the extent it is valid and enforceable under applicable law) shall be distributed in accordance with the Plan to the designated beneficiary or beneficiaries. The amount distributable to a Participant upon death and not subject to such a designation shall be distributed to the Participant's estate. If there shall be any question as to the legal right of any beneficiary to receive a distribution under the Plan, the amount in question may be paid to the estate of the Participant, in which event the Participating Companies shall have no further liability to anyone with respect to such amount.

SECTION 11.  PLAN ADMINISTRATION.

     (a) The Committee shall have full power to administer and interpret the Plan and to establish rules for its administration. The Committee in making any determinations under the Plan shall be entitled to rely on opinions, reports or statements of officers or employees of the Corporation and any other Participating Company and of counsel, public accountants and other professional or expert persons.

     (b) The selection of Participants who are directors or officers of the Corporation, the granting of awards to such persons, the determination of the form of the distribution of such awards and all other determinations or actions required or permitted to be made by the Committee may be made by such Committee, provided that the Committee is composed solely of three or more directors who are "disinterested persons" as defined in Rule 16b-3 of the Securities and Exchange Act of 1934, or by the Board, provided that a majority of the Board and a majority of the directors acting in the matter are such disinterested persons.

     (c) The Plan shall be governed by the laws of the State of California and applicable Federal law.

SECTION 12. CLAIMS AND APPEALS. Any claim under the Plan by a Participant or anyone claiming through a Participant shall be presented to the Committee. Any person whose claim under the Plan has been denied may, within sixty (60) days after receipt of notice of denial, submit to the Board a written request for review of the decision denying the claim. The Board or the Committee shall determine conclusively for all parties all questions arising in the administration of the Plan.

SECTION 13. MODIFICATION OR TERMINATION OF PLAN. The Board may modify or terminate the Plan and any Participating Company may withdraw from the Plan, at any time, provided that (1) except as provided in Section 8, no modification shall adversely affect the rights of Participants without their written consent with respect to Units Granted previously awarded under the Plan and, upon termination or withdrawal, the Plan shall continue to apply with respect to Units Granted previously awarded and (2) without the approval of the holders of the Corporation's common shares, no modification shall materially increase the benefits accruing to Participants under the Plan, materially increase the number of Shares which may be issued under the Plan or materially modify the requirements for eligibility for participation in the Plan. Any modification or termination of the Plan shall be effective at such date as the Board may determine.

The Executive Vice President-Human Resources of the Corporation (or any successor to that officer's responsibilities) with the approval of the Executive Vice President and General Counsel of the Corporation (or any successor to that officer's responsibilities) shall be authorized to make minor or administrative changes to the Plan or changes required by or made desirable by government regulations. A modification may affect Participants in the Plan at the time as well as future Participants. Notwithstanding any other provision in the Plan, the Committee, if it determines in its sole discretion that it is necessary to advisable under the circumstances, may authorize the proration or early distribution, or a combination thereof, of Units Granted previously awarded at any time under the Plan to any Participant in the case of termination of the Plan.

SECTION 14.  DEFINITIONS.

The following words shall have the following meanings:

"Board" or "Board of Directors" means the Board of Directors of Pacific Telesis Group.

"Committee" means the Compensation and Personnel Committee of the Board of Directors, or such other committee as the Board may form for purposes of administration of this Plan.

"Participating Company" means an affiliate of the Corporation whose employees have been determined by the Board to be eligible to participate in the Plan and which has by its board of directors or other governing body determined to participate in the Plan. For purposes of the foregoing, "affiliate" means a subsidiary or other entity that controls, is controlled by, or is under common control with Pacific Telesis Group. As used herein, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.

                            PACIFIC TELESIS GROUP
                          SHORT TERM INCENTIVE PLAN
                 (Restated effective as of January 1, 1995)

                              TABLE OF CONTENTS

                                                                        PAGE
                                                                        ----

SECTION 1.  PURPOSE......................................................  1

SECTION 2.  AWARDS.......................................................  1

SECTION 3.  AWARDS FOR CERTAIN EMPLOYEES.................................  2

SECTION 4.  ADJUSTMENTS..................................................  2

SECTION 5.  ELIGIBILITY..................................................  3

SECTION 6.  OTHER CONDITIONS.............................................  4

SECTION 7.  DESIGNATION OF BENEFICIARIES.................................  5

SECTION 8.  PLAN ADMINISTRATION..........................................  5

SECTION 9.  MODIFICATION OR TERMINATION OF PLAN..........................  6

SECTION 10. DEFINITIONS..................................................  6






























                                     (i)

                            PACIFIC TELESIS GROUP
                          SHORT TERM INCENTIVE PLAN
                 (Restated effective as of January 1, 1995)


SECTION 1. PURPOSE. The purpose of the Pacific Telesis Group Short Term Incentive Plan (the "Plan") is to provide management employees of Pacific Telesis Group (the "Company") and such of its Affiliates that participate in the Plan, with incentive compensation based upon the achievement of financial and service performance levels and management effectiveness for the Company and its Affiliates.

SECTION 2. AWARDS. The Committee may make incentive compensation awards under this Plan with respect to services performed in the preceding year ("Performance Year"), in such amounts and to such of the eligible employees as it may determine in its sole discretion subject to the limitations of the Plan. Awards shall be paid in cash in the calendar year the awards are made, except to the extent that an eligible employee has made an election to defer the receipt of such award pursuant to the Pacific Telesis Group Executive Deferral Plan, the Pacific Telesis Group Non-Qualified Savings Plan, or any other similar plan that permits an employee eligible for an award under this Plan to defer the receipt of such award. The Committee shall approve a standard award level ("Standard Award") for each position rate of management eligible for awards under the Plan for each calendar year it intends to designate as a Performance Year for purposes of this Plan. The awards granted under this Plan shall equal a percentage of the Standard Awards for any Performance Year, varying from 0 percent to 200 percent, determined based upon the levels of achievement during such Performance Year of the criteria referred to in A through C below. The percentage of the applicable Standard Awards referred to in the preceding sentence shall serve as a guideline in making awards under the Plan, which awards, in the case of each individual eligible employee, may be more or less (including no award) than such percentage of the Standard Award depending upon individual merit but in no event may exceed 250 percent of the applicable Standard Award.

The percentage of the Standard Awards referred to above shall be based upon the level of achievement during the Performance Year with regard to:

     A. Financial performance criteria determined by the Committee, of the Company and its consolidated subsidiaries (prepared on the same basis as the financial statements published for financial reporting purposes) for employees of the Company, and similar financial performance criteria of an Affiliate for employees of an Affiliate not directly employed by the Company.

     B. Other pre-determined performance criteria as determined by the Committee, which may include individual performance criteria, and which may differ as between eligible employees.

     C. Management effectiveness of the Company and its consolidated subsidiaries, provided, that for employees of an Affiliate not directly employed by the Company, the management effectiveness level of such Affiliate shall apply.

          The  level  of  financial  and other  performance  and  management
          effectiveness  achieved  for  each   Performance  Year  shall   be
          conclusively determined by the Committee.

SECTION 3. AWARDS FOR CERTAIN EMPLOYEES. Notwithstanding any other provision of the Plan to the contrary, the following provisions shall apply to any eligible employee who, as of the end of a Performance Year, is a "covered employee" within the meaning of section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"):

     (a) The aggregate awards payable to all such employees shall be the sum of 0.4% of "Cash from Operating Activities" (as publicly disclosed in the Corporation's consolidated financial statements for the Performance Year) for the Performance Year.

     (b) The aggregate determined under (a) above shall be allocated among all such employees pro-rata based on each such employee's base salary at the beginning of the Performance Year.

     (c) Those Committee members who are "outside directors" (within the meaning of section 162(m) of the Code) shall have discretion to reduce the award for any such employee based on the criteria set forth in Section 2 above or any other criteria such Committee members deem appropriate.

SECTION 4.  ADJUSTMENTS.

     (a) In order to assure the incentive features of the Plan and to avoid distortion in the operation of the Plan, the Committee may make adjustments in the criteria established for any Performance Year under Section 2 whether before or after the end of the Performance Year to the extent it deems appropriate in its sole discretion, which shall be conclusive and binding upon all parties concerned, to compensate for or reflect any extraordinary changes which may have occurred during the Performance Year which significantly alter the basis upon which such performance levels were determined. Such changes may include without limitation changes in accounting practices, tax, regulatory or other laws or regulations, or economic changes not in the ordinary course of business cycles.

     (b) In the event of any change in outstanding shares of the Company by reason of any stock dividend or split, recapitalization, spinoff, merger, consolidation, combination or exchange of shares or other similar corporate change, the Committee shall make such adjustments, if any, that it deems appropriate in the performance levels established under Section 2 for any Performance Year not then completed; any and all such adjustments to be conclusive and binding upon all parties concerned.

     (c) Notwithstanding any other provision of the Plan, the Committee shall have discretion to determine that no awards will be made if at the time payment would have been made:

          (i) there exists any default in payment of dividends on any outstanding company common or preferred shares, or

          (ii) the estimated consolidated net income of the Company, excluding extraordinary charges, for the twelve-month period preceding the month the awards would otherwise have been made is less than the sum of (1) the amount of the awards to be made under the Plan and the amount of payments and awards eligible for distribution under the Pacific Telesis Group Long Term Incentive Plan (the "Long Term Plan") in that month and (2) all dividends applicable to such period on an accrual basis, either paid, declared or accrued at the most recently paid rate, on all outstanding Company preferred and common shares.

In the event the net income under clause (ii) above available for awards under the Plan and for payments and awards eligible for distribution under the Long Term Plan is sufficient to cover part but not all of such amounts, the Committee shall have discretion to determine that payment of awards under the Long Term Plan and this Plan shall be made in the following order, pro-rata within each category:

          (i)     dividend equivalent payments under the Long Term Plan,

          (ii)    Units eligible for distribution under the Long Term Plan,

          (iii)   awards under the Plan.

SECTION 5.  ELIGIBILITY.

     (a) Persons employed by the Company or a Participating Affiliate during a Performance Year in active service in a salaried position determined by the Committee to be in the manager compensation group are eligible for awards under the Plan for such Performance Year (whether or not so employed or living at the date an award is granted); provided that the employee had at least three months of active service during the Performance Year at such level with the Company and/or any Participating Affiliate (excluding any time the employee was absent on account of disability and receiving any Sickness or Accident Disability Benefits under the Pacific Telesis Group Sickness and Accident Disability Benefit Plan or similar benefit plan sponsored by an Affiliate ("Disability Benefits")). An employee is not rendered ineligible by reason of being a member of the Board.

     (b) The Standard Award applicable to an employee otherwise eligible for awards under the Plan for a Performance Year shall be prorated over the Performance Year or the employee shall be ineligible for an award, as follows:

          ------------------------------------------------------------------
          (1)  entrance to or exit from a       |  prorate from date of
               level of management eligible     |  or exit to the nearest
               for awards after the             |  half month
               beginning of the Performance     |
               Year                             |
          ------------------------------------------------------------------
          (2)  changes in position date         |  prorate according to
                                                |  time of active service
                                                |  at each position rate
                                                |  to the nearest half
                                                |  month
          ------------------------------------------------------------------
          (3)  receipt of Disability Benefits   |  prorate to the day based
               for more than three months in    |  on time of service while
               a Performance Year under any     |  not receiving Disability
               Company or Affiliate plan        |  Benefits
          ------------------------------------------------------------------
          (4)  receipt of Disability            |  no reduction in
               Benefits for three months        |  applicable Standard
               or less in a Performance         |  Award
               Year under any Company           |
               or Affiliate plan                |
          ------------------------------------------------------------------
          (5)  retirement or resignation        |  prorate to date of
               (including resignation upon      |  retirement or resignation
               transfer to another Affiliate)   |
          ------------------------------------------------------------------
          (6)  leave of absence                 |  prorate to date leave
                                                |  commences unless
                                                |  otherwise provided by
                                                |  the Committee
          ------------------------------------------------------------------
          (7)  death during a Performance Year  |  prorate to date of death
          ------------------------------------------------------------------
          (8)   dismissal during or after a     |  no award
                Performance Year by the         |
                Company or any Affiliate        |
          ------------------------------------------------------------------

SECTION 6.  OTHER CONDITIONS.

     (a) No person shall have any claim to be granted an award under the Plan and there is no obligation for uniformity of treatment of eligible employees under the Plan. Awards under the Plan may not be assigned or alienated.

     (b) Neither the Plan nor any action taken hereunder shall be construed as giving to any employee the right to be retained in the employ of the Company or any of its subsidiaries.

     (c) The Company shall have the right to deduct from any award to be paid under the Plan any federal, state or local taxes required by law to be withheld with respect to such payment.

     (e) Unless otherwise provided by the Board, awards to Officers under the Plan shall be excluded in determining benefits under any pension, retirement, disability, death, savings or other benefit plan of the Company except where required by law.

SECTION 7. DESIGNATION OF BENEFICIARIES. An eligible employee may designate a beneficiary or beneficiaries to receive all or part of the awards which may be payable to such employee under the Plan in case of death. A designation of beneficiary may be replaced by a new designation or may be revoked by an employee at any time. A designation or revocation shall be on a form to be provided for the purpose and shall be signed by the employee and delivered to the Company prior to the employee's death in accordance with procedures established by the Committee. In case of the employee s death, the amounts to be distributed to the employee under the Plan with respect to which designation of beneficiary has been made (to the extent it is valid and enforceable under applicable law) shall be distributed in accordance with the Plan to the designated beneficiary or beneficiaries. The amount distributable to an employee under the Plan upon death and not subject to such a designation shall be distributed to the employee s estate. If there shall be any question as to the legal right of any beneficiary to receive an award under the Plan, the amount in question may be paid to the estate of the employee, in which event the Company shall have no further liability to anyone with respect to such amount.

SECTION 8.  PLAN ADMINISTRATION.

     (a) The Committee shall have full power to administer and interpret the Plan and to establish rules for its administration. The Committee in making any determinations under or referred to in the Plan shall be entitled to rely on opinions, reports or statements of officers or employees of the Company and its Affiliates and of counsel, public accountants and other professional or expert persons.

     (b) Awards payable under the Plan shall be paid by the employee's employer. For employees transferred between the Company and/or one or more of its Affiliates during a Performance Year, the employee's last employing employer during the Performance Year shall determine and pay the short term award, if any, for that Performance Year.

     (c) The Plan shall be governed by the laws of the State of California and applicable Federal law.

The Executive Vice President-Human Resources of the Corporation (or any successor to that officer's responsibilities) with the approval of the Executive Vice President and General Counsel of the Corporation (or any successor to that officer s responsibilities) shall be authorized to make minor or administrative changes to the Plan or changes required by or made desirable by government regulations. A modification may affect Participants in the Plan at the time as well as future Participants. Notwithstanding any other provision in the Plan, the Committee, if it determines in its sole discretion that it is necessary to advisable under the circumstances, may authorize the proration or early distribution, or a combination thereof, of awards previously made at any time under the Plan to any Participant in the case of termination of the Plan.

SECTION 9. MODIFICATION OR TERMINATION OF PLAN. The Board may modify or terminate the Plan at anytime to be effective at such date as the Board may determine. A modification may affect present and future eligible employees.

SECTION 10. DEFINITIONS. The following words shall have the following meanings:

"Affiliates" means subsidiaries of or other entities that control, are controlled by, or are under common control with Pacific Telesis Group. As used herein, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.

"Performance Year" means the calendar year with respect to which a short term incentive award is made under this Plan for services performed in such year, and shall normally mean the calendar year preceding the year such award shall be payable under the Plan.

"Board" or "Board of Directors" means the Board of Directors of Pacific Telesis Group.

"Committee" means the Compensation and Personnel Committee of the Board of Directors of the Company, or such other committee as the Board may form for purposes of administration of this Plan.

"Company" means Pacific Telesis Group.

"Officer" means an officer of the Company or an Affiliate, as determined by the Committee, but the term shall not include Assistant Secretary, Assistant Treasurer, Assistant Comptroller or any other assistant officer.

"Participating Affiliate" means an Affiliate of the Company whose employees have been determined by the Board to be eligible to participate in the Plan and which has by its board of directors or other governing body determined to participate in the Plan.

"Standard Award" means an approved award level for each position rate of management eligible for awards under the Plan for a Performance Year.

                   AMENDMENTS TO 1994 STOCK INCENTIVE PLAN


RESOLVED that this corporation hereby amends Section 4.2(e) of the Pacific Telesis Group 1994 Stock Incentive Plan ("the 1994 Stock Plan"), subject to the approval of the shareowners of the corporation, to read as follows:

          (e)  All  NSOs granted to an  Outside Director under  this Section
          4.2 shall terminate on the earliest of (i) the 10th anniversary of the date of grant, (ii) the date three months after the termination of such Outside Director's service for any reason other than death, total and permanent disability or Retirement,
          (iii) the date 12 months after the termination of such Outside Director's service because of death, (iv) the date 36 months after the termination of such Outside Director's service because of total and permanent disability, or (v) the date 60 months after termination of such Outside Director's service because of Retirement.

and be it

FURTHER RESOLVED that, subject to the approval of the shareowners of the corporation, the above amendment to Section 4.2 of the 1994 Stock Plan shall be effective to apply to nonstatutory stock options granted as of April 29, 1994; and be it

FURTHER RESOLVED that each Nonemployee Director Nonstatutory Stock Option
     Agreement between the corporation and a nonemployee member of the Board of Directors dated April 29, 1994 is modified, subject to the approval of the shareowners of the corporation and subject to the consent of the director affected by such modification, to provide as follows:

          Retirement Status: If your service as a director of Pacific Telesis Group ("PTG") terminates after you have served as a director for three or more years, then your option will expire at the close of business at PTG headquarters on the date 60 months after the date your service terminates.

and be it

FURTHER RESOLVED that, at the Annual Meeting of the Shareowners of this corporation to be held on May 3, 1995, this amendment to the 1994 Stock Plan be submitted for approval by a vote of the shareowners through the recommendation to the shareowners of the following resolution:

          "RESOLVED  that  the  amendment  by  the  Board  of  Directors  of
          Section 4.2 of the Pacific Telesis Group 1994 Stock Incentive Plan effective April 29, 1994, and the conforming modification of the Nonemployee Director Nonstatutory Stock Option Agreement for each nonemployee director granted options on April 29, 1994 pursuant to
          Section 4.2, is hereby approved, ratified and confirmed.

and be it

FURTHER RESOLVED that the officers of this corporation, and any one of them, are authorized in the name of and on behalf of this corporation, to do or cause to be done any and all other acts and things, and to execute and deliver any and all other documents, that they deem necessary or appropriate to carry out the purposes of the preceding resolutions.










Board of Directors
Pacific Telesis Group
January 27, 1995

                            PACIFIC TELESIS GROUP

                          1994 STOCK INCENTIVE PLAN

                              TABLE OF CONTENTS

                                                                        PAGE
                                                                        ----

ARTICLE 1.  INTRODUCTION................................................  1

ARTICLE 2.  ADMINISTRATION..............................................  1
        2.1 COMMITTEE COMPOSITION......................................   1
        2.2 COMMITTEE RESPONSIBILITIES.................................   1

ARTICLE 3.  SHARES AVAILABLE FOR GRANTS.................................. 1
        3.1 BASIC LIMITATION...........................................   1
        3.2 ADDITIONAL SHARES..........................................   2
        3.3 DIVIDEND EQUIVALENTS.......................................   2

ARTICLE 4.  ELIGIBILITY.................................................  2
        4.1  GENERAL RULES ............................................   2
        4.2  OUTSIDE DIRECTORS.........................................   2
        4.3  INCENTIVE STOCK OPTIONS...................................   4

ARTICLE 5.  OPTIONS.....................................................  4
        5.1  STOCK OPTION AGREEMENT....................................   4
        5.2  NUMBER OF SHARES..........................................   4
        5.3  EXERCISE PRICE............................................   4
        5.4  EXERCISABILITY AND TERM...................................   4
        5.5  EFFECT OF CHANGE IN CONTROL...............................   5
        5.6  MODIFICATION OR ASSUMPTION OF OPTIONS.....................   5

ARTICLE 6.  PAYMENT FOR OPTION SHARES...................................  5
        6.1  GENERAL RULE..............................................   5
        6.2  SURRENDER OF STOCK........................................   5
        6.3  EXERCISE/SALE.............................................   5
        6.4  EXERCISE/PLEDGE...........................................   5
        6.5  PROMISSORY NOTE...........................................   6
        6.6  OTHER FORMS OF PAYMENT....................................   6

ARTICLE 7.  STOCK APPRECIATION RIGHTS...................................  6
        7.1  SAR AGREEMENT.............................................   6
        7.2  NUMBER OF SHARES..........................................   6
        7.3  EXERCISE PRICE............................................   6
        7.4  EXERCISABILITY AND TERM...................................   6
        7.5  EFFECT OF CHANGE IN CONTROL...............................   6
        7.6  EXERCISE OF SARs..........................................   7
        7.7  MODIFICATION OR ASSUMPTION OF SARs........................   7

ARTICLE 8.  RESTRICTED SHARES AND STOCK UNITS...........................  7
        8.1  TIME, AMOUNT AND FORM OF AWARDS...........................   7
        8.2  PAYMENT FOR AWARDS........................................   7
        8.3  VESTING CONDITIONS........................................   7
        8.4  FORM AND TIME OF SETTLEMENT OF STOCK UNITS................   8
        8.5  DEATH OF RECIPIENT........................................   8
        8.6  CREDITORS' RIGHTS.........................................   8

ARTICLE 9.   VOTING AND DIVIDEND RIGHTS................................   8
        9.1  RESTRICTED SHARES.........................................   8
        9.2  STOCK UNITS...............................................   9

                              TABLE OF CONTENTS
                                                                        PAGE
                                                                        ----

ARTICLE 10.  PROTECTION AGAINST DILUTION..............................    9
        10.1  ADJUSTMENTS.............................................    9
        10.2  REORGANIZATIONS.........................................    9

ARTICLE 11.  AWARDS UNDER OTHER PLANS.................................    9

ARTICLE 12.  PAYMENT OF DIRECTOR'S FEES IN SECURITIES.................    10
        12.1  EFFECTIVE DATE..........................................    10
        12.2  ELECTIONS TO RECEIVE NSOs OR STOCK UNITS................    10
        12.3  NUMBER AND TERMS OF NSOs................................    10
        12.4  NUMBER AND TERMS OF STOCK UNITS.........................    10

ARTICLE 13.  LIMITATION ON RIGHTS.....................................    10
        13.1  RETENTION RIGHTS........................................    10
        13.2  SHAREHOLDERS' RIGHTS....................................    10
        13.3  REGULATORY REQUIREMENTS.................................    11

ARTICLE 14.  LIMITATION ON PAYMENTS...................................    11
        14.1  BASIC RULE..............................................    11
        14.2  REDUCTION OF PAYMENTS...................................    11
        14.3  OVERPAYMENTS AND UNDERPAYMENTS..........................    12
        14.4  RELATED CORPORATIONS....................................    12

ARTICLE 15.  WITHHOLDING TAXES........................................    12
        15.1  GENERAL.................................................    12
        15.2  SHARE WITHHOLDING.......................................    12

ARTICLE 16.  ASSIGNMENT OR TRANSFER OF AWARDS.........................    13
        16.1  GENERAL.................................................    13
        16.2  TRUSTS..................................................    13

ARTICLE 17.  FUTURE OF THE PLAN.......................................    13
        17.1  TERM OF THE PLAN........................................    13
        17.2  AMENDMENT OR TERMINATION................................    13

ARTICLE 18.  DEFINITIONS..............................................    13

ARTICLE 19.  EXECUTION................................................    17

                            PACIFIC TELESIS GROUP

                          1994 STOCK INCENTIVE PLAN


ARTICLE 1. INTRODUCTION. The purpose of the Plan is to promote the long-term success of the Company and the creation of shareowner value by
(a) encouraging Key  Employees to  focus on critical  long-range objectives,
(b) encouraging the attraction and retention of Key Employees with exceptional qualifications and (c) linking Key Employees directly to shareowner interests through increased stock ownership. The Plan seeks to achieve this purpose by providing for Awards in the form of Restricted Shares, Stock Units, Options (which may constitute incentive stock options or nonstatutory stock options) or stock appreciation rights.

The Plan shall be governed by, and construed in accordance with, the laws of the State of California (except their choice-of-law provisions).

ARTICLE 2.  ADMINISTRATION.

    2.1 COMMITTEE COMPOSITION. The Plan shall be administered by the Committee. The Committee shall consist of two or more disinterested directors of the Company, who shall be appointed by the Board. A member of the Board shall be deemed to be "disinterested" only if he or she satisfies such requirements as the Securities and Exchange Commission may establish for disinterested administrators acting under plans intended to qualify for exemption under Rule 16b-3 (or its successor) under the Exchange Act. An Outside Director shall not fail to be "disinterested" solely because he or she receives the NSO grants or the Restricted Share grants described in Section 4.2 or makes an election under Article 12. The Board may also appoint one or more separate committees of the Board, each composed of one or more directors of the Company who need not be disinterested, who may administer the Plan with respect to Key Employees who are not officers or directors of the Company, may grant Awards under the Plan to such Key Employees and may determine all terms of such Awards.

    2.2 COMMITTEE RESPONSIBILITIES. The Committee shall (a) select the Key Employees who are to receive Awards under the Plan, (b) determine the type, number, vesting requirements and other features and conditions of such Awards, (c) interpret the Plan and (d) make all other decisions relating to the operation of the Plan. The Committee may adopt such rules or guidelines as it deems appropriate to implement the Plan. The Committee's determinations under the Plan shall be final and binding on all persons.

ARTICLE 3.  SHARES AVAILABLE FOR GRANTS.

    3.1 BASIC LIMITATION. Common Shares issued pursuant to the Plan shall be authorized but unissued shares or treasury shares. The aggregate number of Restricted Shares, Stock Units, Options and SARs awarded
    under  the Plan shall  not exceed  21,000,000.   The limitation  of this
    Section 3.1 shall be subject to adjustment pursuant to Article 10.

    3.2  ADDITIONAL SHARES.  If Stock  Units, Options or SARs  are forfeited or if Options or SARs terminate for any other reason before being exercised, then such Stock Units, Options or SARs shall again become available for Awards under the Plan. If SARs are exercised, then only the number of Common Shares (if any) actually issued in settlement of such SARs shall reduce the number available under Section 3.1 and the balance shall again become available for Awards under the Plan. If Restricted Shares are forfeited before any dividends have been paid with respect to such Restricted Shares, then such Restricted Shares shall again become available for Awards under the Plan.

    3.3 DIVIDEND EQUIVALENTS. Any dividend equivalents distributed under the Plan shall not be applied against the number of Restricted Shares, Stock Units, Options or SARs available for Awards, whether or not such dividend equivalents are converted into Stock Units.

ARTICLE 4.  ELIGIBILITY.

    4.1 GENERAL RULES. Only Key Employees (including, without limitation, independent contractors who are not members of the Board) shall be eligible for designation as Participants by the Committee. Key Employees who are Outside Directors shall only be eligible for the grant of the NSOs and Restricted Shares described in Section 4.2 and for making an election described in Article 12.

    4.2  OUTSIDE   DIRECTORS.      Any   other   provision   of   the   Plan
    notwithstanding, the participation of Outside Directors in the Plan shall be subject to the following restrictions:

    (a) Outside Directors shall receive no Awards except as described in this Section 4.2 and in Article 12.

    (b)  Upon  the  conclusion  of  each  regular  annual  meeting  of   the
         Company's shareowners, each Outside Director who will continue serving as a member of the Board thereafter shall receive an NSO covering 2,000 Common Shares if such meeting occurs after the Distribution Date or 1,000 Common Shares if such meeting occurs before the Distribution Date (subject to adjustment under Article
         10). Such NSO shall become exercisable in full on the first anniversary of the date of grant.

    (c) All NSOs granted to an Outside Director under this Section 4.2 shall also become exercisable in full in the event of (i) the termination of such Outside Director's service because of death or total and permanent disability or (ii) a Change in Control with respect to the Company.

    (d) The Exercise Price under all NSOs granted to an Outside Director under this Section 4.2 shall be equal to 100% of the Fair Market Value of a Common Share on the date of grant, payable in one of the forms described in Sections 6.1, 6.2, 6.3 and 6.4.

    (e) All NSOs granted to an Outside Director under this Section 4.2 shall terminate on the earliest of (i) the 10th anniversary of the date of grant, (ii) the date three months after the termination of such Outside Director's service for any reason other than death, total and permanent disability or Retirement, (iii) the date 12 months after the termination of such Outside Director's service because of death or (iv) the date 36 months after the termination of such Outside Director's service because of total and permanent disability or Retirement.

    (f) Upon the conclusion of the annual meeting of the shareowners of the Company to be held in 1994, each Outside Director who was appointed or first elected to the Board on or after February 1, 1991, but before January 1, 1994, shall receive a grant of 400 Restricted Shares if such meeting occurs after the Distribution Date or 250 Restricted Shares if such meeting occurs before the Distribution Date (subject to adjustment under Article 10). Restricted Shares granted in accordance with this Subsection (f) shall be 100% vested on the date of grant.

    (g) Upon the later to occur of the conclusion of the annual meeting of the shareowners of the Company to be held in 1994 or his or her appointment or first election to the Board, each Outside Director who was appointed or first elected to the Board on or after January 1, 1994, shall receive a grant of 400 Restricted Shares if such event occurs after the Distribution Date or 250 Restricted Shares if such event occurs before the Distribution Date (subject to adjustment under Article 10). Restricted Shares granted in accordance with this Subsection (g) shall be 100% vested on the date of grant.

    (h) Upon the conclusion of the first annual meeting of the Company's shareowners after the calendar year in which the grant to an Outside Director referred to in Subsection (g) above takes place, such Outside Director shall receive an additional grant of 400 Restricted Shares if such meeting occurs after the Distribution Date or 250 Restricted Shares if such meeting occurs before the Distribution Date (subject to adjustment under Article 10). Restricted Shares granted in accordance with this Subsection (h) shall be 100% vested on the date of grant.

    (i) Upon the conclusion of the second annual meeting of the Company's shareowners after the calendar year in which the grant to on Outside Director referred to in Subsection (g) above takes place, such Outside Director shall receive a final grant of 400 Restricted Shares if such meeting occurs after the Distribution Date or 250 Restricted Shares if such meeting occurs before the Distribution Date (subject to adjustment under Article 10). Restricted Shares granted in accordance with this Subsection (i) shall be 100% vested on the date of grant.

    4.3 INCENTIVE STOCK OPTIONS. Only Key Employees who are common-law employees of the Company, a Parent or a Subsidiary shall be eligible for the grant of ISOs. In addition, a Key Employee who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company or any of its Parents or Subsidiaries shall not be eligible for the grant of an ISO unless the requirements set forth in section 422(c)(6) of the Code are satisfied.

ARTICLE 5.  OPTIONS.

    5.1 STOCK OPTION AGREEMENT. Each grant of an Option under the Plan shall be evidenced by a Stock Option Agreement between the Optionee and the Company. Such Option shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The Stock Option Agreement shall specify whether the Option is an ISO or an NSO. The provisions of the various Stock Option Agreements entered into under the Plan need not be identical. Options may be granted in consideration of a cash payment or in consideration of a reduction in the Optionee's other compensation. A Stock Option Agreement may provide that new Options will be granted automatically to the Optionee when he or she exercises the prior Options.

    5.2 NUMBER OF SHARES. Each Stock Option Agreement shall specify the number of Common Shares subject to the Option and shall provide for the adjustment of such number in accordance with Article 10. Options granted to any Optionee in a single calendar year shall in no event cover more than 500,000 Common Shares, subject to adjustment in accordance with Article 10.

    5.3 EXERCISE PRICE. Each Stock Option Agreement shall specify the Exercise Price, provided that the Exercise Price under an ISO shall in no event be less than 100% of the Fair Market Value of a Common Share on the effective date of the grant (which may be later than the date when the Committee resolves to make such grant). In the case of an NSO, a Stock Option Agreement may specify an Exercise Price that varies in accordance with a predetermined formula while the NSO is outstanding.

    5.4 EXERCISABILITY AND TERM. Each Stock Option Agreement shall specify the date when all or any installment of the Option is to become exercisable. The Stock Option Agreement shall also specify the term of the Option; provided that the term of an ISO shall in no event exceed 10 years from the date of grant. A Stock Option Agreement may provide for accelerated exercisability in the event of the Optionee's death, disability or retirement or other events and may provide for expiration prior to the end of its term in the event of the termination of the Optionee's service. Options may be awarded in combination with SARs, and such an Award may provide that the Options will not be exercisable unless the related SARs are forfeited. NSOs may also be awarded in combination with Restricted Shares or Stock Units, and such an Award may provide that the NSOs will not be exercisable unless the related Restricted Shares or Stock Units are forfeited.

    5.5 EFFECT OF CHANGE IN CONTROL. The Committee may determine, at the time of granting an Option or thereafter, that such Option shall become fully exercisable as to all Common Shares subject to such Option in the event that a Change in Control occurs with respect to the Company. If the Committee finds that there is a reasonable possibility that, within the succeeding six months, a Change in Control will occur with respect to the Company, then the Committee at its sole discretion may determine that any or all outstanding Options shall become fully exercisable as to all Common Shares subject to such Options.

    5.6 MODIFICATION OR ASSUMPTION OF OPTIONS. Within the limitations of the Plan, the Committee may modify, extend or assume outstanding options or may accept the cancellation of outstanding options (whether granted by the Company or by another issuer) in return for the grant of new options for the same or a different number of shares and at the same or a different exercise price. The foregoing notwithstanding, no modification of an Option shall, without the consent of the Optionee, alter or impair his or her rights or obligations under such Option.

ARTICLE 6.  PAYMENT FOR OPTION SHARE.

    6.1 GENERAL RULES. The entire Exercise Price of Common Shares issued upon exercise of Options shall be payable in cash at the time when such Common Shares are purchased, except as follows:

         In the case of an ISO granted under the Plan, payment shall be made only pursuant to the express provisions of the applicable Stock Option Agreement. The Stock Option Agreement may specify that payment may be made in any form(s) described in this Article 6.

         In the case of an NSO, the Committee may at any time accept payment in any form(s) described in this Article 6.

    6.2 SURRENDER OF STOCK. To the extent that this Section 6.2 is applicable, payment for all or any part of the Exercise Price may be made with Common Shares which have already been owned by the Optionee for more than six months. Such Common Shares shall be valued at their Fair Market Value on the date when the new Common Shares are purchased under the Plan.

    6.3 EXERCISE/SALE. To the extent that this Section 6.3 is applicable, payment may be made by the delivery (on a form prescribed by the Company) of an irrevocable direction to a securities broker approved by the Company to sell Common Shares and to deliver all or part of the sales proceeds to the Company in payment of all or part of the Exercise Price and any withholding taxes.

    6.4 EXERCISE/PLEDGE. To the extent that this Section 6.4 is applicable, payment may be made by the delivery (on a form prescribed by the Company) of an irrevocable direction to pledge Common Shares to a securities broker or lender approved by the Company, as security for a loan, and to deliver all or part of the loan proceeds to the Company in payment of all or part of the Exercise Price and any withholding taxes.

    6.5    PROMISSORY  NOTE.    To  the  extent  that  this  Section 6.5  is
    applicable, payment for all or any part of the Exercise Price may be made with a full-recourse promissory note.

    6.6   OTHER FORMS OF PAYMENT.   To the  extent that this Section 6.6  is
    applicable, payment may be made in any other form that is consistent with applicable laws, regulations and rules.

ARTICLE 7.  STOCK APPRECIATION RIGHTS.

    7.1 SAR AGREEMENT. Each grant of an SAR under the Plan shall be evidenced by an SAR Agreement between the Optionee and the Company. Such SAR shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various SAR Agreements entered into under the Plan need not be identical. SARs may be granted in consideration of a reduction in the Optionee's other compensation.

    7.2 NUMBER OF SHARES. Each SAR Agreement shall specify the number of Common Shares to which the SAR pertains and shall provide for the adjustment of such number in accordance with Article 10. SARs granted to any Optionee in a single calendar year shall in no event pertain to more than 500,000 Common Shares, subject to adjustment in accordance with Article 10.

    7.3   EXERCISE PRICE.   Each SAR  Agreement shall  specify the  Exercise
    Price. An SAR Agreement may specify an Exercise Price that varies in accordance with a predetermined formula while the SAR is outstanding.

    7.4 EXERCISABILITY AND TERM. Each SAR Agreement shall specify the date when all or any installment of the SAR is to become exercisable. The SAR Agreement shall also specify the term of the SAR. An SAR Agreement may provide for accelerated exercisability in the event of the Optionee's death, disability or retirement or other events and may provide for expiration prior to the end of its term in the event of the termination of the Optionee's service. SARs may also be awarded in combination with Options, Restricted Shares or Stock Units, and such an Award may provide that the SARs will not be exercisable unless the related Options, Restricted Shares or Stock Units are forfeited. An SAR may be included in an ISO only at the time of grant but may be included in an NSO at the time of grant or at any subsequent time, but not later than six months before the expiration of such NSO. An SAR granted under the Plan may provide that it will be exercisable only in the event of a Change in Control.

    7.5 EFFECT OF CHANGE IN CONTROL. The Committee may determine, at the time of granting an SAR or thereafter, that such SAR shall become fully exercisable as to all Common Shares subject to such SAR in the event that a Change in Control occurs with respect to the Company. If the Committee finds that there is a reasonable possibility that, within the succeeding six months, a Change in Control will occur with respect to the Company, then the Committee at its sole discretion may determine that any or all outstanding SARs shall become fully exercisable as to all Common Shares subject to such SARs.

    7.6 EXERCISE OF SARs. The exercise of an SAR shall be subject to the restrictions imposed by Rule 16b-3 (or its successor) under the Exchange Act, if applicable. If, on the date when an SAR expires, the Exercise Price under such SAR is less than the Fair Market Value on such date but any portion of such SAR has not been exercised or surrendered, then such SAR shall automatically be deemed to be exercised as of such date with respect to such portion. Upon exercise of an SAR, the Optionee (or any person having the right to exercise the SAR after his or her death) shall receive from the Company (a) Common Shares, (b) cash or (c) a combination of Common Shares and cash, as the Committee shall determine. The amount of cash and/or the Fair Market Value of Common Shares received upon exercise of SARs shall, in the aggregate, be equal to the amount by which the Fair Market Value (on the date of surrender) of the Common Shares subject to the SARs exceeds the Exercise Price.

    7.7 MODIFICATION OR ASSUMPTION OF SARs. Within the limitations of the Plan, the Committee may modify, extend or assume outstanding SARs or may accept the cancellation of outstanding SARs (whether granted by the Company or by another issuer) in return for the grant of new SARs for the same or a different number of shares and at the same or a different exercise price. The foregoing notwithstanding, no modification of an SAR shall, without the consent of the Optionee, alter or impair his or her rights or obligations under such SAR.

ARTICLE 8.  RESTRICTED SHARES AND STOCK UNITS.

    8.1 TIME, AMOUNT AND FORM OF AWARDS. Awards under the Plan may be granted in the form of Restricted Shares, in the form of Stock Units, or in any combination of both. Restricted Shares or Stock Units may also be awarded in combination with NSOs or SARs, and such an Award may provide that the Restricted Shares or Stock Units will be forfeited in the event that the related NSOs or SARs are exercised.

    8.2   PAYMENT FOR  AWARDS.   No cash consideration  shall be required of
    the recipients of Awards under this Article 8.

    8.3 VESTING CONDITIONS Each Award of Restricted Shares or Stock Units shall become vested, in full or in installments, upon satisfaction of the conditions specified in the Stock Award Agreement. A Stock Award Agreement may provide for accelerated vesting in the event of the
    Participant's death, disability or retirement or other events. The Committee may determine, at the time of making an Award or thereafter, that such Award shall become fully vested in the event that a Change in Control occurs with respect to the Company.

    8.4 FORM AND TIME OF SETTLEMENT OF STOCK UNITS. Settlement of vested Stock Units may be made in the form of (a) cash, (b) Common Shares or
    (c) any combination of both. The actual number of Stock Units eligible for settlement may be larger or smaller than the number included in the original Award, based on predetermined performance factors. Methods of converting Stock Units into cash may include (without limitation) a method based on the average Fair Market Value of Common Shares over a series of trading days. Vested Stock Units may be settled in a lump sum or in installments. The distribution may occur or commence when all vesting conditions applicable to the Stock Units have been satisfied or have lapsed, or it may be deferred to any later date. The amount of a deferred distribution may be increased by an interest factor or by dividend equivalents. Until an Award of Stock Units is settled, the number of such Stock Units shall be subject to adjustment pursuant to Article 10.

    8.5 DEATH OF RECIPIENT. Any Stock Units Award that becomes payable after the recipient's death shall be distributed to the recipient's beneficiary or beneficiaries. Each recipient of a Stock Units Award under the Plan shall designate one or more beneficiaries for this purpose by filing the prescribed form with the Company. A beneficiary designation may be changed by filing the prescribed form with the Company at any time before the Award recipient's death. If no beneficiary was designated or if no designated beneficiary survives the Award recipient, then any Stock Units Award that becomes payable after the recipient's death shall be distributed to the recipient's estate.

    8.6 CREDITORS' RIGHTS. A holder of Stock Units shall have no rights other than those of a general creditor of the Company. Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Stock Award Agreement.

ARTICLE 9.  VOTING AND DIVIDEND RIGHTS.

    9.1 RESTRICTED SHARES. The holders of Restricted Shares awarded under the Plan shall have the same voting, dividend and other rights as the Company's other shareowners. A Stock Award Agreement, however, may require that the holders of Restricted Shares invest any cash dividends received in additional Restricted Shares. Such additional Restricted Shares shall be subject to the same conditions and restrictions as the Award with respect to which the dividends were paid. Such additional Restricted Shares shall not reduce the number of Common Shares available under Article 3.

    9.2 STOCK UNITS. The holders of Stock Units shall have no voting rights. Prior to settlement or forfeiture, any Stock Unit awarded under the Plan may, at the Committee's discretion, carry with it a right to dividend equivalents. Such right entitles the holder to be credited with an amount equal to all cash dividends paid on one Common Share while the Stock Unit is outstanding. Dividend equivalents may be converted into additional Stock Units. Settlement of dividend equivalents may be made in the form of cash, in the form of Common Shares, or in a combination of both. Prior to distribution, any dividend equivalents which are not paid shall be subject to the same conditions and restrictions as the Stock Units to which they attach.

SECTION 10.  PROTECTION AGAINST DILUTION.

    10.1 ADJUSTMENTS. In the event of a subdivision of the outstanding Common Shares, a declaration of a dividend payable in Common Shares, a declaration of a dividend payable in a form other than Common Shares in an amount that has a material effect on the price of Common Shares, a combination or consolidation of the outstanding Common Shares (by reclassification or otherwise) into a lesser number of Common Shares, a recapitalization, a spinoff or a similar occurrence, the Committee shall make such adjustments as it, in its sole discretion, deems appropriate in one or more of (a) the number of Options, SARs, Restricted Shares and Stock Units available for future Awards under
    Article 3, (b) the limitations set forth in Sections 5.2 and 7.2, (c) the number of NSOs and Restricted Shares to be granted to Outside Directors under Section 4.2, (d) the number of Stock Units included in any prior Award which has not yet been settled, (e) the number of Common Shares covered by each outstanding Option and SAR, or (f) the Exercise Price under each outstanding Option and SAR. Except as provided in this Article 10, a Participant shall have no rights by reason of any issue by the Company of stock of any class or securities convertible into stock of any class, any subdivision or consolidation of shares of stock of any class, the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class.

    10.2 REORGANIZATIONS. In the event that the Company is a party to a merger or other reorganization, outstanding Options, SARs, Restricted Shares and Stock Units shall be subject to the agreement of merger or reorganization. Such agreement may provide, without limitation, for the assumption of outstanding Awards by the surviving corporation or its parent, for their continuation by the Company (if the Company is a surviving corporation), for accelerated vesting and accelerated expiration, or for settlement in cash.

ARTICLE 11.  AWARDS UNDER OTHER PLANS.

    The Company may grant awards under other plans or programs. Such awards may be settled in the form of Common Shares issued under this Plan. Such Common Shares shall be treated for all purposes under the Plan like Common Shares issued in settlement of Stock Units and shall, when issued, reduce the number of Common Shares available under Article 3.

ARTICLE 12.  PAYMENT OF DIRECTOR'S FEES IN SECURITIES.

    12.1    EFFECTIVE  DATE.   No  provision  of  this  Article 12 shall  be
    effective unless and until the Board has determined to implement such provision.

    12.2 ELECTIONS TO RECEIVE NSOs OR STOCK UNITS. An Outside Director may elect to receive his or her annual retainer payments and meeting fees from the Company in the form of cash, NSOs, Stock Units, or a combination thereof. Such NSOs and Stock Units shall be issued under the Plan. An election under this Article 12 shall be filed with the Company on the prescribed form. The election shall apply only to annual retainers and meeting fees payable at least six months after such form has been received by the Company. The election may be amended or canceled by filing a new form with the Company, but the new form shall apply only to annual retainers payable and meeting fees at least six months after it has been received by the Company.

    12.3 NUMBER AND TERMS OF NSOs. The number of NSOs to be granted to Outside Directors in lieu of annual retainers and meeting fees that would otherwise be paid in cash shall be calculated in a manner determined by the Board. The terms of such NSOs shall also be determined by the Board.

    12.4 NUMBER AND TERMS OF STOCK UNITS. The number of Stock Units to be granted to outside Directors shall be calculated by dividing the amount of the annual retainer or meeting fee that would otherwise be paid in cash by the arithmetic mean of the Fair Market Values of a Common Share on the 10 consecutive trading days ending with the date when such retainer or meeting fee is payable. The terms of such Stock Units shall be determined by the Board.

ARTICLE 13.  LIMITATION ON RIGHTS

    13.1 RETENTION RIGHTS. Neither the Plan nor any Award granted under the Plan shall be deemed to give any individual a right to remain an employee, consultant or director of the Company, a Parent, a Subsidiary or an Affiliate. The Company and its Parents and Subsidiaries reserve the right to terminate the service of any employee, consultant or director at any time, with or without cause, subject to applicable laws, the Company's certificate of incorporation and by-laws and a written employment agreement (if any).

    13.2 SHAREHOLDERS' RIGHTS. A Participant shall have no dividend rights, voting rights or other rights as a shareholder with respect to any Common Shares covered by his or her Award prior to the issuance of a stock certificate for such Common Shares. No adjustment shall be made for cash dividends or other rights for which the record date is prior to the date when such certificate is issued, except as expressly provided in Articles 8, 9 and 10.

    13.3 REGULATORY REQUIREMENTS. Any other provision of the Plan notwithstanding, the obligation of the Company to issue Common Shares under the Plan shall be subject to all applicable laws, rules and regulations and such approval by any regulatory body as may be required. The Company reserves the right to restrict, in whole or in part, the delivery of Common Shares pursuant to any Award prior to the satisfaction of all legal requirements relating to the issuance of such Common Shares, to their registration, qualification or listing or to an exemption from registration, qualification or listing.

ARTICLE 14.  LIMITATION ON PAYMENTS.

    14.1 BASIC RULE. Any provision of the Plan to the contrary notwithstanding, in the event that the independent auditors most recently selected by the Board (the "Auditors") determine that any payment or transfer by the Company to or for the benefit of a Participant, whether paid or payable (or transferred or transferable) pursuant to the terms of this Plan or otherwise (a "Payment"), would be nondeductible by the Company for federal income tax purposes because of the provisions concerning "excess parachute payments" in section 280G of the Code, then the aggregate present value of all Payments shall be reduced (but not below zero) to the Reduced Amount; provided that the Committee, at the time of making an Award under this Plan or at any time thereafter, may specify in writing that such Award shall not be so reduced and shall not be subject to this Article 14. For purposes of this Article 14, the "Reduced Amount" shall be the amount, expressed as a present value, which maximizes the aggregate present value of the Payments without causing any Payment to be nondeductible by the Company because of section 280G of the Code.

    14.2 REDUCTION OF PAYMENTS. If the Auditors determine that any Payment would be nondeductible by the Company because of section 280G of the Code, then the Company shall promptly give the Participant notice to that effect and a copy of the detailed calculation thereof and of the Reduced Amount, and the Participant may then elect, in his or her sole discretion, which and how much of the Payments shall be eliminated or reduced (as long as after such election the aggregate present value of the Payments equals the Reduced Amount) and shall advise the Company in writing of his or her election within 10 days of receipt of notice. If no such election is made by the Participant within such 10-day period, then the Company may elect which and how much of the Payments shall be eliminated or reduced (as long as after such election the aggregate present value of the Payments equals the Reduced Amount) and shall notify the Participant promptly of such election. For purposes of this Article 14, present value shall be determined in accordance with section 280G(d)(4) of the Code. All determinations made by the Auditors under this Article 14 shall be binding upon the Company and the Participant and shall be made within 60 days of the date when a payment becomes payable or transferable. As promptly as practicable following such determination and the elections hereunder, the Company shall pay or transfer to or for the benefit of the Participant such amounts as are then due to him or her under the Plan and shall promptly pay or transfer to or for the benefit of the Participant in the future such amounts as become due to him or her under the Plan.


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

    14.3 OVERPAYMENTS AND UNDERPAYMENTS. As a result of uncertainty in the application of section 280G of the Code at the time of an initial determination by the Auditors hereunder, it is possible that Payments will have been made by the Company which should not have been made (an "Overpayment") or that additional Payments which will not have been made by the Company could have been made (an "Underpayment"), consistent in each case with the calculation of the Reduced Amount hereunder. In the event that the Auditors, based upon the assertion of a deficiency by the Internal Revenue Service against the Company or the Participant which the Auditors believe has a high probability of success, determine that an Overpayment has been made, such Overpayment shall be treated for all purposes as a loan to the Participant which he or she shall repay to the Company, together with interest at the applicable federal rate provided in section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by the Participant to the Company if and to the extent that such payment would not reduce the amount which is subject to taxation under section 4999 of the Code. In the event that the Auditors determine that an Underpayment has occurred, such Underpayment shall promptly be paid or transferred by the Company to or for the benefit of the Participant, together with interest at the applicable federal rate provided in section 7872(f)(2) of the Code.

    14.4 RELATED CORPORATIONS. For purposes of this Article 14, the term "Company" shall include affiliated corporations to the extent determined by the Auditors in accordance with section 280G(d)(5) of the Code.

ARTICLE 15.  WITHHOLDING TAXES.

    15.1 GENERAL. To the extent required by applicable federal, state, local or foreign law, a Participant or his or her successor shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise in connection with the Plan. The Company shall not be required to issue any Common Shares or make any cash payment under the Plan until such obligations are satisfied.

    15.2 SHARE WITHHOLDING. The Committee may permit a Participant to satisfy all or part of his or her withholding or income tax obligations by having the Company withhold all or a portion of any Common Shares that otherwise would be issued to him or her or by surrendering all or a portion of any Common Shares that he or she previously acquired. Such Common Shares shall be valued at their Fair Market Value on the date when taxes otherwise would be withheld in cash. Any payment of taxes by assigning Common Shares to the Company may be subject to restrictions, including any restrictions required by rules of the Securities and Exchange Commission.

ARTICLE 16.  ASSIGNMENT OR TRANSFER OF AWARDS.

    16.1 GENERAL. Except as provided in Article 15, an Award granted under the Plan shall not be anticipated, assigned, attached, garnished, optioned, transferred or made subject to any creditor's process, whether voluntarily, involuntarily or by operation of law. An Option or SAR may be exercised during the lifetime of the Optionee only by him or her or by his or her guardian or legal representative. Any act in violation of this Article 16 shall be void. However, this Article 16 shall not preclude a Participant from designating a beneficiary who will receive any outstanding Awards in the event of the Participant's death, nor shall it preclude a transfer of Awards by will or by the laws of descent and distribution.

    16.2 TRUSTS. Neither this Article 16 nor any other provision of the Plan shall preclude a Participant from transferring or assigning Restricted Shares to (a) the trustee of a trust that is revocable by such Participant alone, both at the time of the transfer or assignment and at all times thereafter prior to such Participant's death, or
    (b)the trustee of  any other trust to the  extent approved in advance by the Committee in writing. A transfer or assignment of Restricted Shares from such trustee to any person other than such Participant shall be permitted only to the extent approved in advance by the Committee in writing, and Restricted Shares held by such trustee shall be subject to all of the conditions and restrictions set forth in the Plan and in the applicable Stock Award Agreement, as if such trustee were a party to such Agreement.

ARTICLE 17.  FUTURE OF THE PLAN.

    17.1 TERM OF THE PLAN. The Plan, as set forth herein, shall become effective on January 1, 1994; provided that all awards under the Plan shall be contingent on shareholder approval of the Plan on or before December 31, 1994 and absent such approval the Plan and all awards granted thereunder shall be null and void. The Plan shall remain in effect until it is terminated under Section 17.2, except that no ISOs shall be granted after December 31, 2003.

    17.2 AMENDMENT OR TERMINATION. The Board may, at any time and for any reason, amend or terminate the Plan, except that the provisions of
    Section 4.2 relating to the amount, price and timing of Option grants to Outside Directors shall not be amended more than once in any six-month period after the Plan becomes effective. An amendment of the Plan shall be subject to the approval of the Company's shareholders only to the extent required by applicable laws, regulations or rules. No Awards shall be granted under the Plan after the termination thereof. The termination of the Plan, or any amendment thereof, shall not affect any Award previously granted under the Plan.

ARTICLE 18.  DEFINITIONS.

    "Affiliate" means any entity other than a Subsidiary, if the Company and/or one or more Subsidiaries own not less than 50% of such entity.

    "Award" means any award of an Option, an SAR, a Restricted Share or a Stock Unit under the Plan.

    "Board" means the Company's Board of Directors, as constituted from time to time.

    "Change in Control" means the occurrence of any of the following events:

         Any "person" (as defined below) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the total voting power represented by the Company's then outstanding voting securities; or

         A change in the composition of the Board occurs, as a result of which fewer than two-thirds of the incumbent directors are directors who either (i) had been directors of the Company on the "look-back date" (as defined below) or (ii) were elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the directors who had been directors of the Company on the "look-back date" and who were still in office at the time of the election or nomination; or

         The shareowners of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 80% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

         The shareowners of the Company approve (i) a plan of complete liquidation of the Company or (ii) an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

         For purposes of Subsection (a) above, the term "person" shall have the same meaning as when used in sections 13(d) and 14(d) of the Exchange Act, but shall exclude (i) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or of a Parent or Subsidiary, and (ii) a corporation owned directly or indirectly by the shareowners of the Company in substantially the same proportions as their ownership of the common stock of the Company.

         For purposes of Subsection (b) above, the term "look-back date" shall mean the date 24 months prior to the change in the composition of the Board.






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

         Any other provision of this Section 18.4 notwithstanding, the term "Change in Control" shall not include either of the following events, if undertaken at the election of the Company:

                  (i) A transaction, the sole purpose of which is to change the state of the Company's incorporation; or

                  (ii) A transaction, the result of which is to sell all or substantially all of the assets of the Company to another corporation (the "surviving corporation"); provided that the surviving corporation is owned directly or indirectly by the shareowners of the Company immediately following such transaction in substantially the same proportions as their ownership of the Company's common stock immediately preceding such transaction; and provided, further, that the surviving corporation expressly assumes this Plan and all outstanding Awards.

    "Code" means the Internal Revenue Code of 1986, as amended.

    "Committee" means a committee of the Board, as described in Article 2.

    "Common Share" means one share of the common stock of the Company.

    "Company" means Pacific Telesis Group, a Nevada  corporation.

    "Distribution Date" means the record date for the distribution of the common stock of PacTel Corporation to the Company's shareowners.

    "Exchange Act" means the Securities Exchange Act of 1934, as amended.

    "Exercise Price" in the case of an Option, means the amount for which one Common Share may be purchased upon exercise of such Option, as specified in the applicable Stock Option Agreement.

    "Exercise Price," in the case of an SAR, means an amount, as specified in the applicable SAR Agreement, which is subtracted from the Fair Market Value of one Common Share in determining the amount payable upon exercise of such SAR.

    "Fair Market Value" means the market price of Common Shares, determined by the Committee as follows:

    If the Common Shares were traded over-the-counter on the date in question but were not classified as a national market issue, then the Fair Market Value shall be equal to the mean between the last reported representative bid and asked prices quoted by the NASDAQ system for such date;

    If the Common Shares were traded over-the-counter on the date in question and were classified as a national market issue, then the Fair Market Value shall be equal to the last-transaction price quoted by the NASDAQ system for such date;

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

    If the Common Shares were traded on a stock exchange on the date in question, then the Fair Market Value shall be equal to the closing price reported by the applicable composite transactions report for such date; and

    If none of the foregoing provisions is applicable, then the Fair Market Value shall be determined by the Committee in good faith on such basis as it deems appropriate.

    Whenever possible, the determination of Fair Market Value by the Committee shall be based on the prices reported in the Western Edition of The Wall Street Journal. Such determination shall be conclusive and binding on all persons.

    "ISO" means an incentive stock option described in section 422(b) of the Code.

    "Key Employee" means (a) a common-law employee of the Company, a Parent, a Subsidiary or an Affiliate, (b) an Outside Director and (c) a consultant or adviser who provides services to the Company, a Parent, a Subsidiary or an Affiliate as an independent contractor. Service as an Outside Director or as an independent contractor shall be considered employment for all purposes of the Plan, except as provided in Sections
    4.2 and 4.3.

    "NSO" means an employee stock option not described in sections 422 or 423 of the Code.

    "Option" means an ISO or NSO granted under the Plan and entitling the holder to purchase one Common Share.

    "Optionee" means an individual or estate who holds an Option or SAR.

    "Outside Director" shall mean a member of the Board who is not a common-law employee of the Company, a Parent, a Subsidiary or an Affiliate.

    "Parent" means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be considered a Parent commencing as of such date.

    "Participant" means an individual or estate who holds an Award.

    "Plan" means this Pacific Telesis Group Stock Incentive Plan, as it may be amended from time to time.

    "Restricted Share" means a Common Share awarded under the Plan.

    "Retirement" means that an Outside Director's service terminates after he or she has served for three or more years as a member of the Board.

    "SAR" means a stock appreciation right granted under the Plan.

    "SAR Agreement" means the agreement between the Company and an Optionee which contains the terms, conditions and restrictions pertaining to his or her SAR.

    "Stock Award Agreement" means the agreement between the Company and the recipient of a Restricted Share or Stock Unit which contains the terms, conditions and restrictions pertaining to such Restricted Share or Stock Unit.

    "Stock Option Agreement" means  the agreement between the Company and an
    Optionee  which   contains  the   terms,  conditions  and   restrictions
    pertaining to his or her Option.

    "Stock Unit" means a bookkeeping entry representing the equivalent of one Common Share, as awarded under the Plan.

    "Subsidiary" means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.


ARTICLE 19.  EXECUTION.

    To record the adoption of the Plan by the Board effective January 1, 1994, the Company has caused its duly authorized officer to affix the corporate name and seal hereto.



                      PACIFIC TELESIS GROUP




                      By _____________________________












                                     17